                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]Preliminary Proxy Statement           [_]Confidential, For Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       COMMERCIAL NET LEASE REALTY, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: Common Stock, $.01 par value, of Commercial Net Lease Realty, Inc. (the "Common Stock").

  (2) Aggregate number of securities to which transaction applies: up to 2,200,000 shares of Common Stock.

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to Rules 14a-6(i)(1) and 0-11(a)(4) and (c)(1) under the Exchange Act, a fee of $21.65 has been paid herewith, which is equal to 1/50th of 1% of the book value of all of the outstanding shares of CNL Realty Advisors, Inc. as of May 31, 1997.

  (4) Proposed maximum aggregate value of transaction: $108,241.00

  (5) Total fee paid: $21.65

[X]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement no.:

  (3) Filing Party:

  (4) Date Filed:

                       COMMERCIAL NET LEASE REALTY, INC.
                       400 East South Street, Suite 500
                            Orlando, Florida 32801
                               Tel: 407-422-1574

                               November 13, 1997

To Our Stockholders:

  You are cordially invited to attend the annual meeting of stockholders of Commercial Net Lease Realty, Inc. (the "Company") to be held on December 18, 1997 at 10:00 a.m. at 450 E. South Street, Orlando, Florida. The directors and officers of the Company look forward to greeting you personally. Enclosed for your review are the proxy, proxy statement and notice of meeting for the annual meeting of stockholders.

  The Company has seen significant growth over the past four years. During this period, including the offerings completed in September 1997, the Company has raised a total of $351 million of equity through the sale of 25,213,180 shares of the Company's common stock (the "Common Stock"). The net proceeds of these offerings have been invested in additional net leased properties and have provided a significant equity base for the Company to build upon. As of September 30, 1997, the Company owned 234 properties representing an initial investment of approximately $525 million compared with 41 properties and a $24 million investment four years ago. More importantly, we believe the property portfolio has grown in quality as we have provided increased diversification by geography, tenant, and retail line of trade.

  This growth, we believe, requires corresponding corporate changes and, primarily for this reason, this year's proxy requests your vote, in addition to the vote for election of directors, on two proposals. The three proposals contained in this year's proxy are described below.

  First, the proxy requests your vote on the election of six directors.

  Second, the Board of Directors seeks your approval of a proposal to approve the merger (the "Merger") of CNL Realty Advisors, Inc. (the "Advisor") with and into Net Lease Realty II, Inc., a wholly owned subsidiary of the Company. Under the direction of the Board of Directors, the Advisor has responsibility for the day-to-day operations of the Company, including raising capital, investment analysis, acquisitions, development, due diligence, asset management and accounting services. As consideration for the Merger, all of the outstanding shares of capital stock of the Advisor will be exchanged for shares of common stock of the Company.

  If the Merger is approved, the Company will become a fully integrated, self-administered and self-managed real estate investment trust. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

  Finally, in order to permit the Company to raise additional equity capital, acquire additional properties and effect stock dividends or stock splits, the Board of Directors proposes to amend the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), to increase the number of authorized common shares of the Common Stock from fifty million (50,000,000) shares to ninety million (90,000,000) shares. THE AMENDMENT IS MORE COMPLETELY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

  Since the third proposal in this proxy statement regarding the amendment of the Articles of Incorporation requires a two-thirds majority, it is very important that you vote your shares. By doing so, the Company can avoid the cost of having to solicit stockholders for their votes.

  The proposals included in this proxy statement reflect changes consistent with the Company's past growth and its anticipated future growth and success in the coming years. Therefore, the Board of Directors of the Company recommends that you vote to approve each of the proposals presented in this proxy statement.

Sincerely,
/s/ James M. Seneff, Jr.                /s/ Robert A. Bourne
James M. Seneff, Jr.                    Robert A. Bourne
Chairman of the Board and               Vice Chairman of the Board and
Chief Executive Officer                 Secretary/Treasurer

                       COMMERCIAL NET LEASE REALTY, INC.
                       400 East South Street, Suite 500
                            Orlando, Florida 32801

                               ----------------

                   Notice of Annual Meeting of Stockholders
                         To be Held December 18, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of COMMERCIAL NET LEASE REALTY, INC. will be held at 10:00 a.m. local time, on December 18, 1997, at 450 E. South Street, Orlando, Florida, for the following purposes:

  (1) To elect six directors.

  (2) To consider and vote upon a proposal to approve the merger of CNL Realty Advisors, Inc. (the "Advisor") with and into Net Lease Realty II, Inc. (the "Merger"), a wholly-owned subsidiary of Commercial Net Lease Realty, Inc. (the "Company") pursuant to an Agreement and Plan of Merger, dated as of May 15, 1997, among the Company, Net Lease Realty II, Inc. and the Advisor. Under the direction of the Board of Directors, the Advisor has responsibility for the day-to-day operations of the Company, including investment analysis, acquisitions, due diligence, asset management and accounting services. As consideration for the Merger, all of the outstanding shares of capital stock of the Advisor will be exchanged for shares of common stock of the Company, all as more fully described in the enclosed Proxy Statement.

  (3) To consider and vote upon a proposal to approve an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock from fifty million (50,000,000) shares to ninety million (90,000,000) shares, including a corresponding increase in the number of authorized shares of Excess Stock to ninety million (90,000,000) shares.

  (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

  STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON OCTOBER 9, 1997, WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF.

  Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting you may revoke your Proxy and vote your shares in person. It is important that your shares be voted.

                                          By Order of the Board of Directors
                                          /s/ Robert A. Bourne
                                          Robert A. Bourne
                                          Secretary

November 13, 1997
Orlando, Florida

                       COMMERCIAL NET LEASE REALTY, INC.
                       400 East South Street, Suite 500
                            Orlando, Florida 32801
                               Tel: 407-422-1574

                               ----------------
                                PROXY STATEMENT
                               ----------------

  This Proxy Statement is furnished by the Board of Directors of Commercial Net Lease Realty, Inc. (the "Company") in connection with the solicitation by management of proxies to be voted at the annual meeting of stockholders to be held on December 18, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on October 9, 1997 (the "Record Date"), will be entitled to vote.

  Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR (i) the election of directors, (ii) the adoption of the merger of CNL Realty Advisors, Inc. (the "Advisor") with and into the Company (the "Merger"), and (iii) the adoption of the amendment to the Company's articles of incorporation (the "Articles of Incorporation") to increase the number of the Company's authorized shares of Common Stock (as defined below on this page). Under Maryland law and the Articles of Incorporation, holders of Common Stock will not be entitled to rights of appraisal in connection with the Merger. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (2) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

  Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. The Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

  Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this Proxy Statement and the enclosed proxy first will be mailed to stockholders on or about November 13, 1997.

  As of the Record Date, 27,050,119 shares of the common stock of the Company (the "Common Stock") were outstanding. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the Record Date, executive officers and directors of the Company had the power to vote approximately 3.0% of the outstanding shares of Common Stock.

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
 PROPOSAL I:  ELECTION OF DIRECTORS..............................     1
              Nominees...........................................     1
              Compensation of Directors..........................     3
              Committees of the Board of Directors...............     3
              Executive Officers.................................     3
              EXECUTIVE COMPENSATION.............................     7
              Annual Compensation................................     7
              Stock Option Grants in Last Fiscal Year............     7
              Options Exercised and Fiscal Year-End Values.......     7
              COMPENSATION COMMITTEE REPORT......................     8
              PERFORMANCE GRAPH..................................     9

 PROPOSAL II: THE MERGER PROPOSAL................................    10
              The Company........................................    11
              The Advisor........................................    11
              The Development Company............................    13
              Reasons for Self-Administration; Background of the
               Merger Proposal...................................    13
              Deliberations of the Special Committee.............    14
              RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE
               BOARD OF DIRECTORS................................    17
              The Special Committee Recommendation...............    17
              The Board of Directors Recommendation..............    19
              Opinion of the Financial Advisor...................    19
              DESCRIPTION OF THE MERGER PROPOSAL.................    25
              General............................................    25
              Risks of the Merger Proposal to the Company and
               Stockholders of the Company.......................    26
              Benefit to the Principals Resulting from the Merger
               Proposal..........................................    27
              Common Stock Ownership After the Merger............    28
              Consequences of Failure to Approve the Merger......    29
              DESCRIPTION OF THE MERGER AGREEMENT................    29
              General............................................    29
              Closing............................................    29
              Conduct of Business Prior to Closing...............    29
              Conditions to Closing..............................    30
              Representations and Warranties.....................    30
              Expenses...........................................    30
              CERTAIN FINANCIAL AND OTHER INFORMATION REGARDING
               THE MERGER........................................    31
              Financial Information..............................    31
              Accounting Treatment...............................    31
              Federal Tax Matters................................    31
              Regulatory Matters.................................    34
              No Appraisal Rights................................    34
              Vote Required to Approve the Merger................    34

                                                                        PAGE
                                                                        ----
 PROPOSAL III: APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF
                INCORPORATION TO AUTHORIZE AN INCREASE IN THE
                AUTHORIZED SHARES OF COMMON STOCK AND A CORRESPONDING
                INCREASE IN THE AUTHORIZED SHARES OF EXCESS STOCK.....   34
               Characteristics of Common Stock........................   35
               Characteristics of Excess Stock........................   35
               Vote Required to Amend the Articles of Incorporation...   36

 SECURITY OWNERSHIP....................................................  37
               Section 16(a) Beneficial Ownership Reporting
                Compliance............................................   38

 CERTAIN TRANSACTIONS..................................................  39

 INDEPENDENT AUDITORS..................................................  40

 OTHER MATTERS.........................................................  40

 PROPOSALS FOR NEXT ANNUAL MEETING.....................................  40

 AVAILABLE INFORMATION.................................................  40

 DOCUMENTS INCORPORATED BY REFERENCE...................................  41

 INDEX TO FINANCIAL STATEMENTS......................................... F-1

 APPENDIX A:   Agreement and Plan of Merger...........................  A-1

 APPENDIX B:   Legg Mason Fairness Opinion............................  B-1

 APPENDIX C:   Text of Amendment to Articles of Incorporation.........  C-1

 APPENDIX D:   Financial Statements of CNL Realty Advisors, Inc. for
               the Years Ended June 30, 1997 and 1996.................  D-1

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

NOMINEES

  The persons named below have been nominated by the Board of Directors of the Company (the "Board of Directors") for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified. Mr. Lanier has been a director since April 1988 and Mr. Clark since 1991. Messrs. Bourne, Cox and Seneff became directors in June 1992. Mr. Hinkle became a director in June 1993. The table sets forth each nominee's name, age, principal occupation or employment during at least the last five years, and directorships in other public corporations.

  The Company's officers and directors have advised the Company that they intend to vote their shares of Common Stock for the election of each of the nominees. Proxies will be voted FOR the election of the nominees below unless authority is withheld. Stockholders may withhold authority to vote for any nominee, in lieu of voting for the entire slate of directors, by lining through or striking out the name of any nominee listed above the pertinent instruction in the proxy card.

NAME AND AGE                   BACKGROUND

Robert A. Bourne, 50 ........  Mr. Bourne has served as Vice Chairman of the
                               Board, Secretary and Treasurer of the Company and CNL Realty Advisors, Inc. (the "Advisor") since February 1996. Additionally, he has served as a director of the Company since June 1992 and a Director of the Advisor since its inception in 1991. Previously, he served as President of the Company from July 1992 until February 1996 and as President of the Advisor from 1991 until February 1996. The Advisor is responsible for the day-to-day operation of the Company and performs certain other administrative services for the Company. See "Certain Transactions." Mr. Bourne also serves as President of the CNL Group, Inc. ("CNL Group"). In addition, Mr. Bourne is President, a director and a registered principal of CNL Securities Corp., President and a director of CNL Investment Company, President of CNL Realty Corp. and President and a director of CNL Institutional Advisors, Inc., a registered investment advisor. All of such entities are affiliates of CNL Group, a privately held, diversified real estate company of which the Advisor is a wholly owned subsidiary. Since joining CNL Group in 1979, Mr. Bourne has been active in the acquisition, development and management of real estate projects throughout the United States. Mr. Bourne formerly was a Certified Public Accountant with Coopers & Lybrand.

Edward Clark, 78 ............  Mr. Clark served as President of the Company from 1984 until July 1992. He has been a consultant to Golden Corral Corporation and to its parent corporation, Investors Management Corporation, a privately held corporation, on tax and financial matters since 1982. From 1966 to 1980, Mr. Clark, a certified public accountant, was a partner in the public accounting firm of Peat Marwick Mitchell & Co.

Willoughby T. Cox, Jr., 70...  Mr. Cox currently is a private real estate investor. From 1960 to 1985, Mr. Cox was a
                               Mortgage Loan Correspondent for the State of
                               Florida for Connecticut Mutual Life Insurance Company. From 1978 through 1981, Mr. Cox also was employed as a Florida Agriculture Mortgage Loan Correspondent for Aetna Life and Casualty Insurance Company. He currently serves as the agricultural

NAME AND AGE                   BACKGROUND

                               Loan Correspondent for the State of Florida for Batterymach-AgriVest, the successor to the Agricultural Loan Department of Connecticut Mutual Life Insurance Company. Mr. Cox is a former director of Orange State Bank, Landmark Bank of Orlando and Atico Savings Bank and a former Vice Chairman of Pan American Bank of Orlando. Mr. Cox has been involved in real estate related activities in Florida since 1950, including real estate brokerage, management, mortgage lending, appraisal and construction and holds the Member, Appraisal Institute (MAI) and Counselor, Real Estate
                               (CRE) professional designations.

Clifford R. Hinkle, 49.......  Mr. Hinkle has served as a director of the
                               Company since 1993. Since 1991, Mr. Hinkle has been a director and executive officer of the Flagler companies, including Flagler Capital Corporation, which provides financial advisory and investment consulting services, where he has been the President since 1991, and Flagler Holdings, Inc., a merchant banking company, where he has been the Chairman and Chief Executive Officer since 1996. Additionally, Mr. Hinkle was a director of MHI Group, Inc., a New York Stock Exchange company, which owned and operated funeral homes and cemeteries from November 1993 until November 1995, and was the Chief Executive Officer of MHI Group, Inc. from April 1995 until November 1995 when it was acquired by a subsidiary of The Loewen Group. Since 1996, Mr. Hinkle has been a director of Integrated Orthopaedics, Inc., an American Stock Exchange company, which owns and operates orthopaedic physician management practices. From 1987 to 1991, Mr. Hinkle was the Executive Director and Chief Investment Officer of the State Board of Administration of Florida and managed over $40 billion in various trust funds.

Ted B. Lanier, 63 ...........  Mr. Lanier was the Chief Executive Officer of
                               the Triangle Bank and Trust Company, Raleigh, North Carolina ("Triangle"), from January 1988 until March 1991. Mr. Lanier also was the Chairman of Triangle from January 1989 until March 1991 and its President from January 1988 until January 1989. Since his retirement in 1991 as Chairman and Chief Executive Officer of Triangle, Mr. Lanier has managed his personal investments and managed investment accounts for various individuals and trusts.

James M. Seneff, Jr., 51 ....  Mr. Seneff has been Chief Executive Officer of the Company since July 1992 and Chairman of the Board of the Company since June 1992, as well as Chief Executive Officer and Chairman of the Board of the Advisor since its inception in 1991. Mr. Seneff has served as Chief Executive Officer, director, and a principal stockholder of CNL Group since its formation in 1973. From 1986 to 1994, Mr. Seneff served on the Florida Investment Advisory Council, which oversees the $40 billion Florida state retirement plan, and was Chairman of the Council from 1991 to 1992. Since 1971, Mr. Seneff has been active in the acquisition, development and management of real estate projects throughout the United States. Mr. Seneff is the brother-in-law of Kevin B. Habicht, Chief Financial Officer of the Company.

  In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote is required for the election of directors. Any director that does not receive an affirmative vote of a plurality of the shares of Common Stock will not be elected.

  A majority of the Company's directors are required to be independent, as that term is defined in the Company's Bylaws, as amended (the "Bylaws"). Messrs. Clark, Cox, Hinkle and Lanier are independent directors (the "Independent Directors"). Independent Directors are those persons who are not affiliated, directly or indirectly, with any person, corporation, association, company, trust, partnership (general or limited) or other organization to whom the Board of Directors has delegated management duties. In addition, an Independent Director cannot perform any services for the Company other than as a director.

COMPENSATION OF DIRECTORS

  During the year ended December 31, 1996, each director who was a director for the entire year was paid $12,000 for serving on the Board of Directors. In addition, each director received $1,000 per quarterly Board of Directors meeting attended and $750 per committee meeting attended. Since May 1993, however, Messrs. Seneff and Bourne have waived their directors' fees. The Board of Directors believes this compensation level is comparable to that provided by many other companies in the real estate investment trust ("REIT") industry.

  The Board of Directors met 12 times during the year ended December 31, 1996 and the average attendance by directors at Board meetings was approximately 95%. Each current member attended at least 83% of the total meetings of the Board of Directors and of any committee on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has a standing Audit Committee, the members of which are selected by the full Board of Directors each year. The current members of the Audit Committee, who have served since June 1992, are Messrs. Clark, Cox and Lanier. The Audit Committee makes recommendations to the Board of Directors as to the independent accountants of the Company and reviews with such accounting firm the scope of the audit and the results of the audit upon its completion. The Audit Committee met once during the year ended December 31, 1996.

  The Company has a standing Compensation Committee, the members of which are selected by the full Board of Directors each year. The current members of the Compensation Committee are Messrs. Clark, Hinkle and Lanier. The principal function of the Compensation Committee is to make awards of stock options under the 1992 Commercial Net Lease Realty, Inc. Stock Option Plan (the "1992 Plan") and to set the terms of such stock options in accordance with the terms of the 1992 Plan. The Compensation Committee met twice during the year ended December 31, 1996.

  The Company does not have a nominating committee.

EXECUTIVE OFFICERS

  The executive officers of the Company are as follows:

     NAME                     POSITION
     ----                     --------
     James M. Seneff, Jr..... Chief Executive Officer and Chairman of the Board
     Robert A. Bourne........ Vice Chairman of the Board and Secretary/Treasurer
     Gary M. Ralston......... President
     Kevin B. Habicht........ Executive Vice President, Chief Financial Officer,
                               and Assistant Secretary

  Mr. Ralston, age 47, has served as President of the Company and the Advisor since February 1996. From December 1993 until February 1996 he served as Executive Vice President and Chief Operating Officer of the Company and the Advisor. Mr. Ralston previously served as Vice President of the Company from July 1992 through December 1993 and as Vice President of the Advisor from its inception in 1991 through December 1993. From 1989 to 1992, he also served as a Senior Vice President of CNL Properties, Inc., a real estate investment and asset/property management company affiliated with CNL Group. From 1983 until 1988, Mr. Ralston was Vice President of ENCO, a real estate investment and asset/property management firm located in Lakeland, Florida. Mr. Ralston holds the Certified Commercial Investment Member and Specialist in Industrial and Office Real Estate designations and is also a Florida licensed Real Estate Broker, Mortgage Broker and Certified Building Contractor. Mr. Ralston is a member of the Board of Directors of the National Association of Realtors and Chairman of its Commercial Investment Committee, a member of the Governing Council of the Commercial Investment Real Estate Institute, a full member of the Urban Land Institute and a member of the Steering Committee of the Capital Consortium.

  Mr. Habicht, age 38, has been Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company and the Advisor since December 1993. Mr. Habicht previously served as Vice President of the Company from July 1992 through December 1993 and as Vice President of the Advisor from its inception in 1991 through December 1993. Since 1990, Mr. Habicht has served as a Senior Vice President of CNL Institutional Advisors, Inc. and for the last five years he also has served as Treasurer of CNL Investment Company, Senior Vice President of CNL Management Company and Treasurer of CNL Securities Corp. From 1981 to 1983, Mr. Habicht, a Certified Public Accountant and a Chartered Financial Analyst, was employed by Coopers & Lybrand, Certified Public Accountants. Mr. Habicht is the brother-in-law of James M. Seneff, Jr., Chief Executive Officer and Chairman of the Board of the Company.

  The backgrounds of Messrs. Seneff and Bourne are described at "PROPOSAL I-- ELECTION OF DIRECTORS--Nominees."

  The Company and the Advisor employ certain other officers who also have extensive experience in selecting and managing freestanding retail and restaurant properties. In addition to the directors and executive officers listed above, the following individuals are involved in the acquisition and management of the Company's properties:

  Robert D. Boos, age 58, joined the Company in August of 1995 as Senior Vice President of Corporate Acquisitions. From 1982 to 1995, Mr. Boos served as Vice President of Real Estate and Development for Eckerd Drug Corporation, the nation's third largest retail drug chain, with responsibility for the implementation of the Company's new store development program. During his tenure, he designed and implemented the Company's freestanding drug store concept which now accounts for 75% of all new stores opened by Eckerd. Mr. Boos has over 20 years of retail real estate experience beginning with Ponderosa System, Inc. where he was Vice President of Real Estate. He is also Florida State Director of the International Council of Shopping Centers
(ICSC), a member of the National Association of Corporate Real Estate Executives (NACORE), and a Director of the Merchants Association of Florida.

  Joseph A. Ciardiello, age 50, joined the Company in May of 1996 as Senior Vice President of Corporate Acquisitions. Mr. Ciardiello has over 20 years of retail real estate experience. From 1992 to 1996, he served as Vice President of Real Estate and Development at Color Tile Inc. Prior to that he served as Vice President of Real Estate Price Club East Coast and Vice President of Development at Marriott Corporation. Mr. Ciardiello also served as National Director of Real Estate at McDonalds Corporation where he developed McDonalds' first joint venture real estate projects. Mr. Ciardiello holds the Certified Commercial Investment Member designation and is a member of the National Association of Corporate Real Estate Executives (NACORE).

  Thomas E. Morse, age 65, has served as Senior Vice President of Acquisitions for both the Company and the Advisor since December 1993 and served as a Senior Vice President of CNL Properties, Inc. from 1991 to 1993. Prior to joining CNL Properties, Inc., Mr. Morse spent 11 years with Ferncreek Properties, first as an

Executive Vice President (1982 to 1988) and then as President (1988 to 1990). Mr. Morse is a member of the National Association of Realtors and the Society of Industrial and Office Realtors.

  Jeffrey F. Bass, age 46, has served as Vice President of Real Estate of the Advisor since February 1994. Prior to joining the Advisor, Mr. Bass was President of Jeffrey F. Bass & Associates, a real estate brokerage firm (1989 to 1994), Executive Vice President of Gulfstream Retail Centers (1988 to
1989), and Vice President and General Manager of the Florida retail division of Vantage Properties, Inc. (1985 to 1988). Mr. Bass has 20 years of experience in retail and real estate, beginning with five years at Eckerd Drug Corporation where he was Real Estate Manager. He is a member of the National Association of Corporate Real Estate Executives (NACORE).

  Mez R. Birdie, age 48, joined CNL Properties, Inc. in 1992 as its Director of Retail Management and has served as Vice President of Property Management of both the Company and the Advisor since December 1993. From 1987 to 1992, Mr. Birdie served as Director of Property Management for Charles Wayne Properties, Inc. Mr. Birdie has received the Certified Property Manager designation awarded by the Institute of Real Estate Management and the Certified Shopping Center Manager designation awarded by the International Counsel of Shopping Centers (ICSC), and has a total of 14 years experience in the field of commercial and residential property management.

  David G. Etter, age 35, joined the Advisor as Director of Real Estate Acquisitions in April of 1996. Previously, Mr. Etter worked for Rite Aid Corporation from 1994 to 1996 as Director of Real Estate for the Southeastern United States, and as Real Estate Manager for Taco Bell Corp. from 1989 to 1994. Mr. Etter holds an M.B.A., is a member of the National Association of Corporate Real Estate Executives (NACORE) and has 10 years of experience in asset management, real estate acquisition and real estate development.

  Courtney S. Hubbard, age 33, joined the Advisor as Director of Due Diligence and Research in February 1995. Prior to joining the Advisor, Ms. Hubbard was a senior associate at Clayton, Roper & Marshall, a real estate appraisal and consulting firm (1991 to 1995) and a senior associate with Kampe Appraisals, Inc. (1989 to 1991). She holds a Master of Arts Degree in Real Estate from the University of Florida. Ms. Hubbard is a MAI (Member, Appraisal Institute), a certified general real estate appraiser in the State of Florida, and a member of the Appraisal Institute's Admissions and Ethics committees.

  Cynthia C. Shelton, age 44, joined the Company in May of 1996 as Director of Acquisitions. Ms. Shelton served from 1995 to 1996 as Vice President of the Ross Realty Group, a real estate brokerage and property management company that specializes in retail properties, and from 1985 to 1995 as the Real Estate Manager for KinderCare Learning Centers, Inc., the largest child care company in the United States. Ms. Shelton has 21 years of experience in commercial brokerage and site selection and she holds the Certified Commercial Investment Member (CCIM) designation and is a Florida licensed Real Estate Broker. Ms. Shelton is the 1996 President of the Florida CCIM Chapter, a national councilor for the Certified Investment Real Estate Institute (CIREI) and a 1997 Director of the National Association of Realtors.

  In addition, CNL Development Company, Inc. (the "Development Company") employs certain officers who have extensive experience in the development of commercial properties. As of April 30, 1997, the Development Company was merged with and into the Advisor, with the Advisor being the surviving corporation. See "Description of the Merger Proposal--General." The following individuals are among the key employees of the Development Company:

  Alexander M. Dmyterko, age 38, joined the Development Company in March 1997 as its Chief Operating Officer. Before joining the Development Company, Mr. Dmyterko was a founder, and from 1993 to 1997 served as Executive Vice President/Managing Director of, Trammell Crow BTS, Inc. From 1991 to 1993 Mr. Dmyterko served as Managing Director--Retail for Trammell Crow. From 1987 to 1991 Mr. Dmyterko was a Project Manager and Marketing Representative at Trammell Crow. Mr. Dmyterko is a member of the International Council of Shopping Centers, the Urban Land Institute and the Chicago Area Shopping Center Owners.

  John K. Awsumb, age 51, Senior Vice President of the Development Company, has been with the Development Company since 1992. Prior to joining the Development Company, from 1973 to 1992, Mr. Awsumb was a founding principal of Vickerey/Oversat/Awsumb Associates, Inc., a national architecture, planning, and interior design firm in Orlando, Florida and Chicago, Illinois. Mr. Awsumb served as vice chairman of that company from 1976 to 1992. From 1975 to 1981, Mr. Awsumb served as Chairman of the Downtown Development Board of the City of Orlando. Mr. Awsumb is a member of the American Institute of Architects and from 1987 to 1989 served as president and State director of the mid-Florida chapter. Mr. Awsumb is currently Vice President of the State Association of the American Institute of Architects.

  Dennis E. Tracy, age 48, Senior Vice President of Development of the Development Company, has been with the Development Company in that capacity since 1990. Prior to joining the Development Company, Mr. Tracy founded Tracy Homes, Inc., a luxury custom home building company and served as its president and owner. Mr. Tracy is a Certified Commercial Investment Manager and a member of the Advisory Board for the Retail Contractors Association.

  J. Michael Davis, age 37, joined the Development Company as a Vice President in April 1997. Prior to joining the Development Company Mr. Davis was a Vice President of Trammell Crow BTS, Inc. from 1994 to 1997. From 1989 to 1993, Mr. Davis served as Marketing Director--Retail for Trammell Crow. Mr. Davis is a member of the International Council of Shopping Centers and the Urban Land Institute.

                            EXECUTIVE COMPENSATION

ANNUAL COMPENSATION

  The following Summary Compensation Table shows the annual and long-term compensation paid by the Company to the Chief Executive Officer for services rendered in all capacities to the Company during the fiscal years ended December 31, 1996, 1995, and 1994. No executive officer of the Company received a total annual salary and bonus in excess of $100,000 from the Company during the fiscal year ended December 31, 1996. The Company's employees and executive officers also are employees and executive officers of the Advisor and receive compensation from CNL Group in part for services in such capacities. See "Certain Transactions" for a description of the fees payable and expenses reimbursed to the Advisor.

                          SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION(1)         LONG TERM COMPENSATION
        NAME AND                             --------------------------  ----------------------------
   PRINCIPLE POSITION                         YEAR     SALARY    BONUS   STOCK OPTION AWARDS (SHARES)
   ------------------                        -------- --------  -------  ----------------------------
    James M. Seneff, Jr. ...................     1996       $0        $0           120,000
     Chief Executive Officer                     1995       $0        $0              -0-
     & Chairman of the Board                     1994       $0        $0           145,500

--------
(1) Mr. Seneff became the Chief Executive Officer of the Company in July 1992. No executive officer received a salary or bonus from the Company during 1996.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to stock option grants, pursuant to the 1992 Plan, made to the Chief Executive Officer during the fiscal year ended December 31, 1996:

                             OPTIONS     % OF TOTAL    EXERCISE PRICE EXPIRATION    GRANT DATE
             NAME           GRANTED(1) GRANTED IN 1996  (PER SHARE)      DATE    PRESENT VALUE(2)
             ----           ---------- --------------- -------------- ---------- ----------------
   James M. Seneff, Jr.....  120,000        31.6%          $13.00      03/04/06      $165,573

--------
(1) Options vest in one-third increments on each of the first three consecutive anniversaries of the date of grant and may be exercised, if at all, only with respect to those options which have vested.
(2) Based on the Black-Scholes options pricing model adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatilities of 13.0%, (b) risk-free rates of return of 6.17% (which percentage represents the yield on a United States Government Zero Coupon bond with a 10-year maturity prevailing on the date on which the respective options were granted), (c) dividend yields of 8.6%, and (d) the exercise of the options at the end of their respective 10-year term. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using prices per share of the Common Stock and option exercise prices of $13.00 (which represented the closing sale price of the Common Stock on the NYSE on the date prior to the date on which the options were granted). The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the Common Stock.

OPTIONS EXERCISED AND FISCAL YEAR-END VALUES

  The following table sets forth certain information with respect to unexercised stock options held by the Chief Executive Officer at December 31, 1996. The Chief Executive Officer did not exercise any stock options during the fiscal year ended December 31, 1996.

                                                                          VALUE OF UNEXERCISED
                                         NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                                     OPTIONS AT DECEMBER 31, 1996        AT DECEMBER 31, 1996(1)
                                     --------------------------------   -------------------------
         NAME                         EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
         ----                        --------------   ---------------   ----------- -------------
   James M. Seneff, Jr. ............          159,000           128,500  $415,000     $342,625

--------
(1) Based on the closing price of $15.875 on the New York Stock Exchange on December 31, 1996.

  The Company's only employee compensation plan is the 1992 Plan. The Company does not have any other compensation or pension plans.

  THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED INTO ANY FILING BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING ANY SUCH INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

                         COMPENSATION COMMITTEE REPORT

  The Board of Directors appointed a Compensation Committee comprised of the undersigned, Messrs. Clark, Hinkle and Lanier. Members of the Compensation Committee, all of whom must be independent directors of the Company, are selected each year by the full Board of Directors.

  None of the officers of the Company, including the Chief Executive Officer, has received any salary, bonus or other compensation from the Company for services rendered, except for stock option grants pursuant to the 1992 Plan. Accordingly, the primary responsibility of the Compensation Committee is to administer the 1992 Plan, which includes determining the individuals to be granted stock option awards and defining the terms of such awards, including the number of shares subject to each option, exercise price, vesting schedule and expiration date.

  The purpose of the 1992 Plan is to provide compensation to persons whose services are considered essential to the growth and success of the Company. By linking this compensation to the market performance of the Company's Common Stock, the Company intends to provide additional incentive for officers and key employees to enhance the value and success of the Company and align the long-term interests of the officers and key employees with the interests of the Company's stockholders.

  During the fiscal year ended December 31, 1996, the Compensation Committee granted option awards in the amount of 380,000 shares under the 1992 Plan. Of the 1.2 million shares authorized under the 1992 Plan, 968,100 had been granted as of December 31, 1996. Stock option grants in prior years provide for an exercise price equal to the fair market value, as defined in the 1992 Plan, on the date of grant. In fixing the grants of stock options to each of the officers, including the Chief Executive Officer, the Compensation Committee makes a subjective assessment of the general performance of the Company, the officer's contribution to the Company's performance, the officer's anticipated performance and contributions to the Company's achievement of its long-term goals and the position, level and scope of the responsibility of the respective officer.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends ("NNN"), with the National Association of Real Estate Investment Trusts Equity Index ("NAREIT") and the S&P 500 Index ("S&P 500") for the five year period commencing January 1, 1992 and ending December 31, 1996. The graph assumes the investment of $100 on January 1, 1992.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                       [PERFORMANCE CHART APPEARS HERE]

                                  PROPOSAL II

                              THE MERGER PROPOSAL

  The structure of the Merger Proposal is depicted in the chart below and is more fully described under "Description of the Merger Proposal--General."


                             [CHART APPEARS HERE]

--------
(1) The Development Company was merged with and into the Advisor, with the Advisor as the surviving corporation, as of April 30, 1997. All outstanding shares of common stock of the Development Company were canceled, and CNL Group (the sole stockholder of the Development Company) received shares of common stock of the Advisor. The ownership percentages for the Advisor set forth above reflect the issuance of such shares.
(2) If the conditions to consummation of the Merger are satisfied, the Advisor will merge with and into Net Lease Realty II, Inc. (the Company's wholly owned subsidiary) with Net Lease Realty II, Inc. as the surviving corporation. As a result of the Merger, all outstanding shares of common stock of the Advisor will be canceled and Net Lease Realty II, Inc. will remain a wholly owned subsidiary of the Company. As consideration for the Merger, the Advisor Stockholders (as defined below in "Description of the Merger Proposal--General") will receive up to 2,200,000 shares of Common Stock, which, based on the closing price as of November 4, 1997, would have value of $34.9 million if paid on that date. Ten percent of the total of such shares (220,000 shares of Common Stock) will be paid to the Advisor Stockholders on the Closing Date, which based on the closing price on November 4, 1997, would have a value of $3.5 million if paid on that date. The balance of the 2,200,000 shares of Common Stock will be paid to the Advisor Stockholders over time to the extent the Company expands its operations after the Merger.
(3) Messrs. Bourne, Ralston, Habicht and Seneff are executive officers of the Company and Messrs. Bourne and Seneff are directors of the Company. Upon consummation of the Merger, each of these individuals will receive shares of Common Stock as Advisor Stockholders. (See "Description of the Merger Proposal--Common Stock Ownership After the Merger.")

THE COMPANY

  The Company acquires, owns and manages a diversified portfolio of high-quality, single-tenant, freestanding properties leased to major retail businesses under full-credit, long-term commercial net leases. As of September 30, 1997, the Company owned 234 net-leased properties (the "Properties") acquired at an aggregate purchase price of approximately $525 million and having an annualized current cash on cost return (measured including all costs related to acquisitions, including but not limited to the purchase price, legal fees and expenses, commissions and title insurance ("Inclusive Cost")) of approximately 10.5 percent. The Properties are leased to 46 tenants in 36 states and contain an aggregate of approximately 4.3 million square feet of gross leasable area.

  The Company focuses on acquiring freestanding properties that are located within intensive commercial corridors near traffic generators such as regional malls, business developments and major thoroughfares. These properties attract a wide array of established retail tenants, As of September 30, 1997, the five largest tenants of the Company listed in alphabetical order were Academy Sporting Goods, Barnes & Noble, Borders Books and Music, Eckerd, and OfficeMax, which collectively accounted for 38.8% of the total annualized base rent as of September 30, 1997. The Company believes that its ability to draw upon the services of experienced personnel who have developed long-standing relationships with large retail businesses and who understand such businesses' concerns in acquiring and developing new locations has been an important factor in the Company's success in this market.

THE ADVISOR

  Since July, 1992, CNL Realty Advisors, Inc. has been the Company's Advisor. The Advisor is a subsidiary of CNL Group, a diversified real estate company wholly owned by James M. Seneff, Jr. and his spouse, with expertise in commercial net-leased investments. Under the direction of the Board of Directors, the Advisor has responsibility for the day-to-day operations of the Company, including raising capital, investment analysis, acquisitions, due diligence, asset management and accounting services. The Advisor's principal executive offices are in the same location as the Company's; 400 East South Street, Suite 500, Orlando, Florida 32801, telephone number 407-422-1574.

  The four executive officers of the Company are also executive officers of the Advisor: Mr. Seneff is Chairman of the Board of Directors and Chief Executive Officer of both the Company and the Advisor; Robert A. Bourne is Vice Chairman of the Board of Directors, Secretary and Treasurer of both the Company and the Advisor (although in connection with the Merger Mr. Bourne will become solely a director of the Company); Gary M. Ralston is President of both the Company and the Advisor; and Kevin B. Habicht is Executive Vice President, Chief Financial Officer and Assistant Secretary of both the Company and the Advisor (collectively, the "Principals"). In addition, immediately prior to the Merger, and subject to adjustment as discussed further below, CNL Group, Mr. Bourne, Mr. Ralston and Mr. Habicht (collectively, the "Principal Stockholders") will own stock of the Advisor representing a 96.9% ownership interest in the Advisor. The remaining stockholders are individuals who are employed by CNL Group affiliates but who are not officers, directors or employees of either the Company, the Advisor or the Development Company, except to the extent that Mr. Seneff elects, as he is permitted to under the Merger Agreement, to transfer prior to the Merger a certain portion of the shares he beneficially owns through CNL Group, representing up to an eight percent ownership interest in the Advisor, to certain officers and employees of the Advisor or its affiliates. See "Description of Merger Proposal-- General."

  Pursuant to and in connection with the advisory agreement between the Advisor and the Company (the "Advisory Agreement"), the Advisor receives the following fees from the Company (the "Advisor Fees"):

    (a) an annual fee based on funds from operations (as defined in the Advisory Agreement), which is payable monthly, equal to (a) seven percent of annual funds from operations up to $10,000,000, (b) six percent of annual funds from operations in excess of $10,000,000 but less than $20,000,000, and (c) five percent of annual funds from operations in excess of $20,000,000. Funds from operations is defined in the Advisory Agreement as those funds equal to the net income of the Company before Advisor Fees as reflected in the financial statements of the Company prepared in accordance with generally accepted accounting principles and (i) increased by the amount of depreciation, amortization and other similar non-cash charges; (ii) increased or decreased by non-cash lease accounting adjustments such as (x) leases that have been capitalized for accounting purposes or (y) leases that require income recognition for accounting purposes which differs from rent owed by lessors due to escalating guaranteed minimum rents; and (iii) increased by extraordinary losses and decreased by extraordinary gains;

    (b) an acquisition fee for the acquisition of a new property subject to a commercial net lease for the Company's portfolio in an amount equal to one and one-half percent of the total contract price for each acquisition; and

    (c) an expense reimbursement equal to one-half percent of the total contract price of each acquisition, for costs incurred on behalf of the Company in site selection and acquisition activities (including travel and related items) of the Advisor.

  The Advisory Agreement is subject to annual renewal by the Company and the Advisor. Because the Company and the Advisor are under common control, the decision-making process with respect to such renewal has not necessarily proceeded on an arm's-length basis as it would have were the Company and the Advisor unaffiliated entities. Nevertheless, the Company believes that the advisory fees paid to the Advisor are no less favorable than the fees that would be paid to another third party advisor. In addition, the Company believes that no other advisory company could provide the same level of experience and expertise as the Advisor, and therefore has not actively pursued any other advisory companies prior to renewing the Advisory Agreement.

  For the years ended December 31, 1996, 1995 and 1994, the Advisor Fees amounted to $3,744,000, $1,938,000 and $2,163,000, respectively. The Advisor pays all expenses, including salaries, wages, payroll taxes, costs of employee benefit plans and charges for incidental help, attributable to its own operations in connection with providing services under the Advisory Agreement. The Advisor also pays its own accounting fees and related expenses, legal fees, insurance, rent, telephone, utilities and the travel expenses of its officers and employees. For the years ended December 31, 1996, 1995, and 1994, the Advisor incurred general and administrative expenses of $3,074,669, 2,563,636, and 2,058,866, respectively. Allocations of these expenses were not made between providing services under the Advisory Agreement versus other activities of the Advisor.

  If the Merger is approved, the Company will no longer pay any of the Advisor Fees but will pay directly for the overhead necessary to provide the services that the Advisor currently provides to the Company under the Advisory Agreement.

  The Advisor has developed extensive experience and long-term relationships throughout the commercial net-leased property industry, including but not limited to the relationships the Advisor has developed with many of the Company's significant tenants, including its five largest tenants (based on annual base rent)--Academy Sporting Goods, Barnes & Noble, Borders Books and Music, Eckerd, and OfficeMax, which collectively accounted for 38.8% of the total annualized base rent as of September 30, 1997. Management of the Company believes that the Advisor's experience and relationships benefit the Company in selecting, acquiring and managing its properties, thereby providing the Company with a competitive advantage in the management and operation of its real estate assets and in the identification of attractive investments. At the time the Company retained the Advisor in July 1992, the Company owned 28 properties leased to one tenant (four of which were subsequently sold). The aggregate cost of such properties was approximately $12.8 million. As a result of the Advisor's efforts, as of December 31, 1996, the Company had acquired 187 additional properties (two of which were subsequently sold) leased to 44 new tenants for an aggregate purchase price of approximately $424.3 million. In light of such results, the Company renewed the Advisory Agreement effective January 1, 1997 for the calendar year 1997. Further renewals of the Advisory Agreement beyond the end of 1997 are subject to the joint agreement of the Company and the Advisor.

  Following the Merger, certain property management contracts of the Advisor with third parties will survive. Under these contracts, each of which is with an unaffiliated party, the Advisor generally provides property management services including leasing, rent collection, lease and mortgage compliance, maintenance and repairs. Additionally, these surviving contracts have remaining durations ranging from one to three years but may generally be terminated upon thirty days notice. Currently, these contracts account for approximately $425,000 in total annual revenues. The Advisor may also continue to develop properties for third parties as market conditions warrant.

THE DEVELOPMENT COMPANY

  The Development Company, which prior to its merger with and into the Advisor was a wholly owned subsidiary of CNL Group, develops freestanding retail properties. The Company has from time to time acquired properties developed by the Development Company. The purchase price typically paid by the Company for these properties has been the total development cost for the property, including a developer's fee charged by the Development Company equal to five to ten percent of the cost of developing the property. The Company believes that such rates are at or below the market rates for comparable development services when contracted from third parties, and that the ability to provide development services to retailers is an important consideration for many retailers who are expanding or re-locating their store base into freestanding stores. The Development Company's principal executive offices are in the same location as the Company's; 400 East South Street, Suite 500, Orlando, Florida 32801, telephone number 407-422-1574.

  For the years ended December 31, 1996, 1995 and 1994, the purchase price paid by the Company for properties developed by the Development Company included developer fees totaling $1,466,000, $1,001,000 and $727,000, respectively. No acquisition fees or expense reimbursements were paid to the Advisor in connection with the acquisition of properties developed by the Development Company. Following the consummation of the Merger, the Company will no longer pay a development fee to the Development Company, but will pay directly for the overhead necessary to provide the services that the Development Company provides the Company.

  In connection with the Merger Proposal (as defined below in "The Merger Proposal--Deliberations of the Special Committee"), as of April 30, 1997, the Development Company was merged with and into the Advisor, with the Advisor being the surviving corporation. See "Description of the Merger Proposal-- General." As this transaction was a transfer between entities under common control, it was accounted for at historical cost in a manner similar to a pooling of interests. The Development Company did not have any ongoing contracts with third parties either prior to or following the Merger, but has historically developed properties for third parties. The Company may continue to develop properties under the same circumstances and conditions as it has in the past, which included developing properties for third parties.

REASONS FOR SELF-ADMINISTRATION; BACKGROUND OF THE MERGER PROPOSAL

  The Company's long-term strategy has been to develop the ability to offer complete "turn key" commercial property services, from site acquisition through development and sale/leaseback financing, to prospective tenants. While it is not possible to quantify the competitive advantages obtained through self-administration, the Company believes that the ability to provide turn-key services would provide it with competitive advantages over other REITs that typically provide a more limited array of services to their prospective tenants. The Company also believes that establishing in-house acquisition and development capability will improve the Company's performance through increased control over functions that are important to the growth of its business.

  Historically, the Company has not had a large enough asset base to provide the economies of scale needed to support efficiently the extensive general and administrative expenses of an in-house management and development team. As the Company's asset and revenue base has grown in recent years, however, the amount of Advisor Fees paid to the Advisor and developer fees paid to the Development Company has approached the level of costs which the Company believes it would incur were it self-administered. Based on the expected growth in the Company's portfolio as discussed below (see "Recommendation of the Special Committee and the Board of Directors--Opinion of the Financial Advisor--Analysis and Conclusions"), the Company believes that the Advisor Fees the Company would pay, were the Merger not consummated, would exceed the operating costs of being self-administered.

  In addition, investment analysts and investors specializing in real estate debt and equity securities have emphasized their strong preference for self-administered REITs. These analysts believe that the nature of the relationship between non-self-administered REITs and their outside advisors is susceptible to conflicts of interest, most of which can be avoided through self-administration. An externally-managed REIT may be compensated on a basis (such as total assets or total revenues) that may not best align the interests of the advisor with the REIT's stockholders. Notwithstanding the advisor's fiduciary obligation or governance mechanisms implemented to resolve potential conflicts of interest and protect the Company's stockholders, the Company believes the negative perception of an externally advised REIT in the marketplace continues. Accordingly, the Company believes that investors and analysts will view an internally managed structure more favorably. Under the Merger Agreement, Advisor Fees paid to the Advisor will be eliminated and, with the issuance of shares of Common Stock to the Advisor Stockholders (as defined below in "Description of the Merger Proposal--General"), the Company believes the interests of the Advisor Stockholders will be better aligned with the interests of the Company's stockholders and the perceived conflict mitigated. (See also "Risks of the Merger Proposal to the Company and Stockholders of the Company--Conflicts of Interest.") The Company believes that many of these analysts' concerns are shared by institutional and other investors.

  Moreover, the past several years have been characterized generally by tremendous growth in the REIT industry. Stock market capitalization of the REIT industry has increased primarily because of new public equity financings and, to a lesser extent, price appreciation. Investor and analyst concerns regarding externally managed REITs are supported by the fact that nearly all of the REITs which have become public companies since 1992 have adopted a self-administered structure and the fact that a substantial number of existing publicly traded REITs have converted to a self-administered structure over the past several years. The Company believes that self-administered REITs, as compared to externally managed REITs, have commanded a premium in the marketplace based on traditional financial measures such as the multiple of stock price to funds from operations per share and thereby may provide such REITs with a competitive advantage in financing their investment portfolios. Though it is not possible to quantify the existence of such premium or the benefit obtained thereby, the Company believes that the consummation of the Merger will improve the Company's ability to raise capital.

  For these reasons, on December 18, 1996, the Board of Directors appointed a special committee of independent directors consisting of all the Independent Directors of the Company (Messrs. Clark, Cox, Hinkle and Lanier) (the "Special Committee") to consider and evaluate becoming self-administered. The Board of Directors appointed the Independent Directors to serve as members of the Special Committee because the Independent Directors are not affiliated with any person, corporation, partnership or any other organization to whom the Board of Directors has delegated management duties. The Board of Directors authorized the Special Committee to retain outside counsel and financial advisors to assist it in its assignment.

  The Board of Directors has agreed to compensate each member of the Special Committee at the rate of $20,000 plus $1,000 for each Special Committee meeting attended.

DELIBERATIONS OF THE SPECIAL COMMITTEE

  The Special Committee held an initial organizational meeting on December 18, 1996, and its first working meeting on January 7, 1997, at which time the Special Committee began its consideration of a potential acquisition of the Advisor. At commencement of the January 7, 1997 meeting, the Special Committee received from management the framework for a proposal by which the Advisor could be acquired by the Company. The proposal provided for the Company to acquire the Advisor (without the Development Company) based upon a valuation methodology yielding a value for the Advisor in the range of $22 to $35 million. The Special Committee also determined at that meeting to retain Willkie Farr & Gallagher as special counsel to the Special Committee ("Special Counsel"). Willkie Farr & Gallagher has from time to time acted as counsel for certain affiliates of CNL Group. Most recently, Willkie Farr & Gallagher has represented CNL Financial III, LLC, an affiliate of CNL Group, in connection with the arrangement of a credit facility.

  At its January 7, 1997 meeting, the Special Committee also evaluated proposals from four investment banking firms to act as financial advisors to the Special Committee. After evaluating the proposals, the Special Committee chose to retain Legg Mason Wood Walker Incorporated ("Legg Mason") to act as financial advisors to the Special Committee. See "Opinion of Legg Mason-- Reasons for Selection of Legg Mason."

  At the Special Committee's next meeting on January 24, 1997, the Special Committee made the first of several recommendations to modify and improve the proposal to acquire the Advisor. Because the Company's long-term strategy has been to acquire control over functions that are important to the growth of its business, the Special Committee concluded that the Company should explore the acquisition of the Development Company along with the Advisor. As a result of this initiative and subsequent discussions with the Board of Directors and Company management, the proposed acquisition was modified such that the Development Company will be merged with and into the Advisor prior to the Merger.

  The Special Committee met on January 27, 1997, at which meeting Legg Mason summarized the economic terms of the proposed acquisition of the Advisor and the Development Company and the possible impact on the financial performance of the Company and the market perception of such a transaction. The Special Committee discussed Legg Mason's presentation and continued its deliberations with respect to the proposed Merger.

  On February 5, 1997, members of the Company management reported by telephone conference to the Special Committee, Special Counsel and Legg Mason that certain tax issues were being addressed by the Company and its tax advisor with respect to the proposed structure of the Merger.

  On February 24, 1997, the Special Committee met to review a proposed term sheet for the Merger that was prepared by counsel to Advisor and the Development Company. The members of the Special Committee also reviewed internal projections provided by Company management. Special Counsel and Legg Mason participated by telephone at the meeting.

  On March 20, 1997, the Special Committee met to review the status of discussions and negotiations with the Principals. In addition, the Special Committee reviewed revised projections based on changes to the structure of the Merger resulting from tax considerations and revised equity offerings projections.

  On April 15, 1997 and April 23, 1997, the Special Committee met to review drafts of the Merger Agreement prepared by the Company's counsel. Special Counsel participated by telephone at such meetings. The Special Committee considered whether the total dollar value of the Merger consideration should be capped. Additionally, the Special Committee considered a proposed accelerated earnout provision in the event of a change of control of the Company.

  On April 29, the Special Committee and Special Counsel reviewed and considered proposed employment agreements, including non-compete agreements for certain key employees of the Advisor. The consensus of the Special Committee and Special Counsel was that the compensation of such employees be as closely related to the performance of the Company as practicable.

  On May 14, 1997, a representative of Legg Mason made a presentation of its analyses and delivered its oral opinion to the Special Committee to the effect that based on Legg Mason's review and subject to certain limitations the Share Consideration (as described below in "Description of the Merger Proposal-- General") to be paid in the Merger is fair, from a financial point of view, to holders of the Company's stock. During the presentation, the representative of Legg Mason answered questions asked by several members of the Special Committee about the analyses performed by Legg Mason.

  With the exception of Mr. Cox, who did not attend several of the meetings, all members of the Special Committee participated in the meetings described above.

  Throughout this period the Special Committee held several discussions and negotiations with Company management and the Principals about the proposed structure of the Merger. Through the Special Committee's efforts the proposal was modified in several significant respects:

  . The maximum number of shares to be paid as consideration for the Merger is fixed at 2,200,000 shares of Common Stock, ninety percent of which is contingent on the Company's continued growth in assets.

  . The Company will enter into a series of employment and non-compete agreements with certain key employees of the Advisor. The Special Committee believes that such non-compete agreements will assist the Company in realizing the full potential of the acquisition through the efforts of such employees.

  . Subsequent to the consummation of the Merger, and so long as any of the consideration for the Merger remains unpaid, the Company will retain the requirement in its Bylaws that any acquisitions must be approved by a majority of the Independent Directors. The Special Committee believes that retention of this limitation is desirable to mitigate any perceived conflict of interest that might exist because the

     Principals will receive their consideration for the Merger over time as the Company acquires new Properties.

  . The Principal Stockholders will be required to hold at least 1/2 of each distribution of Common Stock for at least 12 months from the date such Common Stock is received. The Special Committee believes this restriction will further assist in aligning the interests of the Principals with those of the other stockholders of the Company to increase the long-term value of the Company's equity.

  As part of its analysis, the Special Committee also considered a number of alternatives to the Merger Proposal: termination or renegotiation of the existing Advisory Agreement; attempting to hire the current management of the Advisor and the Development Company; hiring new management; hiring a new advisor; and extending the existing Advisory Agreement and reconsideration of an acquisition at a later date. After reviewing the alternatives, the Special Committee determined that none was as favorable to the Company and its stockholders as the Merger Proposal. While renegotiation of the Advisory Agreement, if successful, could provide an opportunity for the Company to reduce management expenses, this alternative would accomplish neither the Company's goal of becoming a self-advised REIT and achieving the elimination of perceived conflicts nor the Company's goal of developing an in-house development capability. Moreover, the Special Committee believed that renegotiation was unlikely to be successful because the Advisor's unique experience and long-standing relationships with tenants give the Advisor the ability to provide unique and valuable services to the Company, reducing the Company's ability to negotiate price concessions.

  For similar reasons, the Special Committee believed that termination of the existing Advisory Agreement was an undesirable alternative. In addition, termination would cause a significant disruption in the Company's affairs and, even if the Company were able to retain personnel from the Advisor, would likely prevent the Company from reaping the benefits of the experience and expertise of current management and could require the Company to identify and hire new management professionals, who may not have the same experience or relationships with significant commercial tenants. Under the terms of the Advisory Agreement, which terminates on January 1st of each year, both parties have the option to extend such Agreement for a one-year period by mutual consent. The Advisory Agreement may be terminated for cause by either party or without cause by the mutual consent of both parties upon ninety days written notice to the other party pursuant to a majority vote of the Company's directors, in the case of a termination by the Company, or pursuant to a majority vote of the Advisor's directors, in the case of a termination by the Advisor. There are no penalties upon termination.

  Hiring the Advisor's and the Development Company's existing management was considered unfeasible because management indicated their unwillingness to work for the Company except as part of the Merger Proposal. Hiring new management or a new advisor were determined to be undesirable alternatives because of the difficulty of identifying and employing management professionals with appropriate expertise and comparable client relationships as the management of the Advisor and the Development Company. The Special Committee believed that no other advisory company could provide the same level of experience and expertise as the Advisor, and therefore did not actively pursue any other advisory companies.

  Finally, operating under the existing Advisory Agreement and reconsidering the acquisition at a later date was considered an unfavorable alternative because the delay would increase the cost to the Company associated with advisory services by continuing to operate under the Advisory Agreement, would defer unnecessarily the elimination of perceived conflicts of interest and achieving the benefits offered thereby, would delay the benefits of establishing an in-house development capability and would, the Special Committee expected, result in an increase in the price to be paid for the Advisor; the Special Committee believed that the price that would have to be paid for the Advisor later would be significantly more than the price negotiated in connection with the Merger Proposal.

  On May 15, 1997, the Special Committee voted to approve the proposal as modified through the efforts of the Special Committee (as described below, the "Merger Proposal") and the Agreement and Plan of Merger (the "Merger Agreement") attached hereto as Appendix A and incorporated herein by reference. On May 15, 1997, the Board of Directors, on the basis of approval of the Special Committee and the opinion of Legg Mason, approved the Merger Proposal and the Merger Agreement.

                    RECOMMENDATION OF THE SPECIAL COMMITTEE
                          AND THE BOARD OF DIRECTORS

THE SPECIAL COMMITTEE RECOMMENDATION

  THE SPECIAL COMMITTEE HAS UNANIMOUSLY DETERMINED THE MERGER PROPOSAL TO BE FAIR AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE SPECIAL COMMITTEE HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

  In reaching its conclusion that the Merger Proposal is in the best interests of the Company and its stockholders, the Special Committee considered, without assigning relative weights to, the following factors, which the Special Committee believes weigh in favor of the Merger Proposal:

  . the ability of the Company, through the Merger Proposal, to realize its long-standing strategic initiative to control key functions that are important to the growth of its business;

  . the belief of the Special Committee that the addition of an in-house development capability would enhance the competitive position of the Company, as the Company would be able to offer turn key site services to its tenants;

  . the proven expertise and substantial experience, including long-standing relationships with significant tenants of the Company, of the employees of the Advisor and of the Development Company who will become employees of the Surviving Corporation (as defined below in "Description of the Merger Proposal--General") through the Merger;

  . the opportunity to mitigate certain perceived conflicts of interest between the Company and the Advisor;

  . the belief of the Special Committee that the Merger Proposal will enable the Company to realize certain efficiencies arising from a self-managed structure in that it will pay for management, advisory, acquisition and development services directly rather than paying a third-party fee for such services, thereby enabling the Company to both eliminate the profits that were previously being realized by the Advisor for providing such services and potentially allowing the Company in the future to raise additional equity without a proportionate increase in the cost of managing the Company that would likely result had the Company continued to be managed by the Advisor (see the discussion regarding the projected asset base of the Company in "The Merger Proposal--Reasons for Self-Administration; Background of the Merger Proposal");

  . the belief of the Special Committee that becoming a self-managed and self-administered REIT will make the Company more attractive to investors and will enable it to enjoy enhanced market perception;

  . the belief of the Special Committee that the principal alternatives available to the Company would not be as beneficial to the Company and its stockholders as the transactions contemplated by the Merger--in particular, the Special Committee believes that termination of the existing Advisory Agreement would cause a significant disruption in the Company's affairs and that renegotiation of the compensation formula contained in the existing Advisory Agreement, even if successful, would not eliminate the perceived conflicts of interest;

  . the belief of the Special Committee that the increased beneficial ownership of the Company by the executive officers of the Company will more closely align the interests of the Company's executive officers with those of the Company's stockholders; and

  . the belief of the Special Committee, based on the factors set forth below, that the consideration to be paid for the acquisition of the Advisor is fair, from a financial point of view, to the Company.

  In reaching its conclusion that the Merger Proposal is in the best interests of the Company and its stockholders, the Committee also considered, without assigning relative weights to, the following factors.

Although the Special Committee viewed these as potentially negative factors with respect to the Merger Proposal, the Special Committee felt these factors were outweighed by the positive factors set forth above:

  . the risk that the Company would issue the Share Consideration to the Advisor Stockholders (as defined below in "Description of the Merger Proposal--General") without a corresponding increase in the per share financial performance of the Company, although the Special Committee did not believe this to be a likely or significant risk given the contingent nature of payment of the Share Balance and the anticipated growth in the Company's portfolio; and

  . the potential conflicts of interest that will continue after consummation of the Merger (see "Risks of the Merger Proposal to the Company and Stockholders of the Company--Conflicts of Interest.")

  In reaching its conclusion that the consideration to be paid for the acquisition of the Advisor is fair, from a financial point of view, to the Company, the Special Committee considered, without assigning relative weights to, the following factors:

  . the existing conflicts of interest between the Company and the Principals, as well as the steps taken (such as the creation of the Special Committee, the retention of special counsel and the securing of a fairness opinion) to ensure that the Merger Proposal would not be affected by such conflicts;

  . the terms and conditions of the Merger Agreement, including the type, amount, and timing of consideration to be paid to the Advisor Stockholders (as defined below in "Description of the Merger Proposal-- General");

  . in the view of Shaw, Pittman, Potts & Trowbridge, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 386(a) of the Code. Accordingly, the Company will not recognize income, gain or loss upon the consummation of the Merger; and

  . the oral presentation of Legg Mason to the Special Committee and the written opinion of Legg Mason to the Special Committee dated November 6, 1997 stating that on such date and based on various assumptions and considerations, the Share Consideration to be paid by the Company for the acquisition of the Advisor is fair, from a financial point of view, to the Company.

  With respect to its analysis of the terms and conditions of the Merger Agreement, the Special Committee took into account, among other things: (i) the maximum number of shares constituting the Share Consideration; (ii) the extended payment period for the Share Consideration, which supports a continued demonstration of the valuable relationships that the Advisor and the Development Company have developed; (iii) the lock-up and non-compete provisions of the Merger Proposal, which further support the Principals' commitment to appreciation in Common Stock value; and (iv) the oversight of the Independent Directors during the period the Share Consideration is to be paid, mitigating certain conflicts of interest that might otherwise exist.

  The Special Committee also took into account the effect the payment of the Share Consideration would have on funds from operations per share (a commonly used indicator of REIT performance) (see the discussion regarding funds from operations in footnote (1) of Selected Pro Forma and Historical Financial Data of the Company on page F-10). The Special Committee estimated, in light of the anticipated increase in the Company's portfolio and the projected timing of the payment of the Share Consideration (as defined in "Description of the Merger Proposal--General" below), that the Merger Proposal would be slightly accretive on a funds from operations per share basis during the period in which the Share Balance (as defined in "Description of the Merger Proposal-- General" below) is projected to be paid, and more accretive on a funds from operations per share basis thereafter, as compared to the funds from operations per share that would be obtained under the same assumptions if the Merger does not occur.

  The Special Committee reviewed and considered internal management projections regarding property acquisition, development and property management activities, anticipated initial acquisition yields and operating expenses under varying property acquisition pace scenarios and under the presumption the Merger transaction was consummated as well as under the presumption the existing Advisory Agreement remained in place. These projections indicated that under the base case property acquisition pace scenario (which assumed satisfaction of the Share Balance issuance criteria by the end of 1999), the Merger will be accretive to the Company's funds from operations by $2.0 million, or $0.02 per share, in 1998 and increasingly accretive upon completing payment of the Share Balance.

  There can be no assurance that these projections will be met and that the assumptions, relating to property acquisitions, development, equity capital, Share Balance, pre-Merger cap rates, interest rates and dividends, on which such projections are based, are materially accurate. In addition, certain known and unknown risks, uncertainties and other factors may cause actual results, performance or achievements of the Company with respect to the Merger to be materially different from the projected results. Accordingly, there can be no assurance that the Merger will be accretive to the Company's funds from operations should these projections and assumptions materially differ from future results.

THE BOARD OF DIRECTORS RECOMMENDATION

  THE BOARD OF DIRECTORS (EXCLUDING MESSRS. SENEFF AND BOURNE, WHO ARE PRINCIPALS IN THE TRANSACTION AND ACCORDINGLY ABSTAINED) HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL HAVING DETERMINED THAT THE MERGER PROPOSAL IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS (WITH MESSRS. SENEFF AND BOURNE ABSTAINING) UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

  The Board of Directors based its determination that the Merger Proposal is fair to, and in the best interests of, the Company and its stockholders primarily on (i) the analyses and conclusions of the Special Committee (which were adopted by the Board of Directors as its own), (ii) the extensive negotiations of the Special Committee with representatives of the Advisor, and
(iii) the Legg Mason opinion delivered to the Special Committee. The Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINION OF THE FINANCIAL ADVISOR

  Legg Mason Fairness Opinion. As described above, in connection with the acquisition of the Advisor the Special Committee retained Legg Mason to act as financial advisor to the Special Committee and to render its opinion as to the fairness to the stockholders of the Company, from a financial point of view, of the stock consideration to be paid in the Merger by the Company for the acquisition of the Advisor. Legg Mason assisted in the Special Committee's discussions and negotiations with the Principals leading up to the approval and execution of the Merger Agreement and in the consideration by the Special Committee of the Merger.

  On May 14, 1997, Legg Mason delivered its oral opinion to the Special Committee, which was confirmed in writing on November 6, 1997 (the written opinion referred to herein as the "Legg Mason Opinion"), to the effect that, as of the date of such opinion, based on Legg Mason's review and subject to the limitations described below, the Share Consideration (as described below in "Description of the Merger Proposal--General") to be paid in the Merger is fair to the stockholders of the Company from a financial point of view. The Legg Mason Opinion does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Merger. Additionally, the Legg Mason Opinion does not compare the relative merits of the Merger with those of any other transaction or business strategy discussed by the Special Committee as alternatives to the Merger.

  A copy of the written opinion of Legg Mason dated November 6, 1997, which includes the procedures followed, the matters considered, the assumptions made, and the limits of its review, is attached hereto as Appendix B, and is incorporated herein by reference. Stockholders are urged to read such opinion in its entirety.

  Reasons for Selection of Legg Mason. The Special Committee selected Legg Mason as its financial advisor on the basis of Legg Mason's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes, especially with respect to REITs and other real estate companies. Prior to its current engagement by the Special Committee, Legg Mason has served as one of several underwriters of a number of the Company's public offerings of securities, and the Company expects that Legg Mason will continue to do so in the future. In addition, in the ordinary course of its business, Legg Mason may actively trade in the Company's securities for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. The Special Committee determined that any perceived conflict arising from Legg Mason's previous relationships and with the Company and its standard business practices with respect to trading were offset by the increased knowledge of the Company Legg Mason obtained by such previous relationships and the familiarity with the issues that concern the Company's stockholders that Legg Mason has as a result of its ongoing relationships with its investor clients who hold a significant amount of the Company's Common Stock.

  Legg Mason Compensation. Pursuant to an engagement letter dated January 7,
  -----------------------
1997, Legg Mason received an initial, non-refundable fee of $50,000 upon the execution of the engagement letter and received an additional $125,000 upon the Special Committee's request of the Legg Mason Opinion. Legg Mason will also be reimbursed for certain of its expenses, in an amount not to exceed $10,000 without the prior consent of the Special Committee. The Company has agreed to indemnify Legg Mason, its affiliates and each of its directors, officers, employees, agents, consultants and attorneys, and each person or firm, if any, controlling Legg Mason or any of the foregoing, against certain liabilities, including liabilities under federal securities law.

  Analysis and Conclusions. In rendering its opinion, Legg Mason has, among
  ------------------------
other things: (i) reviewed and analyzed a draft of the Agreement and Plan of Merger to be used in connection with the Merger; (ii) reviewed and analyzed a draft of this Proxy Statement; (iii) reviewed and analyzed certain historical and pro forma financial and operating data of the Company, the Advisor and the Development Company; (iv) reviewed and analyzed certain other internal information concerning the business and operations of the Company, the Advisor and the Development Company furnished to it by management of the Company, the Advisor and the Development Company; (v) reviewed and analyzed certain publicly available financial and stock market data with respect to operating statistics relating to selected public companies that Legg Mason deemed relevant to its inquiry; (vi) reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Legg Mason considered relevant to its inquiry; (vii) held meetings and discussions with certain directors, officers and employees of the Company, the Advisor and the Development Company concerning the operations, financial condition and future prospects of the combined company; and (viii) conducted such other financial studies, analyses and investigations, visited selected Properties and considered such other information as Legg Mason deemed appropriate.

  In preparing its opinion, Legg Mason relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by the Company, the Advisor and the Development Company and further relied upon the assurances of management that they are unaware of any facts that would make the information provided incomplete or misleading. Legg Mason assumed that the financial forecasts examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of the Company, the Advisor and the Development Company as to the future performance of the Company, the Advisor and the Development Company, respectively. Legg Mason also assumed, with the consent of the Company, that
(i) the Merger will be accounted for under the purchase method of accounting;
(ii) the Merger will be a tax-free reorganization; and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company, the Advisor and the Development Company are as set forth in the consolidated financial statements of the Company, the Advisor and the Development Company, respectively. Legg Mason has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, the Advisor or the Development Company, nor has Legg Mason been furnished with any such evaluations or appraisals. The Legg Mason Opinion is based upon financial, economic, market and other conditions existing on the date thereof. Furthermore, Legg Mason has expressed no opinion as to the price or trading range at which the shares of the

Company will trade in the future. The Share Consideration was determined by the Special Committee and the Advisor in arms-length negotiations. Although Legg Mason evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, Legg Mason did not propose the specific Share Consideration payable in the Merger.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or amenable to summary description. Accordingly, Legg Mason believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the Legg Mason Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses are not appraisals and may not reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and Legg Mason does not assume responsibility for any future variations from such analyses or estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by Legg Mason in arriving at the Legg Mason Opinion.

  As background for its analyses, Legg Mason held extensive discussions with the Special Committee and with members of senior management of the Company, the Advisor and the Development Company regarding the history, current business operations, financial condition, future prospects and strategic objectives of the Company, the Advisor and the Development Company. For purposes of the following descriptions of the analyses performed by Legg Mason, the Advisor and the Development Company will hereafter be collectively referred to as the "Advisor."

  In valuing the Advisor, Legg Mason considered a variety of valuation methodologies, including (i) an analysis of certain transactions pursuant to which previously non self-administered REITs have acquired an external advisor; (ii) an analysis of certain transactions pursuant to which non-REITs have acquired an external company engaged in the real estate advisory, development and acquisition businesses; (iii) an analysis of selected publicly traded companies that act as advisors or managers in the real estate business;
(iv) an analysis of selected publicly traded companies that act as advisors or managers in the financial asset business; and (v) a discounted cash flow analysis.

  For purposes of its analysis, Legg Mason relied upon schedules of Completed New Acquisitions (as defined below in "Description of the Merger Proposal-- General") and Completed Development Projects (as defined below in "Description of the Merger Proposal--General") as provided by the Company and upon the Company's subsequent derivation of (i) the projected financial statements for the Advisor on a stand-alone basis, (ii) the pro forma projected financial statements of the Company assuming consummation of the Merger, and (iii) the corresponding incentive shares of Company Common Stock that would be issued to the pre-Merger stockholders of the Advisor. Legg Mason considered three scenarios in its analysis, (x) a "Base Case" scenario, whereby the $450,000,000 of Completed New Acquisitions and Completed Development Projects would be completed by the first quarter ending March 31, 2000, (y) a "Decelerated Acquisitions" scenario, whereby the $450,000,000 of Completed New Acquisitions and Completed Development Projects would be completed by the fourth quarter ending December 31, 2002, and (z) an "Accelerated Acquisitions" scenario, whereby the $450,000,000 of Completed New Acquisitions and Completed Development Projects would be completed by the third quarter ending September 30, 1999. The analysis described below is based on the "Base Case" scenario, which represents the Company's best estimates of the most likely pace of Completed New Acquisitions and Completed Development Projects by the Company.

  Share Consideration Analysis. For purposes of its financial analysis, Legg
  ----------------------------
Mason used a dollar value range of the Company Common Stock consideration to be paid ("Share Consideration") of approximately $26.7 million to $36.2 million, with a mean value of $31.1 million. The value of the Share Consideration was obtained by (i) calculating a range of quarterly prices of the Company Common Stock using a range of annual stock price growth rates of -2.5% to 9.6% (with a midpoint of 3.6%, which approximates the historical compounded annual growth rate of the Company's Common Stock since its Initial Public Offering); (ii) multiplying the range of stock prices by the shares to be issued at the end of each quarterly period between the fourth quarter ending December 31, 1997 and the second quarter ending June 30, 2000 in consideration of the Completed New Acquisitions and Completed Development Projects; and (iii) discounting these multiplied values of the issued Company Common Stock at discount rates ranging from 12.0% to 18.5%, which reflect Legg Mason's assessment of the risks of the business of the Advisor and of the Company.

  Legg Mason believes that the Advisor, like most service companies, should be valued in terms of the revenues, profitability and cash flow of its operations and therefore focused its analysis on the Advisor's total revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income and after tax cash flow both on an historical and on a forecasted basis.

  In connection with rendering its oral opinion to the Special Committee on May 14, 1997, Legg Mason performed a variety of financial and comparative analyses, including those summarized below, which describe all of the material analyses performed. Legg Mason updated these analyses for purposes of rendering its written opinion attached to this Proxy Statement. The Legg Mason Opinion is directed only to the fairness to the stockholders of the Company, from a financial point of view, of the Share Consideration to be paid in the Merger by the Company, and does not address any other aspect of the Merger. The summary set forth below does not purport to be a complete description of the analyses used by Legg Mason in rendering its opinion.

  Selected Comparable Acquisition Analysis. Legg Mason analyzed selected
  ----------------------------------------
transactions in which previously non self-administered REITs (the "Acquiring Companies") have acquired an external advisor (the "Target Companies"). These transactions included: ASR Investments Corporation's acquisition of Pima Realty Advisors, Inc.; Boddie-Noell Restaurant Properties, Inc.'s acquisition of BT Venture Corporation; Bradley Real Estate Trust's acquisition of R.M. Bradley & Co., Inc.; Burnham Pacific Properties, Inc.'s acquisition of Burnham Investment Group; CRIIMI MAE's acquisition of C.R.I., Inc.; Franchise Finance Corporation of America's acquisition of FFCA Management Company, L.P. as part of a roll-up and public offering; Health Care REIT, Inc.'s acquisition of First Toledo Advisory Company; Meditrust's acquisition of Meditrust Management Corp; Realty Income Corporation's acquisition of R.I.C. Advisor, Inc.; Shurgard Storage Centers, Inc.'s acquisition of Shurgard, Incorporated; and Storage Equities, Inc.'s acquisition of Public Storage Management, Inc. (collectively, the "Comparable REIT Advisor Transactions"). Legg Mason also noted Berkshire Realty Company Inc.'s acquisition of Berkshire Realty Affiliates as well as the transactions by Security Capital Group, Inc. with Security Capital Atlantic Trust, Security Capital Industrial Trust and Security Capital Pacific Trust, respectively, but did not include these transactions in its calculations of acquisition multiples. Legg Mason also considered the terms of the advisory agreements to which the Acquiring Companies and the Target Companies were parties, and other financial and operating characteristics of these companies.

  Legg Mason also analyzed selected transactions in which certain non-REITs acquired an external company engaged in the real estate advisory, development and acquisition businesses. These transactions included: Amresco, Inc.'s acquisition of Quality Mortgage; HFS, Inc.'s acquisition of Coldwell Banker Corp.; HFS, Inc.'s acquisition of Electronic Realty Associates; HFS, Inc.'s acquisition of Kahn Realty Cos.; HFS, Inc.'s acquisition of PHH Corporation; IMC Mortgage Company's acquisition of Mortgage America, Inc.; Insignia Financial Group, Inc.'s acquisition of Edward S. Gorden Company; Insignia Financial Group's acquisition of National Property Investors, Inc.; Insignia Financial Group, Inc.'s acquisition of Paragon Commercial; and New England Investment Co.'s acquisition of Aldrich Eastman Walthch (collectively, the "Non-REIT Advisor Transactions"). However, Legg Mason believes that the Non-REIT Advisor Transactions are not comparable to the Merger, and therefore did not derive values of the Advisor based on this analysis of the Non-REIT Advisor Transactions.

  Legg Mason compared the purchase price paid in each Comparable REIT Advisor Transaction with the latest twelve months or reported period, on an annualized basis, revenues, EBITDA and net income of the Target

Companies and calculated the following range of multiples: a range of purchase price to Target Company revenues of 1.4x to 6.7x, with a mean of 3.3x; a range of purchase price to Target Company EBITDA of 4.4x to 15.5x, with a mean of 10.1x; and a range of purchase price to Target Company net income of 5.9x to 17.8x, with a mean of 13.9x. Applying the applicable range of these acquisition multiples to the Advisor's revenues, EBITDA and net income for the trailing twelve month period ended June 30, 1997 ("TTM"), as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate yielded an implied range of values of the Advisor of approximately $9.9 million to $59.4 million, with a mean of $27.2 million.

  Legg Mason also noted that in each of the Comparable REIT Advisor Transactions, the majority of the consideration paid for the Target Company was in the form of an initial fixed payment without regard to future performance and therefore did not involve significant amounts of future contingent payments. By contrast, in the Merger, up to 1,980,000 of the maximum 2,200,000 shares of the Share Consideration is contingent upon the Company's future ability to reach certain targets of Completed New Acquisitions and Completed Development Projects following its acquisition of the Advisor.

  Given that the mean value of the Share Consideration to be paid in the Merger is within the values of the Advisor derived from the range of acquisition multiples of the Comparable REIT Advisor Transactions, Legg Mason believes that this analysis supports the fairness to the stockholders of the Company, from a financial point of view, of the Share Consideration to be paid in the Merger.

  Selected Comparable Public Real Estate Advisors Analysis. Legg Mason
  --------------------------------------------------------
compared certain financial information relating to the Advisor to certain corresponding information from a group of eight selected publicly traded companies that act as advisors or managers in the real estate business. Legg Mason considered the following companies: Amresco, Inc.; CB Commercial Real Estate Services Group, Inc.; Cardinal Realty Services, Inc.; Grubb & Ellis Company; HFS, Inc.; Insignia Financial Group, Inc.; Marriott International, Inc. and NHP, Inc. (collectively, the "Public Real Estate Advisors").

  Legg Mason compared the total market capitalization (equity market capitalization plus debt) or equity market capitalization of each of the Public Real Estate Advisors with its TTM actual revenues, EBITDA and net income as well as its 1997 projected net income and 1998 projected net income, as provided by First Call analysts' estimates. Based on closing market trading prices as of November 5, 1997, the Public Real Estate Advisors traded in the following ranges: a range of total market capitalization to TTM revenues of 0.9x to 6.8x with a mean of 2.6x; a range of total market capitalization to TTM EBITDA of 11.9x to 16.9x with a mean of 13.5x; a range of equity market capitalization to TTM net income of 15.9x to 35.8x with a mean of 27.0x; a range of equity market capitalization to 1997 projected net income of 22.1x to 29.0x with a mean of 25.8x; and a range of equity market capitalization to 1998 projected net income of 16.2x to 26.4x with a mean of 20.3x. Applying the applicable range of these selected multiples to the Advisor's revenues, EBITDA and net earnings for the trailing twelve month period ended June 30, and the Advisor's projected net income for the twelve months ending December 31, 1997 and for the twelve months ending December 31, 1998, as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate yielded an implied range of values of the Advisor of approximately $7.7 million to $112.8 million, with a mean of $58.8 million.

  Legg Mason also compared certain financial information relating to the Advisor to certain corresponding information from a group of five selected companies that act as advisors or managers in the financial asset management business. Legg Mason considered the following companies: Duff & Phelps Credit Rating Company; Franklin Resources, Inc.; John Nuveen & Company, Inc.; T. Rowe Price Associates and United Asset Management Corporation (the "Public Financial Advisors").

  Legg Mason compared the total market capitalization (equity market capitalization plus debt) or equity market capitalization of each of the Public Financial Advisors with its TTM actual revenues, EBITDA and net income as well as its 1997 projected net income and 1998 projected net income, as provided by First Call analysts' estimates. Based on closing market trading prices as of November 5, 1997, the Public Financial Advisors traded in the following ranges: a range of total market capitalization to TTM revenues of 2.8x to 6.3x with a mean of 4.6x; a range of total market capitalization to TTM EBITDA of 9.8x to 19.0x with a mean of 13.7x; a range of equity market capitalization to TTM net income of 17.2x to 37.4x with a mean of 25.3x; a range of equity market capitalization to 1997 projected net income of 17.0x to 30.4x with a mean of 23.1x; and a range of equity market capitalization to 1998 projected net income of 15.1x to 24.6x with a mean of 19.3x. Applying the applicable range of these selected multiples to the Advisor's revenues, EBITDA and net earnings for the trailing twelve month period ended June 30, 1997, and the Advisor's projected net income for the twelve months ending December 31, 1997 and for the twelve months ending December 31, 1998, as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate yielded an implied range of values of the Advisor of approximately $24.5 million to $117.9 million, with a mean of $60.6 million.

  Given that the mean value of the Share Consideration to be paid in the Merger is within the values of the Advisor derived from the range of trading multiples of the Public Real Estate Advisors and the Public Financial Advisors, Legg Mason believes that this analysis supports the fairness to the stockholders of the Company, from a financial point of view, of the Share Consideration to be paid in the Merger.

  Discounted Cash Flow Analysis. Legg Mason analyzed the financial terms of
  -----------------------------
the Merger using a discounted cash flow analysis. The discounted cash flow approach assumes, as a basic premise, that the intrinsic value of any business is the current value of the future cash flow that the business will generate for its owners. To establish a current implied value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Legg Mason used projections and other information provided by the management of the Company and the Advisor to estimate the free cash flows, defined as total revenue (including acquisition fees, advisory fees, development fees and asset and property management fees) minus development expenses, advisor expenses and taxes ("Free Cash Flows") for each quarter from the first quarter ending March 31, 1998 through the fourth quarter ending December 31, 2002, inclusive. The Free Cash Flows were then discounted to the present, using discount rates ranging from 15.0% to 25.0% and terminal value growth rates ranging from 4.5% to 6.0% applied to annualized projected Free Cash Flows for the fourth quarter ending December 31, 2002. These discount rates reflected Legg Mason's assessment of equity investments in general, and the specific risks of the business, in particular, including the material dependence on the Advisory Agreement as well as the possibility the Advisory Agreement might be modified or might not be renewed. Legg Mason's calculations resulted in a range of imputed values of the Advisor of $25.4 million to $56.2 million, with a mean of $36.8 million.

  Given that the mean value of the Share Consideration to be paid in the Merger is within the values of the Advisor derived from the discounted cash flow analysis, Legg Mason believes that this analysis supports the fairness to the stockholders of the Company, from a financial point of view, of the Share Consideration to be paid in the Merger.

  Legg Mason also performed similar financial analyses to value the Advisor under the Decelerated Acquisitions scenario and the Accelerated Acquisitions scenario. In its discounted cash flow analysis, Legg Mason noted that under the Decelerated Acquisitions scenario, whereby the $450,000,000 of Completed New Acquisitions and Completed Development Projects would not be concluded until the fourth quarter ending December 31, 2002, the Company would have to reduce operating expenses quickly and significantly in order for the value of the Share Consideration to be paid in the Merger to be within the range of values for the Advisor. Legg Mason has expressed no opinion on the Company's ability to reduce operating expenses to such levels.

  Based on and subject to the foregoing, Legg Mason concluded, as of the date of the Legg Mason Opinion, that the Share Consideration to be paid in the Merger is fair to the stockholders of the Company from a financial point of view.

                      DESCRIPTION OF THE MERGER PROPOSAL

  Set forth below under the heading "General" is a summary of the material
  ------------------------------------------------------------------------
terms of the Merger Proposal. The Merger Agreement, a copy of which is
----------------------------------------------------------------------
attached to this proxy statement as Appendix A and the material terms of which
------------------------------------------------------------------------------
are summarized in "Description of the Merger Agreement", contains a more
------------------------------------------------------------------------
extensive description of the terms of the Merger Proposal. The summary set
--------------------------------------------------------------------------
forth below is qualified in its entirety by reference to the Merger Agreement.
-----------------------------------------------------------------------------

GENERAL

  Structure of the Merger. If the conditions to consummation of the Merger are
  -----------------------
satisfied, including approval of the Merger by the stockholders of the Company, the Advisor will merge with and into Net Lease Realty II, Inc. ("NLRII"), the Company's wholly owned subsidiary, with NLRII as the surviving corporation (the "Surviving Corporation"). Under Maryland law and the Articles of Incorporation, holders of Common Stock will not be entitled to rights of appraisal in connection with the Merger.

  As a result of the Merger, all outstanding shares of common stock of the Advisor will be canceled, and the Advisor Stockholders will receive up to 2,200,000 shares of Common Stock (the "Share Consideration"). Upon consummation of the Merger, the Surviving Corporation will remain a wholly owned subsidiary of the Company.

  In connection with the Merger Proposal, the Development Company was merged with and into the Advisor as of April 30, 1997, with the Advisor being the surviving corporation. All outstanding shares of common stock of the Development Company were canceled, and CNL Group (the sole stockholder of the Development Company) received additional common stock of the Advisor.

  Payment of the Share Consideration. The Share Consideration will consist of
  ----------------------------------
up to 2,200,000 shares of Common Stock. Ten percent of the total Share Consideration (220,000 shares of Common Stock) will be paid to the Advisor Stockholders (as defined below in "Description of the Merger Proposal-- General") on the Closing Date. The balance of the Share Consideration (the "Share Balance") will be paid to the Advisor Stockholders over time to the extent the Company expands its operations after the Merger. Within 90 days of the end of each full Payment Period (defined in the Merger Agreement as each of the three-month periods beginning on January 2, April 2, July 2, and October 2, respectively) after the consummation of the Merger, the Advisor Stockholders will receive a portion of the Share Balance equal to the number of shares in the Share Balance multiplied by a fraction, the numerator of which is the total cost (calculated in accordance with generally accepted accounting principles) of Completed New Acquisitions and Completed Development Projects (as defined below in "Description of the Merger Proposal--General") for such Payment Period, and the denominator of which is $405,000,000; the first $45,000,000 of Completed New Acquisitions and Completed Development Projects, however, will not be included in the numerator. For purposes of this calculation, "Completed New Acquisitions" means property acquisitions completed by the Company, its subsidiaries or its affiliates during the relevant Payment Period, whether or not such acquisitions were in discussion or under contract on or prior to the Closing Date, and "Completed Development Projects" means development projects that are completed (i.e., a certificate of occupancy has been issued and the tenant has commenced paying periodic rent under the lease) by the Company during the relevant Payment Period, whether or not such projects were under development or construction on or prior to the Closing Date. In the event of a Change in Control (as defined in the Merger Agreement) of the Company, however, any remaining Share Balance will be immediately issued and paid to the Advisor Stockholders pro rata.

  The Company's obligation to pay additional shares to the Advisor Stockholders will cease once all of the Share Balance has been paid. In addition, the Company will be obligated to pay the Share Balance only with respect to the first 20 Payment Periods after the consummation of the Merger; accordingly, approximately five years after the consummation of the Merger the Company's obligation to pay the Share Balance will cease.

  Subject to the adjustment discussed below, immediately prior to the Merger the Advisor will be owned as follows: 76.8% by CNL Group, 8.5% by Mr. Bourne, 8.5% by Mr. Ralston, 3.1% by Mr. Habicht, and 3.1% by the individuals who are employed by CNL Group affiliates but who are not officers, directors or employees of either the Company, the Advisor or the Development Company (collectively, the "Advisor Stockholders"). Under the Merger Agreement, prior to the consummation of the Merger, CNL Group may transfer up to 750 shares of common stock of the Advisor, representing an eight percent ownership interest in the Advisor, to certain officers and employees of the Advisor or its affiliates.

  The Share Consideration will be paid pro rata to the Advisor Stockholders as and when due as set forth above. In addition, each Principal Stockholder will be required to hold at least 1/2 of the Common Stock shares it receives in each distribution for at least 12 months from the applicable date of distribution.

  Employment Agreements. The Company will enter into new employment agreements
  ---------------------
with Messrs. Seneff, Ralston and Habicht. Upon consummation of the Merger, Mr. Bourne will resign as an officer of the Company although he will remain as one of the Company's directors if his election as a director is approved by the Company's stockholders.

  The employment agreements for Messrs. Seneff, Ralston, and Habicht will be for annual salaries of $125,000, $225,000, and $150,000 respectively. These salaries are comparable to those currently made by such individuals. The Company believes that the salaries to be paid to such individuals are competitive with those paid by other companies for individuals of comparable ability and experience. Each of these agreements will also contain non-compete provisions, as discussed below. See "--Non-Compete, Other Protections."

  Non-Compete, Other Protections. The Merger Proposal contains three separate
  ------------------------------
non-compete protections for the benefit of the Company. First, under the Merger Agreement, for a period of five years following the consummation of the Merger none of the Principal Stockholders will engage in any business that the Surviving Corporation or the Company conducts as of the Closing Date (as defined below in "Description of the Merger Proposal--Closing"). In addition, under the Merger Agreement, for so long as Mr. Seneff is affiliated with the Company he will not engage in, or participate in any capacity in any business that engages in, the ownership, acquisition or development of retail operations; provided, however, that this restriction will not apply to the ownership, acquisition or development of (i) restaurant properties, (ii) hotel properties that contain retail operations, or (iii) retail stores that are less than 10,000 square feet. The restriction also does not apply to retail stores owned as of the date the Merger Agreement was signed by affiliates of CNL Group. The Merger Agreement provides for a variety of remedies, including injunctive relief, if these provisions are breached.

  Finally, under the employment agreements to be signed by Messrs. Seneff, Ralston, and Habicht, each such individual will not, during the term of the employment agreement and for a period of one year thereafter and except for certain limited exceptions, engage in, or participate in any capacity in any business that engages in, any business that is competitive with the Company's business. Each such employment agreement provides for a variety of remedies, including injunctive relief, if this provision is breached. These provisions, coupled with the non-compete provisions contained in the Merger Agreement, and assuming the employment agreements would be renewed at the expiration of their respective terms on similar terms, have the effect of constraining the ability of Messrs. Seneff, Ralston and Habicht to compete with the Company for the longer of five years after consummation of the Merger and one year after such individuals leave the employ of the Company, were they to do so.

RISKS OF THE MERGER PROPOSAL TO THE COMPANY AND STOCKHOLDERS OF THE COMPANY

  Risks Associated with the Advisor Business and the Development Business. The
  -----------------------------------------------------------------------
Merger Proposal will expose the Company to risks to which it has not historically been exposed. The Company's overhead, on a consolidated basis, will increase as a result of becoming self-administered and of expanding its operations to include development services. If the Company's existing or prospective tenants decide to limit their expansion plans or to use development services other than those of the Company, the Company's ability to cover this new overhead may be impaired; under current arrangements, the responsibility for such overhead would rest with the Advisor and the Development Company. In addition, the Company may be exposed to the risks associated with the development business, including the risks of litigation by third parties for claims based on alleged failure to perform development services properly, by virtue of having its wholly owned subsidiary engage in such activities; previously, all development services were performed either by the Development Company or by a third party.

  Effect of the Merger on Price of Common Stock and Common Stock Available for
  ----------------------------------------------------------------------------
Future Sale. Although the recent and historical trading prices of the Common
-----------
Stock were given substantial consideration in determining the terms of the Merger Proposal, there can be no assurance that the market price of the Common Stock following the Merger will not be less than the current market price of the Common Stock. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. On the Closing Date, the Company will issue 220,000 shares of Common Stock to the Advisor Stockholders, and may issue over time up to another 1,980,000 shares of Common Stock in connection with the Merger Proposal. The Principal Stockholders must retain at least 1/2 of the Common Stock received in each distribution of the Share Consideration for at least 12 months from the date of distribution. On the Closing Date, the Company, CNL Group, Mr. Bourne, Mr. Ralston and Mr. Habicht will enter into a Registration Rights Agreement, pursuant to which CNL Group and Messrs. Bourne, Ralston and Habicht will have certain rights to register their Common Stock issued in connection with the Merger for public resale. No prediction can be made about the effect that future sales of Common Stock, or the perception that such sales could occur, will have on the market prices of Common Stock.

  Conflicts of Interest. While the Merger Proposal will mitigate certain
  ---------------------
perceived conflicts of interest between the Company and the Advisor (see the discussion in "Reasons for Self-Administration; Background of the Merger Proposal"), after the Merger certain potential conflicts of interest between the Company and the Principals will remain.

  Because up to ninety percent of the Share Consideration may be paid out over time as the Company's operations expand, the Principals may have an incentive to have the Company acquire as many Properties as possible until the Share Consideration is fully paid. To avoid any such potential conflict of interest until the Share Consideration is fully paid, the Company will retain the requirement in its Bylaws that all Properties acquired by the Company will have to be approved by a majority of the Independent Directors.

  In addition, Mr. Seneff, the Chairman of the Board of Directors and the Chief Executive Officer of the Company, is currently engaged, and in the future is expected to engage, in the management of other entities that invest in real estate, and in other business activities. Competition therefore will exist in the allocation of Mr. Seneff's management time and services among the Company and the various other entities in which such individual is involved. The Bylaws require that transactions between the Company and its directors and executive officers, or between the Company and any entity in which one of the Company's directors or executive officers is a director or executive officer or has a material financial interest, be approved by a majority of the directors not interested in the transaction.

BENEFIT TO THE PRINCIPALS RESULTING FROM THE MERGER PROPOSAL

  The Merger Proposal, if consummated, will result in the following benefits to the Principals:

  Issuance of Common Stock. The Principals will receive, directly and
  ------------------------
indirectly, up to 2,200,000 shares of Common Stock, which could represent up to 7.5% of the issued and outstanding Common Stock of the Company based on the currently outstanding Common Stock and assuming satisfaction of the Share Balance issuance criteria described in this Proxy Statement without any additional issuances of common stock.

  Employment Agreements. Messrs. Seneff, Ralston and Habicht will enter into
  ---------------------
written employment agreements with the Company; previously, each individual was employed by the Advisor without any written employment agreement. While such agreements will be for annual salaries substantially the same as such individuals are currently paid to them by the Advisor, the employment agreements will contain other benefits that may differ from existing employment arrangements; in particular, the employment agreements provide that each such individual will be entitled to an annual bonus of up to 50% of his then-current annual salary, which may give rise to the payment of bonuses higher than such individuals would receive in the absence of a written employment agreement. See "Description of the Merger Agreement--General-- Employment Agreements. "

COMMON STOCK OWNERSHIP AFTER THE MERGER

  The following table presents certain information regarding beneficial ownership of the Common Stock by the directors and executive officers of the Company, including the Principals, as of the Record Date, and on a pro forma basis, assuming all the Share Consideration is paid. On the Record Date there were 27,050,119 shares of Common Stock outstanding. After the Merger there are assumed to be 29,250,119 shares of Common Stock outstanding, based upon all of the Share Consideration being paid.

                                                                               NUMBER OF
                                                     NUMBER OF                   SHARES
                            CURRENT                    SHARES                 BENEFICIALLY
                           NUMBER OF                BENEFICIALLY               OWNED UPON
                             SHARES        PERCENT  OWNED AS OF    PERCENT    FULL PAYMENT    PERCENT
                          BENEFICIALLY       OF     THE CLOSING      OF         OF SHARE        OF
NAME OF BENEFICIAL OWNER     OWNED         SHARES     DATE(1)      SHARES   CONSIDERATION(2)  SHARES
------------------------  ------------     -------  ------------   -------  ----------------  -------
Robert A. Bourne(3) ....    422,096(4)(5)    1.6%     440,796        1.6%        609,091        2.1%
 (Director and Executive
 Officer)
Edward Clark ...........      5,877(6)          (7)     5,877           (7)        5,877           (7)
 (Director)
Willoughby T. Cox, Jr. .      4,942(8)          (7)     4,942           (7)        4,942           (7)
 (Director)
Kevin B. Habicht(3) ....     61,667(9)          (7)    68,409           (7)      128,995           (7)
 (Executive Officer)
Clifford R. Hinkle .....     20,592(10)         (7)    20,592           (7)       20,592           (7)
 (Director)
Ted B. Lanier ..........     13,442(11)         (7)    13,442           (7)       13,442           (7)
 (Director)
Gary M. Ralston(3) .....     82,333(12)         (7)   101,033           (7)      269,328           (7)
 (Executive Officer)
James M. Seneff, Jr.(3).    509,368(13)      1.9%     678,412(14)    2.5%      2,199,806(14)    7.5%
 (Director and Executive
 Officer)

--------
 (1) Based upon allocating the 220,000 shares to be issued on the Closing Date among the Advisor Stockholders in accordance with the percentages set forth in "Description of the Merger Proposal--General--Payment of the Share Consideration."
 (2) Assumes satisfaction of the Share Balance issuance criteria described in this Proxy Statement without any additional issuances of Common Stock.
 (3) A stockholder of the Advisor.
 (4) Of these shares, 310,699 shares are held by six limited partnerships, of which Messrs. Bourne and Seneff are general partners. In addition, 35,730 of these shares are held by a trust of which Mr. Seneff serves as trustee. Messrs. Bourne and Seneff disclaim beneficial ownership of these shares, except to the extent of their respective percentage interests in each of these entities.
 (5) Includes 1,730 shares held by Mr. Bourne as custodian for his minor children and 109,667 shares subject to currently exercisable options.
 (6) Includes 635 shares held by Mr. Clark's spouse and 4,942 shares subject to currently exercisable options.
 (7) Less than 1 percent.
 (8) Includes 4,942 shares subject to currently exercisable options.
 (9) Includes 61,667 shares subject to currently exercisable options.
(10) Includes 800 vested shares held by Flagler Capital Corporation Profit Sharing Plan on behalf of Mr. Hinkle, who is the sole participant, 4,942 shares subject to currently exercisable options, 250 shares held by Mr. Hinkle as custodian for his son under the Uniform Gift to Minors Act, 1,000 shares held by Mr. Hinkle's spouse, and 10,000 shares owned by Flagler Holdings, Inc., in which Mr. Hinkle has a 26 percent interest and dispository and voting authority.
(11) Includes 5,000 shares held by Mr. Lanier's spouse, and 4,942 shares subject to currently exercisable options.
(12) Includes 77,333 shares subject to currently exercisable options.
(13) Includes 159,000 shares subject to currently exercisable options.
(14) Includes shares received by CNL Group in connection with the Merger. CNL Group is the parent company of the Advisor, and is wholly owned by Mr. Seneff and his spouse.

CONSEQUENCES OF FAILURE TO APPROVE THE MERGER

  If the Merger Proposal is not approved, the Company intends to continue to conduct its business generally in a manner consistent with past practices. The Company is unable to predict the exact consequences that any rejection of the Merger Proposal would have. The Principals and their affiliates currently provide certain advisory services to the Company and certain development services to the Company's tenants. Although there can be no assurance, if the Merger Proposal is not approved the Company expects that it will continue to be able to obtain such services from the Principals or their affiliates beyond 1997. Even if the Merger Proposal is approved there is no assurance that the Merger Proposal will be consummated. However, to the knowledge of the Company and the Principals, if the Merger is approved and the conditions set forth in the Merger Agreement are satisfied, the Merger will be consummated as indicated herein. See "Description of the Merger Agreement--Conditions to Closing."

                      DESCRIPTION OF THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement not
  ----------------------------------------------------------------------------
described elsewhere in this Proxy Statement. A copy of the Merger Agreement is
------------------------------------------------------------------------------
attached as Appendix A to this Proxy Statement and is incorporated herein in
----------------------------------------------------------------------------
its entirety by reference thereto. Such summary is qualified in its entirety
----------------------------------------------------------------------------
by reference to the Merger Agreement.
------------------------------------

GENERAL

  The Merger Agreement provides that, subject to the approval thereof by the stockholders of the Company and subject to the satisfaction of certain other conditions, the Advisor will merge with and into NLRII, with NLRII as the Surviving Corporation. The articles and bylaws of NLRII in effect prior to the Closing Date will be the articles and bylaws of the Surviving Corporation, until such may later be amended as provided therein and under applicable law. In addition, the officers and directors of NLRII will be the officers and directors of the Surviving Corporation.

  Subject to the terms and conditions set forth in the Merger Agreement, upon consummation of the Merger the issued and outstanding shares of the Advisor will be converted into the right to receive newly issued shares of Common Stock. No fractional shares of Common Stock will be issued in the Merger. In lieu thereof, the Company will pay cash based on the nominal per share sales price of the Common Stock to any Advisor Stockholder otherwise entitled to a fractional share.

  The Common Stock issued to the Advisor Stockholders in connection with the Merger will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). As such, these shares will be "restricted securities" as that term is defined by Rule 144 under the Securities Act. CNL Group and Messrs. Bourne, Ralston and Habicht (the "Registration Rights Stockholders") will enter into a Registration Rights Agreement with the Company pursuant to which such stockholders will be permitted, in certain circumstances and subject to meeting certain procedural requirements, to sell their Common Stock received in connection with the Merger without an exemption from the registration requirements of the Securities Act. The Registration Rights Stockholders may exercise piggyback registration rights and, if the aggregate offering price of all such Common Stock to be registered equals $5 million or more, exercise demand registration rights; provided that a maximum of two demand registration statements may be exercised.

CLOSING

  The Merger Agreement provides that the Closing will occur after all of the conditions set forth in the Merger Agreement have been satisfied or waived (the "Closing Date"). It is contemplated that the Closing Date will occur on or prior to January 1, 1998.

CONDUCT OF BUSINESS PRIOR TO CLOSING

  Each of the Advisor and the Principal Stockholders have agreed, among other things, that prior to the Closing Date the Advisor will not take certain actions without the Company's prior written consent, including but not limited to: (i) issuing any new Advisor securities; (ii) repurchasing or redeeming any existing Advisor securities; (iii) effecting any stock splits; (iv) adopting any amendment to its articles of incorporation or its bylaws; (v) incurring or guaranteeing any indebtedness for borrowed money;
(vi) mortgaging, pledging, selling or transferring any material assets of the Advisor; or (vii) engaging in any business the nature of which is materially different from the business the Advisor engaged in at the time the Merger Agreement was signed.

CONDITIONS TO CLOSING

  The obligations of the Company, NLRII, the Advisor and the Advisor Stockholders to effect the Merger are subject to the fulfillment or waiver at or prior to the Closing of certain conditions, including the approval of the Merger by the stockholders of the Company. In addition, the obligations of the Company and NLRII to effect the Merger are subject to the fulfillment or waiver at or prior to Closing of certain additional conditions, including that the representations and warranties made by the Advisor and the Principal Stockholders with respect to the Advisor and its business set forth in the Merger Agreement are true and correct in all material respects as of the Closing Date.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement includes various customary representations and warranties (which representations and warranties survive until the later of two years from the Closing Date or the date upon which the Share Balance is paid in full, with the exception of certain tax matters representations and warranties, which survive until the expiration of the applicable statute of limitations) of the Advisor and the Principal Stockholders as to, among other things: (i) the corporate organization, standing and power of the Advisor to enter into the Merger and the transactions in connection therewith; (ii) the Advisor's capitalization; (iii) authorization of the Merger by the Advisor and the Advisor Stockholders; (iv) the Merger Agreement's noncontravention of any law or governmental order, any charter or bylaw provision, or any contract or other agreement; (v) compliance with laws; (vi) ownership and title or license to tangible and intangible property and assets owned or used by the Advisor;
(vii) the Advisor's financial statements; (viii) pending or threatened litigation; (ix) lack of undisclosed liabilities of the Advisor; (x) payment of taxes; (xi) certain contracts and leases of the Advisor; (xii) existence of insurance; (xiii) certain matters with respect to employees and employee benefits; and (xiv) disclosure of affiliated business relationships. In addition, the Merger Agreement includes various customary representations and warranties by each of the Principal Stockholders as to, among other things:
(i) authority of such Principal Stockholder to enter into the transactions contemplated by the Merger Agreement; (ii) noncontravention of any agreement to which such Principal Stockholder is a party; (iii) title to shares of common stock of the Advisor held by such Principal Stockholder; (iv) certain matters with respect to federal and state securities laws; and (v) lack of intention to dispose of the Share Consideration received in the Merger above a certain amount.

  The Merger Agreement also includes various customary representations and warranties (which representations and warranties survive until the later of two years from the Closing Date or the date upon which the Share Balance is paid in full, with the exception of certain representations as to authorization to issue the Common Stock in connection with the Merger, which survive until the expiration of the applicable statute of limitations) of the Company as to, among other things: (i) the corporate organization, standing and power of the Company to enter into the Merger and the transactions in connection therewith; (ii) the Company's capitalization; (iii) authorization of the Merger by the Company; (iv) the Merger Agreement's noncontravention of any law or governmental order, any charter or bylaw provision, or any contract or other agreement; and (v) compliance with law.

EXPENSES

  Each of the Company, the Advisor, and the Principal Stockholders will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with the Merger Agreement and the Merger Proposal. The Company will also bear such costs and expenses for NLRII.

         CERTAIN FINANCIAL AND OTHER INFORMATION REGARDING THE MERGER

FINANCIAL INFORMATION

  Attached on pages F-1 through F-13 of this Proxy Statement is certain pro forma and other financial information with respect to the Company and the Advisor.

ACCOUNTING TREATMENT

  The Merger will be accounted for as costs incurred in acquiring the Advisor from a related party to the extent the consideration paid exceeds the fair value of the net tangible assets received. Such costs will be reflected as an expense when incurred.

FEDERAL TAX MATTERS

  The following discussion summarizes the material federal income tax consequences in connection with the Merger Proposal to a holder of Common Stock who is a U.S. citizen or resident or that is a tax exempt organization. Shaw, Pittman, Potts & Trowbridge, tax counsel to the Company ("Tax Counsel"), has reviewed the following discussion and believes that it fairly summarizes the federal income tax considerations that are likely to be material to such holders of Common Stock. Such discussion is based on current law. The discussion is not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. This discussion does not describe all of the aspects of federal income taxation that may be relevant to a stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. No ruling has been or will be requested from the Internal Revenue Service ("IRS").

  EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISER REGARDING THE SPECIFIC CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP OF COMMON STOCK IN AN ENTITY THAT HAS ELECTED TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF SUCH OWNERSHIP AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  General. The Company expects to continue to be taxed as a REIT for federal
  -------
income tax purposes. Management believes that the Company was organized, has operated and, assuming consummation of the Merger, will continue to operate after the Merger in such a manner as to meet the requirements for qualification and taxation as a REIT under the Code, and intends to continue to operate the Company in such a manner. No assurance, however, can be given that the Company will continue to operate in a manner so as to remain qualified as a REIT.

  In the opinion of Tax Counsel, assuming the Company was organized in conformity with and has satisfied, prior to the Merger, the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which the Company made the election to be taxed as a REIT and the assumptions and representations referred to below are true upon and following the Merger, the Merger will be consummated in conformity with the requirements for continued qualification and taxation of the Company as a REIT, and the proposed methods of operation of the Company and NLRII following the Merger, and the ownership of assets contemplated in the Merger Proposal, will permit the Company to continue to so qualify for its current and subsequent taxable years. This analysis is based on certain assumptions relating to the organization and operation of the Company and NLRII and is conditioned upon certain representations made by the Company as to certain factual matters relating to the Merger and the intended manner of operation after the Merger of the Company and NLRII. The opinion is further conditioned upon the Company not otherwise being allocated more non-qualifying income than is consistent with the 95 percent gross income test. See "--Income Tests." Tax Counsel is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. Unlike a tax ruling, an analysis of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for federal income tax purposes. The Company's qualification and taxation as a REIT has depended and will depend upon, among other things, the Company's ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. See "--Failure to Qualify."

  The following is a summary of all material considerations concerning applicable Code sections that affect the Merger. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof as currently in effect. There is no assurance that there will not be future changes in the Code, Treasury Regulations or administrative or judicial interpretations thereof that could adversely affect the Company's ability to continue to qualify as a REIT or adversely affect the taxation of holders of Common Stock or that could further limit the amount of income the Company may derive from the management and development activities to be performed after the Merger.

  Nontaxable Merger. Section 368(a)(1)(A) of the Code defines an "A"
  -----------------
reorganization as a statutory merger or consolidation. In "A" reorganizations, the stockholders and creditors of the transferor corporation automatically become stockholders and creditors of the surviving corporation by operation of state law. The Merger will be executed in accordance with the Maryland General Corporation Law and the Florida Business Corporation Act, and the Advisor Stockholders will receive, pro rata based on their relative equity interests in the Advisor, CNL common stock and cash in lieu of fractional CNL common stock. While the Merger is, for state law purposes, a merger into NLRII, by virtue of the mandate of section 856(i) to ignore the separate corporate existence of qualified REIT subsidiaries, the Merger will be treated for federal income tax purposes as being directly into the Company.

  In addition to satisfying the statutory provisions of section 368(a)(1)(A) of the Code, an "A" reorganization must comply with the continuity-of-interest doctrine set out in section 1.368-1(b) of the Treasury Regulations, which requires that there be certain continuity of interest on the part of the transferor corporation or its stockholders. Article 9.8 of the Merger Agreement requires that each Advisor Stockholder retain at least one-half of its common stock for at least 12 months following the receipt of such shares. In addition, Article 9.7 prohibits the Advisor Stockholders as a group from disposing of the common stock received through the Merger in such a manner as to violate the continuity of stockholder interest requirement set forth in section 1.368-1(b) of the Treasury Regulations. Furthermore, with respect to contingent-stock transactions such as the one to be carried out pursuant to the Merger, the Service has issued guidelines for favorable rulings. The Merger substantially complies with these guidelines. Based upon the foregoing, in the opinion of Tax Counsel the consummation of the Merger will not be a taxable event for federal income tax purposes for the stockholders of the Company.

  Qualified REIT Subsidiary. A REIT is permitted to have a wholly owned
  -------------------------
subsidiary (also referred to as a "qualified REIT subsidiary") provided that such subsidiary satisfies certain conditions. A qualified REIT subsidiary is not treated as a separate entity for federal income tax purposes. Rather, all of the assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as if they were those of the REIT. NLRII is and will continue to be a "qualified REIT subsidiary" of the Company, and the assets, liabilities and items of income of NLRII will be treated as assets, liabilities and items of income of the Company. Based on the foregoing, it is the opinion of Tax Counsel that NLRII will continue to constitute a qualified REIT subsidiary following the Merger.

  Income Tests. In order for the Company to maintain its qualification as a
  ------------
REIT, there are three gross income tests that must be satisfied annually.

  At least 75 percent of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be rents from real property and interest and certain other income earned from mortgages on real property, gain from the sale of real property or mortgages (other than in prohibited transactions) or income from qualified types of temporary investments.

  At least 95 percent of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items that qualify under the 75 percent gross income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

  Less than 30 percent of the Company's gross income (including gross income from prohibited transactions) must be derived from gain in connection with the sale or other disposition of stock or securities held for less that one year, property in a prohibited transaction, and real property held for less than four years (other than involuntary conversions and foreclosure property).

  In the future, the Company may derive a portion of its income from management and development services provided by NLRII to third parties. While such income will not be considered "rents from real property," the income from third parties is not anticipated to exceed 5 percent of the Company's gross income. Such income, therefore, should not cause the Company to violate the 95 percent income test.

  If the Company fails to satisfy one or both of the 75 percent or 95 percent gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Asset Tests. In addition to its own assets, the Company will be deemed to
  -----------
hold directly all real estate and other assets of NLRII. Management anticipates that more than 75 percent of the Company's assets will be real estate assets. In addition, management does not expect the Company to hold (1) any securities representing more than 10 percent of any one issuer's voting securities other than NLRII, Net Lease Realty I, Inc., Net Lease Realty III, Inc. and Net Lease Realty IV, Inc., which are qualified REIT subsidiaries, nor
(2) securities of any one issuer exceeding 5 percent of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles). The Company would not lose its qualifying status as a REIT under the asset tests merely by reason of changes in asset values in a subsequent quarter. This requirement must be satisfied not only upon the initial acquisition of such securities, however, but also each time the Company increases ownership of securities. If the failure to satisfy the asset tests results wholly or partly from an acquisition of securities or other property during the quarter, the failure could be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any noncompliance. There can be no assurance, however, that such steps will always be successful.

  Other REIT Requirements. One of the requirements for qualification as a REIT
  -----------------------
in any year is that at the end of the year the REIT has no accumulated earnings and profits from a prior non-REIT year. As a result of the Merger, the Company would succeed to any earnings and profits of the Advisor existing at the time of the Merger. Prior to the Merger, the Advisor will distribute to its stockholders an amount equal to its earnings and profits. Furthermore, within 90 days of the Merger, the Company will make a nondeductible pro rata distribution equal to any remaining accumulated earnings and profits of the Advisor.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT
  ------------------
in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

REGULATORY MATTERS

  The Company and the Advisor are not aware of any license or regulatory permit which is material to the business of the Company, the Advisor or the Development Company and which is likely to be adversely affected by the consummation of the Merger or of any material approval or other action by any state, federal or foreign government agency that would be required prior to the consummation of the Merger.

NO APPRAISAL RIGHTS

  Under Maryland law and the Articles of Incorporation, holders of Common Stock will not be entitled to rights of appraisal in connection with the Merger.

VOTE REQUIRED TO APPROVE THE MERGER

  In order to approve the Merger, a majority of the shares of Common Stock must vote on the Merger (a "quorum"), and a majority of the quorum must vote in favor of the Merger. Accordingly, shares that are not voted (whether by abstention, broker non-vote or otherwise) will have the effect of counting against the requirement that a majority of the shares of Common Stock vote on the Merger, but will not count as a vote against the Merger itself.

  A VOTE FOR PROPOSAL II SHALL BE DEEMED A VOTE PERMITTING THE BOARD OF DIRECTORS TO EFFECT THE MERGER PURSUANT TO THE MERGER AGREEMENT APPROVED BY THE STOCKHOLDERS OF THE COMPANY; APPENDIX A SETS FORTH THE MERGER AGREEMENT AS IF PROPOSAL II HAS BEEN APPROVED.

                                 PROPOSAL III

 APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE
   AN INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK AND A CORRESPONDING
               INCREASE IN THE AUTHORIZED SHARES OF EXCESS STOCK

  The Board of Directors has unanimously approved, subject to approval of the stockholders at the Annual Meeting, an amendment to Section 1 of Article VII of the Company's Articles of Incorporation, which would (i) increase the number of authorized shares of common stock, $.01 par value per share (the "Common Stock"), from fifty million (50,000,000) shares to ninety million (90,000,000) shares, and (ii) increase the number of authorized shares of Excess Stock, $.01 par value per share (the "Excess Stock"), from fifty million (50,000,000) shares to ninety million (90,000,000) shares.

  The text of the proposed amendment to Section 1 of Article VII is set forth in Appendix C of this Proxy Statement and incorporated herein by reference. The text of the remaining sections of Article VII will not otherwise be changed if the proposed amendment contained herein is approved.

  The Board of Directors believes that the proposal to increase the number of shares of Common Stock is in the best interests of the Company and its stockholders. If the proposed amendment to increase the number of shares of Common Stock is approved by stockholders, the Common Stock would be available for issuance by the Board of Directors from time to time for stock dividends, stock splits, raising capital through public or private offerings, ensuring the availability of sufficient authorized shares, and providing shares for possible future acquisitions and general corporate purposes. Such availability of shares of Common Stock would eliminate the delay and expense involved in conducting a special meeting of stockholders to increase the authorized shares of Common Stock and would provide the Company with the flexibility to act in a timely manner to take advantage of favorable market conditions and other opportunities, including issuing shares of Common Stock pursuant to its effective shelf registration statements. As of the Record Date, 27,050,119 shares of Common Stock were issued and outstanding, 2,000,000 shares of Common Stock were reserved for issuance under the 1992 Plan and 500,000 shares of Common Stock were reserved for issuance under the dividend reinvestment plan. The number of shares of Common Stock issued and outstanding together with the shares of Common Stock reserved for issuance pursuant to the 1992 Plan and the shares of Common Stock reserved for issuance under the dividend reinvestment plan represent approximately 59% of the existing authorized Common Stock. The Board of Directors has no current plans to issue any additional shares of Common Stock.

  Stockholders of the Company do not have preemptive rights to subscribe for or purchase any shares of Common Stock that may be issued in the future. Shares of Common Stock generally may be issued by the Board of Directors for any proper corporate purpose without further stockholder action, unless required by applicable laws, rules or regulations. The rules of the New York Stock Exchange (the "NYSE"), on which the Common Stock of the Company is currently quoted, require, in certain limited circumstances, issuers having securities quoted on the NYSE to obtain stockholder approval of the issuance of securities. See "--Characteristics of Common Stock."

CHARACTERISTICS OF COMMON STOCK

  The holders of Common Stock elect all directors and are entitled to one vote per share on all matters submitted to a vote of the stockholders. Stockholders are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share pro-rata in any distribution to stockholders. Holders of Common Stock have no preemptive, subscription or conversion rights.

  Issuers with stock quoted on the NYSE, the exchange on which the Common Stock of the Company is currently quoted, are currently required under applicable rules to obtain stockholder approval, prior to the issuance of securities, in the following limited circumstances: (i) any transaction (other than a public offering) where the sale or issuance of common stock (or securities convertible into common stock) is or will be equal or will be in excess of 20% or more of the voting power prior to issuance; or (ii) any transaction (other than a public offering) where the number of shares of common stock (or securities convertible into common stock) to be issued is or will equal or will be in excess of 20% of the number of shares of common stock outstanding prior to issuance.

CHARACTERISTICS OF EXCESS STOCK

  Currently, the Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual stockholders may own. For the Company to qualify as a REIT for federal income tax purposes, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include certain entities) during the last half of a taxable year (other than the first year). The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the Company expects to maintain its status as a REIT, the ownership limitation provision of the Articles of Incorporation containing restrictions on the acquisition of its Common Stock is intended to ensure compliance with these requirements. Therefore, because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT for federal income tax purposes, the Articles of Incorporation provide that no holder may own, or be deemed to own, by virtue of the applicable attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the value of the issued and outstanding Common Stock. Any transfer of shares of Common Stock that would (i) create a direct or indirect ownership of shares of Common Stock in excess of the Ownership Limit, (ii) result in the shares of Common Stock being owned by fewer than 100 persons, or (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code (collectively, a "Non-Qualifying Event"), will be null and void, and the intended transferee will acquire no rights to such shares.

  Any shares purported to be transferred or issued that would result in a person owning shares that cause a Non-Qualifying Event will be automatically converted into shares of Excess Stock, which will be transferred pursuant to the Articles of Incorporation to the Company as trustee for the exclusive benefit of the person or persons to whom the shares of Excess Stock are ultimately transferred, until such time as the intended transferee retransfers the shares of Excess Stock. Subject to the Ownership Limit, the shares of Excess Stock may be retransferred by the intended transferee to any person (if the shares of Excess Stock would not be shares of Excess Stock in the hands of such person) at a price not to exceed the price paid by the intended transferee (or, if no consideration was paid, fair market value on the date of the purported transfer that resulted in shares of Excess Stock), at which point the shares of Excess Stock will automatically be converted into the stock to which the shares of Excess Stock are attributable. In addition, such shares of Excess Stock held in trust are subject to purchase by the Company at a purchase price equal to the price paid for the stock by the intended transferee (or, if no consideration was paid, fair market value at the date in which the Company purchases the shares of Excess Stock).

  From and after the intended transfer that caused the issuance of shares of Excess Stock, the intended transferee shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to such shares of the stock except the right to payment of the purchase price for the shares of stock or the transfer of shares as provided above. Any dividend or distribution paid to a proposed transferee on shares of Excess Stock prior to the discovery by the Company that such shares of stock have been transferred in violation of the provisions of the Articles of Incorporation shall be repaid to the Company upon demand. Further, the issuance of shares of Excess Stock has no dilutive effect on the then-issued and outstanding shares of Common Stock.

  Currently, the Articles of Incorporation authorize an equal number of shares of Common Stock and Excess Stock. In the event the amendment to Section 1 of
Article VII is approved by the stockholders of the Company, the Articles of Incorporation would authorize an amount of Excess Stock equal to the aggregate number of authorized shares of Common Stock which, in the event that a Non-Qualifying Event occurs, would afford stockholders the same protections against the Company's failure to qualify as a REIT as are now currently in effect.

  Excess Stock may be issued only upon the occurrence of a Non-Qualifying Event and currently, there are no issued and outstanding shares of Excess Stock.

VOTE REQUIRED TO AMEND THE ARTICLES OF INCORPORATION

  The affirmative vote of the holders of a 66 2/3% of the shares of the Common Stock outstanding and entitled to vote at the meeting is required to approve an amendment to the Articles of Incorporation. Accordingly, shares that are not voted (whether by abstention, broker non-vote or otherwise) will have the effect of counting against the approval of the proposed amendment to the Articles of Incorporation.

  THE BOARD OF DIRECTORS DEEMS ADVISABLE, AND RECOMMENDS A VOTE FOR, THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM FIFTY MILLION (50,000,000) SHARES TO NINETY MILLION (90,000,000) SHARES AND THE
CORRESPONDING INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF EXCESS STOCK TO NINETY MILLION (90,000,000) SHARES.

  A VOTE FOR PROPOSAL III SHALL BE DEEMED A VOTE PERMITTING THE BOARD OF DIRECTORS TO AMEND THE ARTICLES OF INCORPORATION TO INCLUDE THE AMENDMENT APPROVED BY THE STOCKHOLDERS AT THE ANNUAL MEETING. IN THE EVENT THAT PROPOSAL III IS APPROVED BY THE STOCKHOLDERS OF THE COMPANY, APPENDIX C SETS FORTH IN PERTINENT PART, THE AMENDED PORTION OF ARTICLE VII OF THE ARTICLES OF INCORPORATION AS IF THE PROPOSED AMENDMENT HAS BEEN APPROVED.

                              SECURITY OWNERSHIP

  The following table sets forth, as of the Record Date, the number and percentage of outstanding shares beneficially owned by all persons known by the Company to own beneficially more than five percent of the Company's Common Stock, by each director and nominee, by each of the executive officers named in "Executive Compensation," above, and by all officers and directors as a group, based upon information furnished to the Company by such stockholders, officers and directors. Unless otherwise noted below, the persons named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

          NAME AND ADDRESS             NUMBER OF SHARES                  PERCENT
        OF BENEFICIAL OWNER           BENEFICIALLY OWNED                OF SHARES
        -------------------           ------------------                ---------
Robert A. Bourne(1) ................           422,096(2)(3)               1.6%
 400 East South Street, Suite 500
 Orlando, Florida 32801
Edward Clark(4) ....................             5,877(5)                     (6)
 5204 Shamrock Drive
 Raleigh, North Carolina 27612
Willoughby T. Cox, Jr.(4) ..........             4,942(7)                     (6)
 200 Pasadena Place
 Orlando, Florida 32802
Kevin B. Habicht ...................            61,667(12)                    (6)
 400 East South Street, Suite 500
 Orlando, Florida 32801
Clifford R. Hinkle(4) ..............            20,592(8)                     (6)
 215 S. Monroe Street, Suite 500
 Tallahassee, Florida 32301
Ted B. Lanier(4) ...................            13,442(9)                     (6)
 1818 Windmill Drive
 Sanford, North Carolina 27330
Gary M. Ralston ....................            82,333(11)                    (6)
 400 East South Street, Suite 500
 Orlando, Florida 32801
James M. Seneff, Jr.(1) ............           509,368(2)(10)              1.9%
 400 East South Street, Suite 500
 Orlando, Florida 32801
ABKB/LaSalle Securities, Inc. ......         2,570,000                     9.5%
 100 East Pratt Street
 Baltimore, MD 21202
Public Employees Retirement System           1,643,000                     6.1%
 of Ohio ...........................
 277 East Town Street
 Columbus, Ohio 43215
All directors and executive officers
 as a group (8 persons) ............           809,618                     3.0%
                                       (2)(3)(5)(7)(8)(9)(10)(11)(12)

--------
 (1) A director and executive officer of the Company.
 (2) Of these shares, 310,699 shares are held by six limited partnerships, of which Messrs. Bourne and Seneff are general partners. In addition, 35,730 of these shares are held by a trust of which Mr. Seneff serves as trustee. Messrs. Bourne and Seneff disclaim beneficial ownership of these shares, except to the extent of their respective percentage interests in each of these entities.
 (3) Includes 1,730 shares held by Mr. Bourne as custodian for his minor children and 109,667 shares subject to currently exercisable options.
 (4) A director of the Company.
 (5) Includes 635 shares held by Mr. Clark's spouse and 4,942 shares subject to currently exercisable options.
 (6) Less than 1 percent.
 (7) Includes 4,942 shares subject to currently exercisable options.
 (8) Includes 800 vested shares held by Flagler Capital Corporation Profit Sharing Plan on behalf of Mr. Hinkle, who is the sole participant, 4,942 shares subject to currently exercisable options, 250 shares held by Mr. Hinkle as custodian for his son under the Uniform Gift to Minors Act, 1,000 shares held by Mr. Hinkle's spouse, and 10,000 shares owned by Flagler Holdings, Inc., in which Mr. Hinkle has a 26 percent interest and dispository and voting authority.
 (9) Includes 5,000 shares held by Mr. Lanier's spouse, and 4,942 shares subject to currently exercisable options.
(10) Includes 159,000 shares subject to currently exercisable options.
(11) Includes 77,333 shares subject to currently exercisable options.
(12) Includes 61,667 shares subject to currently exercisable options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for the last fiscal year, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1996.

                             CERTAIN TRANSACTIONS

  Administration of the day-to-day operations of the Company is provided by the Advisor, a subsidiary of the CNL Group, of which Messrs. Seneff and Bourne are affiliates, pursuant to the terms of the Advisory Agreement. All of the officers of the Advisor also are officers of the Company. The Advisor also serves as the Company's consultant in connection with policy decisions to be made by the Company's Board of Directors, manages the Company's properties and renders such other services as the Board of Directors deems appropriate. The Advisor also bears the expense of providing the executive and administrative personnel, office space and services required in rendering such services to the Company. The Advisor is at all times subject to the supervision of the Board of Directors of the Company and has only such functions and authority as the Company may delegate to it as the Company's agent.

  The Advisor is entitled to receive the following fees pursuant to and in connection with the Advisory Agreement:

    (i) an annual fee based on funds from operations, as defined in the Advisory Agreement, which is payable monthly, equal to (a) seven percent of annual funds from operations up to $10,000,000, (b) six percent of annual funds from operations in excess of $10,000,000 but less than $20,000,000, and (c) five percent of annual funds from operations in excess of $20,000,000;

    (ii) an acquisition fee for the acquisition of a new property subject to a commercial net lease for the Company's portfolio in an amount equal to one and one-half percent of the total contract price for each acquisition; and

    (iii) an expense reimbursement equal to one-half percent of the total contract price of each acquisition, for costs incurred on behalf of the Company in site selection and acquisition activities (including travel and related items) of the Advisor.

  In addition, the Advisory Agreement provides that, to the extent that the Board of Directors requests that the Advisor render services other than those otherwise required to be performed, such additional services shall be compensated separately on terms to be agreed upon.

  The term of the Advisory Agreement expired January 1, 1997, subject to successive one-year renewals upon mutual consent of the parties. The Company has renewed the Advisory Agreement for 1997 by a unanimous vote of directors. The Advisory Agreement may be terminated for cause by either party thereto, or by the mutual consent of the parties (by a majority of the Independent Directors of the Company or a majority of the Board of Directors of the Advisor, as the case may be), upon 90 days written notice.

  The aggregate annual fee, acquisition fees, and expense reimbursements incurred by the Company under the Advisory Agreement during the year ended December 31, 1996 were $1,466,000, $1,709,000 and $569,000, respectively.

  If the Merger Proposal is approved, the Company will no longer pay any of the Advisor Fees but will pay directly for the overhead necessary to provide the services that the Advisor currently provides to the Company under the Advisory Agreement. See "The Merger Proposal--the Advisor."

  During 1996, the Company acquired thirteen properties for purchase prices totaling $34,313,000 from affiliates of the CNL Group who had developed the properties. The purchase prices paid by the Company for these properties include development fees totaling $1,466,000. No acquisition fees or expense reimbursement fees were paid to the Advisor in connection with acquisition of these properties.

                             INDEPENDENT AUDITORS

  Upon recommendation of and approval by the Audit Committee, KPMG Peat Marwick LLP has been selected to act as independent certified public accountants for the Company during the current fiscal year.

  A representative of KPMG Peat Marwick LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed proxy will vote thereon as he or they determine to be in the best interests of the Company.

                       PROPOSALS FOR NEXT ANNUAL MEETING

  Any stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting of stockholders to be held in 1998 must be received at the Company's office at 400 East South Street, Suite 500, Orlando, Florida 32801, no later than November 29, 1997.

                             AVAILABLE INFORMATION

  The Company is currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The Company hereby incorporates by reference the following documents into this Proxy Statement:

    (i) The 1996 Annual Report of the Company on Form 10-K (Commission File No. 1-11290);

    (ii) The Company's report on Form 10-K/A dated April 30, 1997 (Commission File No. 1-11290);

    (iii) The Company's report on Form 8-K dated February 13, 1997 (Commission File No. 1-11290);

    (iv) The Company's report on Form 8-K dated April 21, 1997 (Commission File No. 1-11290);

    (v) The Company's report on Form 8-K dated May 15, 1997 (Commission File No. 1-11290);

    (vi) The Company's report on Form 10-Q for the quarter ended March 31, 1997 dated May 13, 1997 (Commission File No. 1-11290);

    (vii) The Company's report on Form 10-Q for the quarter ended June 30, 1997 dated August 14, 1997 (Commission File No. 1-11290); and

    (viii) The Company's report on Form 10-K/A dated August 14, 1997 (Commission File No. 1-11290).

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the annual meeting of stockholders shall be deemed to be incorporated by reference herein from the date of filing such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically described herein). Request for such information should be delivered to:
Commercial Net Lease Realty, Inc., 400 East South Street, Suite 500, Orlando, Florida 32801, Tel: 407-422-1574, Attn: Kevin B. Habicht.

                                          By Order of the Board of Directors,
                                          /s/ Robert A. Bourne
                                          Robert A. Bourne
                                          Secretary

November 13, 1997
Orlando, Florida

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Information................................  F-2
Unaudited Pro Forma Balance Sheet--June 30, 1997.........................  F-3
Unaudited Pro Forma Income Statement for the Six Months Ended June 30,
 1997....................................................................  F-4
Unaudited Pro Forma Income Statement for the Year Ended December 31,
 1996....................................................................  F-5
Notes and Management's Assumptions to Unaudited Pro Forma Financial
 Statements..............................................................  F-6
Selected Pro Forma and Historical Financial Data of the Company.......... F-10
Per Share Data........................................................... F-12

UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma financial information with respect to the Company gives effect to the Merger, and is based on estimates and assumptions set forth below in the notes to such information which include pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of the Company and the historical combined financial information of the Advisor and should be read in conjunction with the selected historical financial data and accompanying notes of the Company and the Advisor (which includes the Development Company information). The pro forma balance sheet assumes that the Merger occurred on June 30, 1997; the pro forma consolidated income statements assume that the Property Acquisitions (as defined on page F-6) and the Merger occurred on January 1, 1996.

  This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Merger had been effected on the dates indicated or of the results which may be obtained in the future.




  See accompanying notes and management's assumptions to unaudited pro forma financial statements.

                       COMMERCIAL NET LEASE REALTY, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1997

                                         COMBINED
                             COMPANY     ADVISOR    PRO FORMA       PRO FORMA
                            HISTORICAL  HISTORICAL ADJUSTMENTS    JUNE 30, 1997
                           ------------ ---------- -----------    -------------
         ASSETS:
Cash...................... $    807,000 $  461,200                $  1,268,200
Receivables...............      561,000    866,318  $ (49,170)(1)    1,378,148
Prepaid expenses..........      397,000                                397,000
Real estate, net..........  461,910,000                            461,910,000
Loan costs, net...........    1,788,000                              1,788,000
Other assets(4)...........    2,352,000    178,449   (361,948)(3)    2,168,501
Accrued rental income.....    5,678,000                              5,678,000
                           ------------ ----------  ---------     ------------
  Total assets............ $473,493,000 $1,505,967  $(411,118)    $474,587,849
                           ============ ==========  =========     ============
  LIABILITIES & EQUITY:
Bank line of credit....... $124,100,000                           $124,100,000
Mortgage debt.............   57,510,000                             57,510,000
Accounts payable..........      892,000 $1,080,273  $ (49,170)(1)
                                                      238,052 (3)    2,161,155
Unearned rent.............       29,000                                 29,000
Income tax payable........                 179,318   (179,318)(2)          --
Equity....................  290,962,000    246,376    179,318 (2)
                                                     (600,000)(3)  290,787,694
                           ------------ ----------  ---------     ------------
  TOTAL LIABILITIES AND
   EQUITY................. $473,493,000 $1,505,967  $(411,118)    $474,587,849
                           ============ ==========  =========     ============



   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

                       COMMERCIAL NET LEASE REALTY, INC.

                      UNAUDITED PRO FORMA INCOME STATEMENT

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                  PROPERTY
                                ACQUISITIONS                COMBINED   COMBINED        COMBINED    MERGER
                     COMPANY     PRO FORMA                  ADVISOR     ADVISOR        ADVISOR    PRO FORMA
                   HISTORICAL  ADJUSTMENTS(A)   SUBTOTAL   HISTORICAL ADJUSTMENTS     PRO FORMA  ADJUSTMENTS      PRO FORMA
                   ----------- --------------  ----------- ---------- -----------     ---------- -----------     -----------
REVENUES:
Rental and earned
 income..........  $23,006,022   $2,939,836(b) $25,945,858                                                       $25,945,858
Fees.............                                          $5,375,670                 $5,375,670 $(3,619,586)(h)   1,756,084(l)
Interest and
 other...........       77,307                      77,307      2,160                      2,160                      79,467
                   -----------   ----------    ----------- ---------- -----------     ---------- -----------     -----------
 Total revenue...   23,083,329    2,939,836     26,023,165  5,377,830                  5,377,830  (3,619,586)     27,781,409
EXPENSES:
General and
 administrative..      664,155                     664,155  3,462,497                  3,462,497  (1,772,798)(i)   2,353,854
Advisory fees....      984,271       68,265(c)   1,052,536                                        (1,052,536)(h)         --
State taxes......      166,667                     166,667                                                           166,667
Depreciation.....    2,045,002      292,194(d)   2,337,196     54,174                     54,174                   2,391,370
Amortization.....      447,586                     447,586                                                           447,586
Interest.........    5,093,766    1,631,198(e)   6,724,964      8,317                      8,317                   6,733,281
Discretionary
 amounts paid to
 affiliated
 entities........                                           1,381,157 $(1,381,157)(g)                                    --
                   -----------   ----------    ----------- ---------- -----------     ---------- -----------     -----------
 Total operating
  expenses.......    9,401,447    1,991,657     11,393,104  4,906,145  (1,381,157)     3,524,988  (2,825,334)     12,092,758
                   -----------   ----------    ----------- ---------- -----------     ---------- -----------     -----------
OPERATING
 EARNINGS........   13,681,882      948,179     14,630,061    471,685   1,381,157      1,852,842    (794,252)     15,688,651
Gain on sale.....      271,254                     271,254                                            11,400 (h)     282,654
                   -----------   ----------    ----------- ---------- -----------     ---------- -----------     -----------
NET EARNINGS
 BEFORE INCOME
 TAXES...........   13,953,136      948,179     14,901,315    471,685   1,381,157      1,852,842    (782,852)     15,971,305
Provision for
 income taxes....                                             218,879                    218,879    (218,879)(j)         --
                   ===========   ==========    =========== ========== ===========     ========== ===========     ===========
NET EARNINGS.....  $13,953,136   $  948,179    $14,901,315 $  252,806 $ 1,381,157     $1,633,963 $  (563,973)    $15,971,305
                   ===========   ==========    =========== ========== ===========     ========== ===========     ===========
EARNINGS PER
 SHARE...........  $      0.62                                                                                   $      0.66
                   ===========                                                                                   ===========
Shares
 outstanding:
 Weighted
  average........   22,630,837      763,619(f)  23,394,456                                           965,400 (k)  24,359,856
                   ===========   ==========    ===========                                       ===========     ===========
 End of period...   23,394,456                  23,394,456                                           965,400 (k)  24,359,856
                   ===========                 ===========                                       ===========     ===========


   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

                       COMMERCIAL NET LEASE REALTY, INC.

                      UNAUDITED PRO FORMA INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  PROPERTY
                                ACQUISITIONS                 COMBINED    COMBINED        COMBINED      MERGER
                     COMPANY     PRO FORMA                    ADVISOR     ADVISOR         ADVISOR    PRO FORMA
                   HISTORICAL  ADJUSTMENTS(A)    SUBTOTAL   HISTORICAL  ADJUSTMENTS      PRO FORMA  ADJUSTMENTS
                   ----------- --------------   ----------- ----------- -----------     ----------- ------------
REVENUES:
Rental and earned
 income..........  $33,209,002  $19,096,217(b)  $52,305,219
Fees.............                                           $ 7,223,810                 $ 7,223,810 $ (5,213,381)(h)
Interest and
 other...........      160,468                      160,468      13,246                      13,246
                   -----------  -----------     ----------- -----------                 ----------- ------------
 Total revenue...   33,369,470   19,096,217      52,465,687   7,237,056                   7,237,056   (5,213,381)
EXPENSES:
General and
 administrative..    1,182,556                    1,182,556   4,950,428                   4,950,428   (2,298,184)(l)
Advisory fees....    1,466,239      670,331(c)    2,136,570                                           (1,466,239)(h)
State taxes......      195,537                      195,537
Depreciation.....    2,804,112    1,870,280(d)    4,674,392      83,111                      83,111
Amortization.....      748,638                      748,638
Interest.........    7,206,291    5,793,618(e)   12,999,909      33,743                      33,743
Discretionary
 amounts paid to
 affiliated
 entities........                                               931,015 $ (931,015)(g)
                   -----------  -----------     ----------- ----------- ----------      ----------- ------------
 Total operating
  expenses.......   13,603,373    8,334,229      21,937,602   5,998,297   (931,015)       5,067,282   (3,764,423)
                   -----------  -----------     ----------- ----------- ----------      ----------- ------------
OPERATING
 EARNINGS........   19,766,097   10,761,988      30,528,085   1,238,759    931,015        2,169,774   (1,448,958)
 Gain on sale....       73,277                       73,277                                               15,800(h)
                   -----------  -----------     ----------- ----------- ----------      ----------- ------------
NET EARNINGS
 BEFORE INCOME
 TAXES...........   19,839,374   10,761,988      30,601,362   1,238,759    931,015        2,169,774   (1,433,158)
Provision for
 income taxes....                                               502,441                     502,441     (502,441)(j)
                   -----------  -----------     ----------- ----------- ----------      ----------- ------------
NET EARNINGS.....  $19,839,374  $10,761,988     $30,601,362 $   736,318 $  931,015      $ 1,667,333 $   (930,717)
                   ===========  ===========     =========== =========== ==========      =========== ============
EARNINGS PER
 SHARE...........  $      1.18
                   ===========
Shares
 outstanding:
 Weighted
  average........   16,798,918    6,595,538(f)   23,394,456                                              561,917(k)
                   ===========  ===========     ===========                                         ============
 End of period...   20,763,672    2,630,784(f)   23,394,456                                              561,917(k)
                   ===========  ===========     ===========                                         ============
                    PRO FORMA
                   --------------
REVENUES:
Rental and earned
 income..........  $52,305,219
Fees.............    2,010,429(l)
Interest and
 other...........      173,714
                   --------------
 Total revenue...   54,489,362
EXPENSES:
General and
 administrative..    3,834,800
Advisory fees....      670,331
State taxes......      195,537
Depreciation.....    4,757,503
Amortization.....      748,638
Interest.........   13,033,652
Discretionary
 amounts paid to
 affiliated
 entities........          --
                   --------------
 Total operating
  expenses.......   23,240,461
                   --------------
OPERATING
 EARNINGS........   31,248,901
 Gain on sale....       89,077
                   --------------
NET EARNINGS
 BEFORE INCOME
 TAXES...........   31,337,978
Provision for
 income taxes....          --
                   --------------
NET EARNINGS.....  $31,337,978
                   ==============
EARNINGS PER
 SHARE...........  $      1.31
                   ==============
Shares
 outstanding:
 Weighted
  average........   23,956,373
                   ==============
 End of period...   23,956,373
                   ==============


   See accompanying notes and management's assumptions to unaudited pro forma financial statements.

                       COMMERCIAL NET LEASE REALTY, INC.

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                        PRO FORMA FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The Pro Forma Balance Sheet as of June 30, 1997 reflects the transactions of the Merger Proposal as set forth in this Proxy Statement. The Pro Forma Income Statements for the six months ended June 30, 1997, and for the year ended December 31, 1996, have been prepared to reflect a) property acquisitions completed during the period presented ("Property Acquisitions") and b) the transactions of the Merger Proposal as set forth in this Proxy Statement. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of the Company and the historical combined financial information of the Advisor and should be read in conjunction with the selected historical financial data and accompanying notes of the Company and the Advisor (which includes the Development Company information). The Pro Forma Balance Sheet was prepared as if the Merger Proposal occurred on June 30, 1997. The Pro Forma Income Statements were prepared as if the Property Acquisitions and the Merger Proposal occurred as of January 1, 1996. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the Merger Proposal had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all material adjustments necessary to reflect the recurring effects of the Merger Proposal have been made. Capitalized terms have the meanings as defined in the Proxy Statement.

2. METHOD OF ACCOUNTING

  The Merger will be accounted for as costs incurred in acquiring the Advisor from a related party to the extent the consideration paid exceeds the fair value of the net tangible assets received. This expense will be recorded as an operating expense on the Company's consolidated statement of earnings, but the Company will not deduct this expense for purposes of calculating funds from operations due to the non-recurring and non-cash nature of the expense.

  All significant intercompany balances and transactions between the Company and the Advisor have been eliminated in the pro forma financial statements.

3. ADJUSTMENTS TO PRO FORMA BALANCE SHEET

  The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of June 30, 1997, as if the Merger was consummated on such date.

    (1) Represents elimination of amounts owed by the Company to Advisor at June 30, 1997.

             Accounts receivable............ $(49,170)
             Accounts payable............... $(49,170)

    (2) Represents elimination of income taxes payable from liabilities assumed in the Merger since the Merger Agreement requires that the Advisor have no accumulated or current earnings and profits for federal income tax purposes at the time of Closing.

             Income taxes payable.......... $(179,318)
             Retained earnings............. $ 179,318

    (3) Represents issuance of 220,000 shares of common shares in consideration of purchase of Advisor at June 30, 1997 closing share price of $15.3125 plus estimated transaction costs. This amount has been accounted for as costs incurred in acquiring the Advisor from a related party because the Advisor has not been deemed to qualify as a "business" for purposes of applying APB Opinion No. 16, "Business Combinations." This adjustment does not include any shares potentially issuable in accordance with the Share Balance issuance criteria described in this Proxy Statement since the Pro Forma Balance Sheet was prepared as if the Merger Proposal occurred on June 30, 1997 and none of the issuance criteria will have been met at the Closing. Since the intent of the accompanying pro forma income statements is to reflect the expected

                       COMMERCIAL NET LEASE REALTY, INC.

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)

  continuing impact of the Merger on the Company, the adjustment discussed above has been excluded. Upon consummation of the Merger, this expense will be recorded as an operating expense on the Company's statements of earnings. For the year ended December 31, 1996 and the six months ended June 30, 1997, this pro forma expense would have been $8,176,600 and $5,999,950, respectively, based on the issuance of 220,000 shares at closing on January 1, 1996 and the issuance of 341,917 and 403,483 shares, respectively, in accordance with the partial satisfaction of the Share Balance issuance criteria described in this Proxy Statement. The Company will not deduct this expense for purposes of calculating funds from operations due to the non-recurring and non-cash nature of the expense. As of June 30, 1997, $361,948 of transaction costs had been incurred.

       Share consideration......................................... $ 3,368,750
       Transaction costs...........................................     600,000
                                                                    -----------
       Costs incurred acquiring Advisor............................ $ 3,968,750
                                                                    ===========
       Common stock................................................ $ 3,368,750
       Retained earnings...........................................  (3,968,750)
                                                                    -----------
       Net decrease in equity...................................... $   600,000
                                                                    ===========

    (4) Other assets consist primarily of a deposit on the expansion of a property owned by the Company, miscellaneous property acquisition costs and deposits and deferred charges.

4. ADJUSTMENTS TO PRO FORMA INCOME STATEMENTS

  (I) The following describes the pro forma adjustments to the Pro Forma Income Statement for the six months ended June 30, 1997, as if the Merger was consummated as of January 1, 1996.

    (a) Reflects adjustments for the Property Acquisitions completed during the first six months of 1997.

    (b) Represents rental and earned income as if completed properties acquired during the first six months of 1997 had been acquired and leased on January 1, 1996.

       Rental and earned income on Acquisition Properties........... $2,939,836

    (c) Represents adjustment of advisory fees due to increase in funds from operations relating to the Property Acquisitions.

       Advisory fees to related party.................................. $68,265

    (d) Represents increase in depreciation of the building portion of the Property Acquisitions using the straight line method over their estimated useful lives of generally 40 years.

       Depreciation expense on Acquisition Properties................. $292,194

    (e) Represents an increase in interest expense as a result of the increased usage of the Company's line of credit to finance the Property Acquisitions.

       Interest expense on line of credit........................... $1,631,198

    (f) Common shares issued during the period were assumed to have been issued and outstanding as of January 1, 1996.

                       COMMERCIAL NET LEASE REALTY, INC.

                NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)


    (g) Represents discretionary allocations to affiliated entities which were under common control of Advisor's parent company. Allocations of this nature will not occur subsequent to the Merger since the Company is not under common control of the Advisor's parent company.

       Discretionary amounts paid to affiliated entities.......... $(1,381,157)

    (h) Represents elimination of advisory fees, acquisition fees, development fees and disposition fees paid by the Company to the Advisor subsequent to the Merger. Advisory fees were previously expensed by the Company, acquisition and development fees were previously capitalized by the Company, and disposition fees were previously a reduction of the gain on sale of land and buildings.

       Advisory fees............................................... $(1,052,536)
       Acquisition fees............................................  (1,738,150)
       Development fees............................................    (817,500)
       Disposition fees............................................     (11,400)
                                                                    -----------
                                                                    $(3,619,586)
                                                                    ===========

    (i) Represents capitalization of incremental costs associated with the acquisition, development, and leasing of properties acquired during this period.

       General and administrative costs........................... $(1,772,798)

    (j) Represents elimination of the provision for income taxes as a result of the Merger. The Company expects to continue to qualify as a REIT and does not expect to occur income taxes.

       Provision for income taxes................................... $(218,879)

    (k) Represents issuance of 220,000 common shares upon consummation of the Merger and an additional 745,400 common shares (341,917 in 1996 and 403,483 in 1997) based on the Property Acquisitions in accordance with the Share Balance issuance criteria described in this Proxy Statement. Additional shares will be issued upon future satisfaction of the Share Balance issuance criteria.

    (l) Represents third party property management and development fees.

  (II) The following describes the pro forma adjustments to the Pro Forma Income Statement as of December 31, 1996, as if the Merger was consummated as of January 1, 1996.

    (a) Reflects adjustments for the Property Acquisitions completed during the first six months of 1997 and during the year ended December 31, 1996, as if those properties had been acquired and leased on January 1, 1996.

    (b) Represents rental and earned income as if completed properties acquired during 1996 had been acquired and leased on January 1, 1996.

       Rental and earned income on Acquisition Properties.......... $19,096,217

    (c) Represents adjustment of advisory fees due to increase in funds from operations from the Property Acquisitions.

       Advisory fees to related party................................. $670,331

    (d) Represents increase in depreciation of the building portion of the Property Acquisitions using the straight line method over their estimated useful lives of generally 40 years.

       Depreciation expense on Acquisition Properties............... $1,870,280

                       COMMERCIAL NET LEASE REALTY, INC.

                NOTES AND MANAGEMENTS ASSUMPTIONS TO UNAUDITED
                  PRO FORMA FINANCIAL STATEMENTS--(CONTINUED)


    (e) Represents an increase in interest expense as a result of the increased usage of the Company's line of credit to finance the Property Acquisitions.

       Interest expense on line of credit........................... $5,793,618

    (f) Common shares issued during the year ended December 31, 1996 and the six months ended June 30, 1997 were assumed to have been issued and outstanding as of January 1, 1996.

    (g) Represents discretionary allocations to affiliated entities which were under common control of Advisor's parent company. Allocations of this nature will not occur subsequent to the Merger since the Company is not under common control of the Advisor's parent company.

       Discretionary amounts paid to affiliated entities............ $(931,015)

    (h) Represents elimination of advisory fees, acquisition fees, development fees and disposition fees paid by the Company to the Advisor subsequent to the Merger. Advisory fees were previously expensed by the Company, acquisition and development fees were previously capitalized by the Company, and disposition fees were previously a reduction of the gain on sale of land and buildings.

       Advisory fees............................................... $(1,466,239)
       Acquisition fees............................................  (2,278,306)
       Development fees............................................  (1,453,036)
       Disposition fees............................................     (15,800)
                                                                    -----------
                                                                    $(5,213,381)
                                                                    ===========

    (i) Represents capitalization of incremental costs associated with the acquisition, development and leasing of properties acquired during this period.

       General and administrative costs........................... $(2,298,184)

    (j) Represents elimination of the provision for income taxes as a result of the Merger. The Company expects to continue to qualify as a REIT and does not expect to incur income taxes.

       Provision for income taxes................................... $(502,441)

    (k) Represents issuance of 220,000 common shares upon consummation of the Merger and an additional 341,917 shares based on the Property Acquisitions in accordance with the Share Balance issuance criteria described in this Proxy Statement.

    (l) Represents third party management and development fees.

SELECTED PRO FORMA AND HISTORICAL FINANCIAL DATA OF THE COMPANY

  Set forth below is selected pro forma and historical financial data of the Company for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995, 1994, 1993 and 1992. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of the Company and the historical combined financial information of the Advisor and should be read in conjunction with the selected historical financial data and accompanying notes of the Company and the Advisor (which includes the Development Company information). The pro forma balance sheet information was prepared as if the Merger Proposal occurred on June 30, 1997. The pro forma income statement and cash flow information were prepared as if the Property Acquisitions and the Merger Proposal occurred as of January 1, 1996. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the Merger Proposal had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods.

                       COMMERCIAL NET LEASE REALTY, INC.
               SELECTED PRO FORMA AND HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                        SIX MONTHS
                      ENDED JUNE 30,                                YEAR ENDED DECEMBER 31,
                  --------------------------  ---------------------------------------------------------------------------
                   PRO FORMA                   PRO FORMA
                     1997           1997         1996           1996         1995         1994        1993        1992
                  -----------    -----------  -----------    -----------  -----------  ----------  ----------  ----------
Gross Revenues... $    27,781    $    23,083  $    54,489    $    33,369  $    20,580  $   12,289  $    5,069  $    2,604
Net Earnings..... $    15,971(2) $    13,953  $    31,338(2) $    19,839  $    12,707  $    8,915  $    3,522  $    1,562
Total Assets..... $   474,588    $   473,493          N/A    $   370,953  $   219,257  $  152,211  $   91,619  $   23,134
Total Long-Term
 Debt............ $   181,610    $   181,610          N/A    $   116,956  $    82,600  $   14,800  $      --   $    8,500
Total Equity..... $   290,788    $   290,962          N/A    $   252,574  $   135,842  $  136,665  $   91,145  $   14,388
Cash Dividends
 Paid to
 Stockholders.... $    13,247    $    13,247  $    18,868    $    18,868  $    13,529  $    9,897  $    3,156  $    1,766
Weighted Average
 Shares..........  24,359,856     22,630,837   23,956,373     16,798,918   11,663,672   8,606,138   3,711,807   1,635,350
Per Share
 Information:
 Net Earnings.... $      0.66(2) $      0.62  $      1.31(2) $      1.18  $      1.09  $     1.04  $     0.95  $     0.95
 Dividends....... $      0.60    $      0.60  $      1.18    $      1.18  $      1.16  $     1.14  $     1.10  $     1.08
Other Data:
Funds from
 Operations(1)... $    18,026    $    15,727  $    35,923    $    22,570  $    14,443  $    9,992  $    3,884  $    1,879
 Cash flows from:
 Operating
  activities.....         N/A    $    14,927          N/A    $    22,216  $    14,140  $    9,505  $    3,750  $    2,067
 Investing
  activities.....         N/A    $  (104,617)         N/A    $  (144,247) $   (67,518) $  (79,081) $  (48,609) $      344
 Financing
  activities.....         N/A    $    89,087          N/A    $   123,140  $    52,609  $   50,799  $   64,236  $   (2,933)
Equity Market
 Capitalization
 ($mil)..........         N/A    $     358.2          N/A    $     329.6  $     148.7  $    142.9  $    105.4  $     21.7

--------
(1) Funds from operations are net earnings excluding depreciation, gains and losses on the sale of real estate and nonrecurring items of income and expense. For purposes of this table, funds from operations exclude nonrecurring NYSE initial listing expenses of $111,638 in 1993 and AMEX initial listing expenses of $15,000 in 1992. Additionally, $55,926 of "other income" representing partial repayment of third quarter 1992 dividends is excluded from funds from operations. The costs incurred in acquiring the Advisor in the proposed Merger have been excluded for purposes of calculating funds from operations due to the non-recurring and non-cash nature of the expense. Funds from operations are generally considered by industry analysts to be the most appropriate measure of performance and do not necessarily represent cash provided by operating activities in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to meet cash needs, including the ability to make distributions. Cash distributions paid to stockholders is presented above. Funds from operations may include funds that may not be available for management's discretionary use due to legal or functional requirements to conserve funds for debt service, property expenditures, and other commitments and uncertainties. Management considers funds from operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analysis. The Company's computation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REIT's and, therefore, may not be comparable to such other REIT's.

(2) Excludes pro forma expense of $8,176,600 and $5,999,950 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, since the intent of the accompanying pro forma income statements is to reflect the expected continuing impact of the Merger on the Company. Upon consummation of the Merger, this expense will be recorded as an operating expense on the Company's statement of earnings, but the Company will not deduct this expense for purposes of calculating funds from operations due to the non-recurring and non-cash nature of the expense.

PER SHARE DATA

  Set forth below, in comparative columnar form, is certain historical and pro forma per share data of the Company and the Advisor for the year ended December 31, 1996 and the six months ended June 30, 1997. The per share data for the Advisor represents a combined financial position of the Advisor for the periods indicated.

  The following pro forma per share data for the Company assumes that, in the case of net earnings and cash dividends data, the Merger occurred on January 1, 1996 and that, in the case of book value data, the Merger occurred on June 30, 1997. Such pro forma per share data as set forth below does not purport to be indicative of net income, cash distributions or book value that would have occurred had the Merger been consummated on June 30, 1997 or January 1, 1996, as the case may be, nor does it purport to be indicative of actual or future net income, cash distributions or book value. In addition, the pro forma per share data presented below is subject to many of the same assumptions, limitations and qualifications that are applicable to the unaudited pro forma financial statements set forth above, and such information should be read in conjunction with, and is qualified in its entirety by reference to, such unaudited pro forma financial statements and the separate historical consolidated financial statements of the Company incorporated herein by reference.

COMPARATIVE PER SHARE DATA

                                             AT OR FOR THE SIX   AT OR FOR THE
                                               MONTHS ENDED       YEAR ENDED
                                               JUNE 30, 1997   DECEMBER 31, 1996
                                             ----------------- -----------------
COMMERCIAL NET LEASE REALTY, INC.
Historical:
  Net earnings..............................      $  0.62           $  1.18
  Cash dividends............................      $  0.60           $  1.18
  Book value................................      $ 12.44               N/A
Pro Forma:
  Net earnings..............................      $  0.66           $  1.31
  Cash dividends............................      $  0.60           $  1.18
  Book value................................      $ 12.31               N/A
CNL REALTY ADVISORS, INC.(1)
Historical:(a)
  Net earnings..............................      $138.88(b)        $141.72(b)
  Cash dividends............................          --                --
  Book value................................      $ 20.94           $ 36.65
Pro Forma Equivalent:(c)
  Net earnings..............................      $ 52.52(d)        $ 95.92(d)
  Cash dividends............................      $ 49.23(d)        $ 96.83(d)
  Book value................................      $233.21               N/A

--------
(a) Shares outstanding for both periods represent 9,400 common shares (which assumes the Advisor and Development Company merged as of January 1, 1996). Additionally, for the six months ended June 30, 1997, shares outstanding include 2,365 class B common shares.

(b) Historical net earnings per share includes the pro forma adjustment discussed in note I(a) and II(a) of the footnotes to the pro forma financial statements and adjusts for all stock splits and stock dividends since January 1, 1996.

(c) Pro Forma Equivalent amounts were calculated by multiplying the pro forma per share amounts for the Company by the exchange ratio (the number of shares of the Company's Common Stock to be received for each share of the Advisor's 11,765 shares of capital stock exchanged in the Merger).
(d) The 220,000 shares of the Company's Common Stock issued at closing were assumed to be outstanding for both periods presented and an additional 745,400 shares were assumed to be outstanding for the six months ended June 30, 1997 and the year ended December 31, 1996 based on satisfaction of the Share Balance issuance criteria described in this Proxy Statement.

(1) The combined financial statements of CNL Realty Advisors, Inc. for the years ended June 30, 1997 and 1996 are attached hereto and incorporated herein as Appendix D.

[LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]

111 North Orange Avenue, Suite 1600
P.O. Box 3031
Orlando, FL 32802


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Commercial Net Lease Realty, Inc.:

  We consent to the use of our reports incorporated herein by reference.


                                  /s/ KPMG Peat Marwick LLP

Orlando, Florida
November 13, 1997

                                                                     APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (the "Agreement") is entered into as of this 15th day of May 1997, by and among Commercial Net Lease Realty, Inc., a Maryland corporation ("NNN"), and Net Lease Realty II, Inc., a Maryland corporation and wholly-owned subsidiary of NNN ("NLRII"), and the Advisor, and Robert A. Bourne, CNL Group, Inc., a Florida corporation, Kevin B. Habicht and Gary M. Ralston, the principal stockholders of the Advisor (collectively, the "Stockholders"). CNL, NLRII, the Advisor and the Stockholders are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

  WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby the Advisor will be merged with and into NLRII and NLRII will be the surviving corporation in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the "Maryland GCL") and the Florida Business Corporation Act (the "Florida BCA");

  WHEREAS, the parties hereto anticipate that the Merger will further certain of their business objectives (including, without limitation, allowing NNN to become an entirely self-administered and self-managed real estate investment trust);

  WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of NNN has received a fairness opinion (the "Fairness Opinion") from Legg Mason Wood Walker Incorporated as to the fairness of the Merger, including the consideration to be paid in connection therewith and the related employment and compensation arrangements contemplated thereby, to NNN and its stockholders from a financial point of view;

  WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of NNN and the Board (excluding any of the Stockholders) has approved the proposal to approve the Merger (the "Merger Proposal") and the related transactions and has resolved to recommend that the stockholders of NNN approve the Merger Proposal;

  WHEREAS, in connection with a merger that occurred on April 30, 1997, the Advisor acquired CNL Development Company, Inc., a Florida corporation and wholly owned subsidiary of CNL Group, Inc. (the "Development Company"), which was the company that developed certain properties owned by NNN (the "Development Company Acquisition");

  WHEREAS, the Board of Directors of the Advisor and the Stockholders have unanimously approved the Merger Proposal; and

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which each issued and outstanding share of the Advisor common stock shall be converted into the right to receive shares of NNN common stock.

  NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

  1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

  "Advisor" has the meaning set forth in the preface above.

  "Advisor Certificate of Merger" has the meaning set forth in Section 2.2 below.

  "Advisor Common Shares" means the shares of the common stock, $1.00 par value, and the shares of the Class B common stock, $1.00 par value, of the Advisor.

  "Advisor Common Share Certificates" has the meaning set forth in Section 4.1(a) below.

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

  "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504, or any similar group defined under a similar provision of state, local or foreign law.

  "Agreement" has the meaning set forth in the preface above.

  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

  "Board Changes" shall mean the date that a majority of the Board of Directors of NNN shall be persons other than persons (i) whose election proxies shall have been solicited by the Board of Directors or (ii) who are serving as directors appointed by the Board of Directors to fill vacancies caused by death or resignation (but not by removal) or to fill newly created directorships.

  "Business Combination" has the meaning set forth in Section 4.1(b) below.

  "CALPERS Agreement" has the meaning set forth in Section 7.15(j) below.

  "Change in Control" means (i) the sale or transfer of substantially all of the assets of NNN, whether in one transaction or a series of transactions, except a sale to a successor corporation in which the Stockholders immediately prior to the transaction hold, directly or indirectly, at least 50% of the Total Voting Power of the successor corporation immediately after the transaction, (ii) any merger or consolidation between NNN and another corporation immediately after which the Stockholders hold, directly or indirectly, less than 50% of the Total Voting Power of the surviving corporation, (iii) the dissolution or liquidation of NNN, (iv) the acquisition by any Person or group of Persons of direct or indirect beneficial ownership of NNN Common Shares representing more than 50% of the common stock of NNN, or
(v) the date the Board Changes.

  "Closing" has the meaning set forth in Section 2.3 below.

  "Closing Date" has the meaning set forth in Section 2.3 below.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Completed Development Projects" has the meaning set forth in Section 4.2(a) below.

  "Completed New Acquisitions" has the meaning set forth in Section 4.2(a) below.

  "Confidential Information" means any information concerning the businesses and affairs of the Advisor or NNN, if any, that is not already generally available to the public.

  "Development Company" means CNL Development Company, Inc., a Florida corporation.

  "Development Company Acquisition" has the meaning set forth in the fifth paragraph of Recitals above.

  "Disclosure Schedule" has the meaning set forth in the first paragraph of
Article 7 below.

  "Effective Time" has the meaning set forth in Section 2.2 below.

  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

  "Employee Pension Benefit Plan" has the meaning set forth in ERISA (S)3(2).

  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA (S)3(1).

  "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Extremely Hazardous Substance" has the meaning set forth in (S)302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

  "Fairness Opinion" has the meaning set forth in the third paragraph of the Recitals above.

  "Fiduciary" has the meaning set forth in ERISA (S)3(21).

  "Financial Statements" has the meaning set forth in Section 7.7 below.

  "Florida BCA" has the meaning set forth in the first paragraph of the Recitals above.

  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

  "IRS" means the Internal Revenue Service.

  "Knowledge" means the collective knowledge of all of the Stockholders after reasonable investigation. For the purposes of this Agreement, the knowledge of one Stockholder shall be attributed to the other Stockholders.

  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

  "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

  "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations, condition or future prospects (financial or otherwise) of such Party.

  "Merger" shall mean the merger of the Advisor with and into NLRII in accordance with the terms of this Agreement.

  "Merger Proposal" has the meaning set forth in fourth paragraph of the Recitals above.

  "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

  "Most Recent Financial Statements" has the meaning set forth in Section 7.7 below.

  "Most Recent Fiscal Month End" has the meaning set forth in Section 7.7 below.

  "Most Recent Fiscal Year End" has the meaning set forth in Section 7.7 below.

  "Most Recent Pro Forma Balance Sheet" means the balance sheet contained within the Most Recent Pro Forma Financial Statements.

  "Most Recent Pro Forma Financial Statements" has the meaning set forth in
Section 7.7 below.

  "Multiemployer Plan" has the meaning set forth in ERISA (S)3(37).

  "NLRII" has the meaning set forth in the preface above.

  "NLRII Certificate of Merger" has the meaning set forth in Section 2.2 below.

  "NNN" has the meaning set forth in the preface above.

  "NNN Common Shares" shall mean the shares of common stock, par value $0.01, of NNN.

  "NNN Stockholders Meeting" has the meaning set forth in Section 8.5 below.

  "NYSE" means the New York Stock Exchange.

  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

  "Party" or "Parties" has the meaning set forth in the preface above.

  "Payment Period" has the meaning set forth in Section 4.2(a) below.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

  "Prohibited Transaction" has the meaning set forth in ERISA (S)406 and Code
(S)4975.

  "Proxy Statement" has the meaning set forth in Section 8.7 below.

  "Reportable Event" has the meaning set forth in ERISA (S)4043.

  "Representative" has the meaning set forth in Section 12.3 below.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

  "Share Balance" has the meaning set forth in Section 4.2 below.

  "Share Consideration" has the meaning set forth in Section 4.1(a) below.

  "Stockholders" has the meaning set forth in the preface above.

  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

  "Surviving Corporation" has the meaning set forth in Section 2.1 below.

  "Takeover Statute" has the meaning set forth in Section 8.13.

  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code (S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  "Third Party Claim" has the meaning set forth in Section 12.4 below.

  "Total Voting Power" means the total number of votes which may be cast in the election of directors of a company by all stockholders entitled to vote in such an election.

                                   ARTICLE 2
                        MERGER; EFFECTIVE TIME; CLOSING

  2.1 Merger. Subject to the terms and conditions of this Agreement, the Maryland GCL and the Florida BCA, at the Effective Time, NLRII and the Advisor shall consummate the Merger in which (i) the Advisor shall be merged with and into NLRII and the separate corporate existence of the Advisor shall thereupon cease, (ii) NLRII shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Maryland and (iii) the separate corporate existence of NLRII with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Florida BCA.

  2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, NLRII and the Advisor shall (i) cause to be executed (A) a Certificate of Merger in the form required by the Maryland GCL (the "NLRII Certificate of Merger") and (B) a Certificate of Merger in the form required by the Florida BCA (the "Advisor Certificate of Merger"), and (ii) cause the NLRII Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Advisor Certificate of Merger to be filed with the Florida Secretary of State as provided in the Florida BCA. The Merger shall become effective at (i) such time as the NLRII Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation and the Advisor Certificate of Merger has been duly filed with the Florida Secretary of State or (ii) such other time as is agreed upon by the Representative and NNN and specified in the NLRII Certificate of Merger and the Advisor Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

  2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw, Pittman, Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 9:00 a.m. local time on such date as within five (5) business days following the fulfillment or waiver of the conditions set forth in Article 10 (other than conditions which by their nature are intended to be fulfilled at the Closing) or such other place or time or on such other date as NNN and the Representative may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 10 (the "Closing Date").

                                   ARTICLE 3
                    ARTICLES OF INCORPORATION; BY-LAWS; AND
                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

  3.1 Articles of Incorporation. The articles of incorporation of the NLRII, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the Florida BCA.

  3.2 By-Laws. The by-laws of the NLRII, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

  3.3 Directors and Officers. The directors and officers of NLRII immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE 4
              SHARE CONSIDERATION; PAYMENT OF SHARE CONSIDERATION

  4.1 Share Consideration; Conversion or Cancellation of Advisor Common Shares in Merger.

  (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding Advisor Common Shares (i) shall be converted into the right to receive up to 2,200,000 NNN Common Shares (the "Share Consideration") pursuant to the terms of Section 4.2 below, (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Stockholder, as the holder of certificates representing such the Advisor Common Shares (the "Advisor Common Share Certificates"), shall cease to have any rights with respect thereto, except the right to receive NNN Common Shares therefor upon the surrender of such certificates in accordance with this Section 4.1 and cash in lieu of fractional NNN Common Shares as set forth in Section 4.3.

  (b) Prior to the Effective Time, NNN shall not split or combine the NNN Common Shares, or pay a stock dividend or other stock distribution in NNN Common Shares, or in rights or securities exchangeable or convertible into or exercisable for NNN Common Shares, or otherwise change NNN Common Shares into, or exchange NNN Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of NNN as a result of which NNN stockholders receive cash, stock or other property in exchange for, or in connection with, their NNN Common Shares (a "Business Combination") or otherwise), or make any other dividend or distribution on or of NNN Common Shares (other than regular quarterly cash dividends paid on NNN Common Shares or any distribution pursuant to NNN's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination or change.

  (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the NNN Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

  4.2 Payment of Share Consideration. At the Closing, upon surrender to NNN of the Advisor Common Share Certificates by the Stockholders and the minority stockholders of the Advisor (the "Minority Stockholders") for cancellation, together with any other required documents, the Stockholders and the Minority Stockholders shall receive NNN Common Shares, pro rata based on their relative equity interests in the Advisor as of the Closing Date, representing 10% of the Share Consideration to be issued in the Merger and the Advisor Common Share Certificates so surrendered shall forthwith be canceled. The balance of the Share Consideration (the "Share Balance") will, subject to this Section 4.2, be issued within 90 days after the end of each Payment Period (up to a maximum of 20 Payment Periods) beginning the first full Payment Period following the Closing Date. For the purposes of this Section 4.2, a "Payment Period" shall mean any of the following three month periods: (i) the period beginning on January 2 and ending on April 1; (ii) the period beginning on April 2 and ending on July 1; (iii) the period beginning on July 2 and ending on October 1; and (iv) the period beginning on October 2 and ending on January
1. Within 90 days after the end of a Payment Period, the number of NNN Common Shares to be issued by NNN to the Stockholders and the Minority Stockholders out of the Share Balance will equal the product obtained by multiplying (i) the Share Balance by (ii) a fraction, the numerator of which is the total cost (in accordance with GAAP) of Completed New Acquisitions (as defined below) and Completed Development Projects (as defined below) occurring during the Payment Period (with the aggregate amounts less $45,000,000 over all Payment Periods for such purposes not to exceed $405,000,000) and the denominator of which is $405,000,000; provided, however, that for the purposes of this calculation, the first $45,000,000 of Completed New Acquisitions and Completed Development Projects shall not be included in the determination of the numerator. For example, if during the first Payment Period, the dollar amount of Completed New Acquisitions and Completed Development Projects equals $35,000,000, the Stockholders would not be issued any NNN Common Shares out of the Share Balance. If during the second Payment Period, the dollar amount of Completed New Acquisitions and Completed Development Projects equals $40,000,000, the Stockholders would be entitled to receive 7.4% of the Share Balance ($30,000,000 [$75,000,000 minus $45,000,000] divided by $405,000,000). The
Issuance of NNN Common Shares from the Share Balance for future Payment Periods would be based solely the percentage determined by dividing (x) the dollar amount of Completed New Acquisitions and Completed Development Projects that occurred during such Payment Period by (y) $405,000,000. To the extent any NNN Common Shares are to be issued at the end of such Payment Period, such shares will be issued within 90 days of such Payment Period. In the event of a Change in Control of NNN, the remaining Share Balance shall be immediately issued and paid to the Stockholders and Minority Stockholders. The Stockholders and the Minority Stockholders shall also receive cash in lieu of fractional NNN Common Shares as contemplated by Section 4.3. For the purposes of this Section 4.2(a), the term "Completed New Acquisitions" means property acquisitions closed by NNN (including its Subsidiaries and Affiliates) after the Closing Date and the term "Completed Development Projects" means development projects completed by NNN after the Closing Date (notwithstanding the date upon which development commenced). A development project shall be deemed to be completed when a certificate of occupancy has been issued and the tenant under the project has commenced paying periodic rent under the lease. In the event that the Share Balance has not been reduced to zero following the twentieth Payment Period, any rights of the Stockholders and the Minority Stockholders to the remainder of the Share balance shall expire and become null and void and the Share Balance shall be reduced to zero.

  4.3 Fractional NNN Common Shares. No certificates representing fractional NNN Common Shares shall be issued upon surrender of any Advisor Common Share Certificates. In lieu of any fractional NNN Common Shares, there shall be paid to each holder of Advisor Common Shares who otherwise would be entitled to receive a fractional NNN Common Share an amount of cash (without interest) determined by multiplying such fraction by the $15.50.

  4.4 Transfer of Advisor Common Shares. (a) No transfers of Advisor Common Shares shall be made on the stock transfer books of the Advisor after the date of this Agreement, and (b) each Stockholder agrees not to transfer any Advisor Common Shares after the date of this Agreement and before the Closing Date; provided, however, the restrictions on transfer of the Advisor Common Shares contained in this Section 4.4 shall not apply to transfers by CNL Group, Inc. to certain officers and employees of the Advisor and its Affiliates so long as the total number of Advisor Common Shares transferred does not exceed 750.

                                   ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF THE INDIVIDUAL STOCKHOLDERS

  Each of the Stockholders, severally, but not jointly, represents and warrants to NLRII and NNN that the statements contained in this Article 5 are correct and complete as of the date hereof with respect to himself:

  5.1 Authorization of Transaction. Each of the Stockholders has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Stockholders, enforceable in accordance with its terms and conditions. None of the Stockholders need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

  5.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Stockholder is subject, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the any Stockholder is a party or by which he or she is bound or to which any of his assets is subject.

  5.3 Investment. Each of the Stockholders (A) understands that the NNN Common Shares acquired by such Stockholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (B) is acquiring the NNN Common Shares solely for his own account for investment purposes, and not with a view towards the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning NNN, including, without limitation, (i) the most recent annual report on Form 10-K. (ii) the three most recent quarterly reports on Form 10-Q, (iii) any current reports on Form 8-K since December 31, 1996, in each case as filed by NNN under the Securities Exchange Act, and (iv) the most recent annual report to stockholders of NNN, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding NNN Common Shares, and (E) is able to bear the economic risk and lack of liquidity inherent in holding NNN Common Shares which have not been registered under the Securities Act.

  5.4 Advisor Common Shares. Except as set forth in Section 7.2 of the Disclosure Schedule, each of the Stockholders holds of record and owns beneficially the number of the Advisor Common Shares set forth next to his name in Section 7.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the agreements set forth on Section 5.4 of the Disclosure Schedule (which, except as otherwise provided on the Disclosure Schedule, will be terminated prior to the execution of this Agreement), none of the Stockholders is a party to any option, warrant, purchase right, or other contract or commitment that could require one or more Stockholders to sell, transfer, or otherwise dispose of any the Advisor Common Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Advisor Common Shares.

                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF NLRII AND NNN

  NLRII and NNN jointly and severally represent and warrant to the Stockholders and the Advisor that the statements contained in this Article 6 are correct and complete as of the date hereof:

  6.1 Organization of NLRII and NNN. Each of NLRII and NNN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland.

  6.2 Capital Stock. The authorized capital stock of NNN consists of 50,000,000 shares of common stock, $.01 par value (the "NNN Common Shares"), of which 23,393,672 shares are outstanding as of April 15, 1997. Since March 19, 1997, NNN has not issued any shares of capital stock except pursuant to the exercise of options outstanding on such date to purchase NNN Common Shares or pursuant to NNN's dividend reinvestment plan. All outstanding NNN Common Shares are, and all NNN Common Shares issuable under stock option plans of NNN, or pursuant to NNN's dividend reinvestment plan, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 1,700,000 NNN Common Shares reserved for issuance pursuant to stock option plans of NNN or NNN's dividend reinvestment plan, there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which NNN is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock.

  6.3 Authorization for Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of NNN will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will, subject to the accuracy of the Stockholders' representations contained in
Section 5.3 hereof, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Share Consideration will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

  6.4 Authorization of Transaction. Each of NLRII and NNN has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of NLRII and NNN, enforceable in accordance with its terms and conditions. Neither NLRII nor NNN need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

  6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either NLRII or NNN is subject or any provision of its articles of incorporation or by-laws or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either NLRII or NNN is a party or by which it is bound or to which any of its assets is subject.

  6.6 Brokers' Fees. Except for the fees and expenses paid to Legg Mason Wood Walker Incorporated with respect to the delivery of the Fairness Opinion to the Special Committee, neither NLRII nor NNN has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

  6.7 Information. The Proxy Statement will not at the time filed with the SEC at the time of mailing the Proxy Statement to the stockholders of NNN, at the time of the NNN Stockholders Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by NNN with respect to statements made therein based on information supplied by the Stockholders or the Advisor for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder.

  6.8 New York Stock Exchange. NNN is in compliance in all material respects with its NYSE Listing Agreement.

  6.9 Disclosure. NNN is in compliance in all material respects with its obligation under the Securities Exchange Act to publicly disclose material information in a timely fashion.

                                   ARTICLE 7
             REPRESENTATIONS AND WARRANTIES CONCERNING THE ADVISOR

  The Stockholders and the Advisor represent and warrant to NLRII and NNN that the statements contained in this Article 7 are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the Stockholders and the Advisor to NLRII and NNN on the date hereof (the "Disclosure Schedule"). Solely for the purposes of this Article 7 and except as otherwise indicated, any reference to the "Advisor" shall be deemed to be a reference to both the Advisor and the Development Company and any representation made with respect to the "Advisor" shall include both the Advisor and the Development Company. References to the Development Company within a representation and warranty are made solely for clarification purposes and no implication shall be drawn from the failure to reference the Development Company in any other representation and warranty that such representation and warranty is inapplicable to the Development Company. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 7.

  7.1 Organization, Qualification, and Corporate Power. The Advisor is a corporation duly organized, validly existing, and in good standing under the laws of Florida. The Advisor is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Advisor. Except as set forth in
Section 7.1(a) of the Disclosure Schedule, the Advisor has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of the Advisor. The Stockholders have delivered to NLRII and NNN correct and complete copies of the articles of incorporation and by-laws of the Advisor (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Advisor are correct and complete. The Advisor is not in default under or in violation of any provision of its articles of incorporation or by-laws.

  7.2 Capitalization. The entire authorized capital stock of the Advisor (the "Advisor Common Shares") consists of (i) 10,000 shares of common stock, $1.00 par value, of which 9,400 shares are issued and outstanding, and (ii) 5,000 shares of the Class B common stock, $1.00 par value, of which 2,365 shares are issued and outstanding. No Advisor Common Shares are held in treasury. All of the issued and outstanding the Advisor Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Stockholders as set forth in Section 7.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Advisor to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Advisor. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Advisor Common Shares.

  7.3 Authorization of Transaction. The Advisor has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Advisor, enforceable in accordance with its terms and conditions. The Advisor is not required give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws and any applicable "Blue Sky" or state securities laws.

  7.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Advisor is subject or any provision of the charter or bylaws of the Advisor or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Advisor is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

  7.5 Title to Assets. The Advisor has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or the Most Recent Pro Forma Balance Sheet.

  7.6 Subsidiaries. The Advisor does not have any Subsidiaries, operating or otherwise.

  7.7 Financial Statements. The Advisor has delivered (collectively, the "Financial Statements") to NNN its (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended June 30, 1995, and June 30, 1996 (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine months ended March 31, 1997 (the "Most Recent Fiscal Month End"). In addition, the Advisor has delivered to NNN unaudited pro forma balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended June 30, 1995, and June 30, 1996 which give effect to the Development Company Acquisition (the "Pro Forma

Financial Statements") and as of and for the nine months ended March 31, 1997 (the "Most Recent Pro Forma Financial Statements"). The Financial Statements and the Pro Forma Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Advisor as of such dates and the results of operations of the Advisor for such periods, and are consistent with the books and records of the Advisor (which books and records are correct and complete in all material respects).

  7.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect in the business, financial condition, operations, results of operations, or future prospects of the Advisor (including the Development Company). Without limiting the generality of the foregoing, since that date:

    (a) the Advisor has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

    (b) the Advisor has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

    (c) no party (including the Advisor) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Advisor is a party or by which it is bound;

    (d) the Advisor has not imposed any Security Interest upon any of its assets, tangible or intangible;

    (e) the Advisor has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

    (f) the Advisor has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions;

    (g) the Advisor has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

    (h) the Advisor has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

    (i) the Advisor has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

    (j) the Advisor has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

    (k) there has been no change made or authorized in the articles of incorporation or by-laws of the Advisor;

    (l) the Advisor has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

    (m) the Advisor has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

    (n) the Advisor has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

    (o) the Advisor has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

    (p) the Advisor has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

    (q) the Advisor has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

    (r) the Advisor has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

    (s) the Advisor has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

    (t) the Advisor has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

    (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Advisor; and

    (v) the Advisor is not under any legal obligation, whether written or oral, to do any of the foregoing.

  7.9 Undisclosed Liabilities. The Advisor (including the Development Company) does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) or the Most Recent Pro Forma Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

  7.10 Legal Compliance. The Advisor (including the Development Company) has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

  7.11 Tax Matters.

  (a) The Advisor has filed all Tax Returns that it was required to file, including, without limitation, any Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Advisor (whether or not shown on any Tax Return) have been paid. The Advisor currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Advisor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Advisor that arose in connection with any failure (or alleged failure) to pay any Tax.

  (b) The Advisor has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

  (c) No Stockholder expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Advisor either (A) claimed or raised by any authority in writing or (B) as to which any of the Stockholders has Knowledge. Section 7.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Advisor for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders have delivered to NLRII and NNN correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Advisor since December 31, 1991.

  (d) The Advisor has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

  (e) The Advisor has not filed a consent under Code (S)341(f) concerning collapsible corporations. The Advisor has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G. The Advisor has not been a United States real property holding corporation within the meaning of Code (S)897(c)(2) during the applicable period specified in Code (S)897(c)(1)(A)(ii). The Advisor has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S)6662. The Advisor is not a party to any Tax allocation or sharing agreement. The Advisor (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Advisor) or (B) has any Liability for the Taxes of any Person (other than the Advisor) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

  7.12 Real Property.

  (a) Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to the Advisor. The Stockholders have delivered to NLRII and NNN correct and complete copies of the leases and subleases listed in Section 7.12(b) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 7.12(b) of the Disclosure Schedule:

    (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

    (ii) no consent is required with respect to any lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

    (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

    (iv) no party to the lease or sublease has repudiated any provision thereof;

    (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

    (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

    (vii) the Advisor has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

    (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by the Advisor in connection with the operation thereof and have been operated and maintained by the Advisor in accordance with applicable laws, rules, and regulations; and

    (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

  7.13 Intellectual Property.

  (a) The Advisor owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of the Advisor as presently conducted. Each item of Intellectual Property owned or used by the Advisor immediately prior to the Closing hereunder will be owned or available for use by the Advisor on identical terms and conditions immediately subsequent to the Closing hereunder. The Advisor has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

  (b) The Advisor has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Advisor has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Advisor must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Advisor.

  (c) The Advisor has no patent or registration which has been issued to the Advisor with respect to any of its Intellectual Property.

  (d) Section 7.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Advisor uses pursuant to license, sublicense, agreement, or permission. The Stockholders have delivered to NLRII and NNN correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

  (e) Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

  7.14 Tangible Assets. The Advisor owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from all material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Most Recent Balance Sheet and the Most Recent Pro Forma Balance Sheet sets forth all of the assets necessary to conduct the Advisor's business as it is currently being conducted and as it is contemplated to be conducted in the future.

  7.15 Contracts. Section 7.15 of the Disclosure Schedule lists the following contracts and other agreements to which the Advisor (including the Development Company) is a party:

    (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

    (b) any agreement concerning a partnership or joint venture;

    (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

    (d) any agreement concerning confidentiality or noncompetition;

    (e) any agreement with any of the Stockholders and their Affiliates (other than the Advisor);

    (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

    (g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

    (h) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

    (i) the agreement between the Advisor and the California Public Employees Retirement Systems (the "CALPERS Agreement"); or

    (j) any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

The Stockholders have delivered to NLRII and NNN a correct and complete copy of each written agreement listed in Section 7.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 7.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

  7.16 Notes and Accounts Receivable. All notes and accounts receivable of the Advisor are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and the Most Recent Pro Forma Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Advisor (and, as applicable, the Development Company).

  7.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Advisor.

  7.18 Insurance. Section 7.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Advisor (including the Development Company) has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including an indication of whether the cove rage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy to the knowledge of the Stockholders and the Advisor:
(A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Advisor (including the Development Company) nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Advisor (including the Development Company) has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 7.18 of the Disclosure Schedule describes any self-insurance arrangements affecting the Advisor (including the Development Company).

  7.19 Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance in which the Advisor (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 7.19 of the Disclosure Schedule could result in any Material Adverse Effect on the Advisor . None of the Stockholders has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Advisor.

  7.20 Construction and Development Liability. The Advisor (including the Development Company) does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of faulty or inadequate construction or development by the Advisor or the Development Company.

  7.21 Employees. To the Knowledge of the Stockholders and the Advisor, no executive, key employee, or group of employees currently has any plans to terminate employment with the Advisor (including the Development Company) or as a result of this Agreement. The Advisor has not committed any unfair labor practice. None of the Stockholders or the Advisor has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Advisor. The Disclosure Schedule sets forth the names of all employees necessary in order to conduct the Advisor's business as it is currently being conducted and as it is contemplated to be conducted in the future, including, without limitation, the names of Development Company's employees.

  7.22 Employee Benefits.

  (a) Section 7.22 of the Disclosure Schedule lists each Employee Benefit Plan that the Advisor (including the Development Company) maintains or to which the Advisor (including the Development Company) contributes.

  (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

  (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

  (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Advisor. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

  (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

  (f) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

  (g) The Stockholders have delivered to NLRII and NNN correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

  (h) With respect to each Employee Benefit Plan that the Advisor maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

    (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

    (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Stockholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

    (iii) the Advisor (including the Development Company) has not incurred, and none of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Advisor has any reason to expect that the Advisor will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

  (i) the Advisor (including the Development Company) does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

  (j) the Advisor (including the Development Company) does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code 4980B).

  7.23 Guaranties. The Advisor is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

  7.24 Environment, Health, and Safety.

  (a) The Advisor (including the Development Company) has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Advisor (including the Development Company) has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

  (b) The Advisor (including the Development Company) does not have any Liability and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Advisor giving rise to any Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

  (c) All properties and equipment used in the business of the Advisor (including the Development Company) has been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

  7.25 Proxy Statement. None of the information supplied or to be supplied in by any of the Stockholders or the Advisor for inclusion in the Proxy Statement will, at the time of filing the Proxy Statement with the SEC, at the time of mailing the Proxy Statement to the stockholders of NNN, at the time of the NNN Stockholders Meeting or at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  7.26 Relationships with Tenants. The Stockholders and the Advisor believe that Advisor's relationships with NNN's existing tenants are sound, and there is no Basis to believe that any of NNN's primary tenants will materially and adversely change the manner in which they currently conduct business with NNN.

  7.27 CALPERS Agreement. The Stockholders and the Advisor have no Basis to believe that CALPERS Agreement will be terminated or fail to be renewed on substantially the same terms and conditions as are currently in effect.

  7.28 Disclosure. The representations and warranties contained in this
Article 7 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 7 not misleading.

                                   ARTICLE 8
                             PRE-CLOSING COVENANTS

  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

  8.1 General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 10 below).

  8.2 Notices and Consents. The Advisor shall give any notices to third parties and shall use its reasonable best efforts to obtain any third party consents that NNN and NLRII may reasonably request in connection with the matters referred to in Section 7.3 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 5.1, Section 6.4, and Section 7.3 above.

  8.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the Stockholders will not, and will not cause the Advisor to, take any action that adversely affects the ability of the Advisor (including the Development Company) (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations (iii) to keep available the service of its current officers and employees and (iv) preserve its relationships with customers, suppliers and others having business dealings with it; and the Stockholders will not allow the Advisor (including the Development Company) to, without NNN's prior written consent:

    (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including the Advisor Common Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for the Advisor Common Shares outstanding on the date hereof; provided, however, the restrictions on transfer of the Advisor Common Shares contained in this Section 8.3(a) shall not apply to transfers by CNL Group, Inc. to certain officers and employees of the Advisor and its Affiliates so long as the total number of Advisor Common Shares transferred does not exceed 750;

    (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Advisor Common Shares);

    (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to the Stockholders in their capacities as stockholders of the Advisor; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution or dividend in respect of its capital stock at such times and in such manner and amount as may be consistent with the Advisor's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from April 1, 1997 through the Effective Time, to the extent not otherwise paid or distributed to the Stockholders), (ii) the payment of any dividend as shall be required to be paid by the Advisor in order to permit Puckett & Vogel to issue the letter required by Section 10.2(c), or (iii) any distribution of property necessary for the representation and warranty set forth in Section 7.11 to be true and correct.

    (d) (i) grant any increases in the compensation of any of its directors, officers or executives (except as approved by the Special Committee) or grant any increases in compensation to any of its employees outside the Ordinary Course of Business (except as approved by the Special Committee),
  (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such direct or, officer or employee, whether, past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by NNN in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Benefit Plan, except in the case of (i) through (v) inclusive, under and pursuant to the employment agreements referred to in Section 10.1(e);

    (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger and the Development Company Acquisition);

    (f) except with regard to the acquisition of the Development Company, make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enter prise or operation;

    (g) adopt any amendments to its articles of incorporation or by-laws;

    (h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the ordinary course of its business;

    (i) engage in the conduct of any business the nature of which is materially different from the business in which the Advisor or the Development Company is currently engaged;

    (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Advisor except under the employment agreements referred to in Section 10.1(e);

    (k) forgive any indebtedness owed to the Advisor or convert or contribute by way of capital contribution any such indebtedness owed;

    (l) authorize or enter into any agreement providing for management services to be provided by the Advisor to any third-party or an increase in management fees paid by any third-party under existing management agreements;

    (m) mortgage, pledge, encumber, sell, lease or transfer any material assets of the Advisor except with the prior written consent of NNN or as contemplated by this Agreement,

    (n) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

    (o) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

  8.4 Full Access. The Advisor shall permit representatives of NNN and NLRII to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Advisor to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Advisor.

  8.5 Meeting of Stockholders. NNN will take all action necessary in accordance with applicable law and NNN's articles of incorporation and by-laws to arrange for its stockholders to consider and vote upon the Merger Proposal and the issuance of NNN Common Shares in the Merger at the annual or special stockholders' meeting (the "NNN Stockholders Meeting") to be held in connection with the transactions contemplated by this Agreement. Subject to the fiduciary duties of NNN's Board of Directors under applicable law and as advised by counsel, the Board of Directors of NNN shall recommend that the NNN stockholders approve the Merger Proposal. In connection with such recommendation, NNN shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval, including, without limitation, the inclusion of the recommendation of the NNN Board of Directors and of the Special Committee in the Proxy Statement that the stockholders of NNN vote in favor of the Merger Proposal and the adoption of this Agreement.

  8.6 Proxy Materials. After the date hereof, NNN shall promptly prepare, and the Advisor and the Stockholders shall cooperate in the preparation of, a proxy statement and a form of proxy to be used in connection with the vote of NNN's stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to NNN's stockholders, is herein called the "Proxy Statement"). NNN shall file the Proxy Statement with the SEC as soon as practicable, shall use all reasonable efforts to cause the Proxy Statement to be mailed to stockholders of NNN at the earliest practicable date as permitted by the SEC and shall take all such action as may be necessary to qualify the Share Consideration for offering and sale under state securities or blue sky laws. If at any time prior to the Effective Time any event relating to or affecting the Advisor, the Stockholders or NNN shall occur as a result of which it is necessary, in the opinion of counsel for the Advisor and the Stockholders or of counsel for NNN to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the stockholders of NNN is sought, the Advisor, the Stockholders and NNN, respectively, will notify the others thereof and, in the case of the Advisor or the Stockholders, they will cooperate with NNN in the preparation of, and, in the case of NNN, it will prepare and file, an amendment or supplement with the SEC and, if required by law or NYSE rule, applicable state securities authorities and the NYSE, such that the Proxy Statement, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading, and NNN will, as required by law, disseminate to its stockholders such amendment or supplement.

  8.7 Notice of Developments. Each of the Stockholders and the Advisor shall give prompt written notice to NNN and NLRII of any material adverse development causing a breach of any of the representations and warranties in
Article 7 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his own representations and warranties in Article 5 above. No disclosure by any Party pursuant to this Section 8.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

  8.8 Tax Matters. Each of the Stockholders, the Advisor and NNN agrees to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a)(2)(D) of the Code to the extent permitted by law.

  8.9 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, none of the Advisor, the Stockholders or NNN shall knowingly take any action that would be inconsistent with the representations and warranties made by it herein, including, but not limited to, knowingly taking any action, or knowingly failing to take any action, that is known to cause disqualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. Furthermore, from and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of NNN, the Stockholders and the Advisor shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of NNN after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

  8.10 Letter of the Advisor's Accountants. The Advisor shall use reasonable efforts to cause to be delivered to NNN an "agreed-upon procedures" report of Puckett & Vogel covering the financial statements and other financial and statistical information of the Advisor set forth in the Proxy Statement and dated a date within five business days before the date on which the Proxy Statement shall be mailed to the stockholders of NNN. Such report shall be addressed to NNN, in form and substance reasonably satisfactory to NNN and customary in scope and substance for reports delivered by independent public accountants in connection with proxy statements relating to mergers where the consideration paid is registered on Form S-4 under the Securities Act.

  8.11 Advisor Stockholder Approval. Each of the Stockholders hereby agrees to vote, at the NNN Stockholders Meeting, the NNN Common Shares owned by such Stockholder in favor of the Agreement and the transactions contemplated hereby.

  8.12 Delivery of Certain Financial Statements. Promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, the Advisor shall provide to NNN with true and correct copies of its unaudited consolidated balance sheet as of April 30, 1997 which shall give effect to the Development Company Acquisition and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof (giving effect to the Development Company Acquisition) and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by the Advisor and the Stockholders that such balance sheet (including the related notes, if any) presents fairly, in all material respects, the financial position of the Advisor (which for the purposes of this Section 8.12 includes the Advisor) as of the specified date, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

  8.13 State Takeover Statutes. NNN and its Board of Directors shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation, including without limitation, the control share acquisition provisions of Section 3-701 et seq. of the Maryland GCL and the business combination provisions of Section 3-601 et seq. of the Maryland GCL (a "Takeover Statute") is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement (and so that, following the Merger, such Takeover Statute shall not apply to James M. Seneff, Jr., as well as his Affiliates and associates and persons acting in concert with him), and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary so that the Merger and the other transactions contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

  8.14 Exclusivity. None of the Stockholders or the Advisor shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of the Advisor (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Stockholders shall vote their Advisor Common Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Stockholders and the Advisor shall notify NNN immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                                   ARTICLE 9
                            POST-CLOSING COVENANTS

  The Parties agree as follows with respect to the period following the
Closing:

  9.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 12 below). The Stockholders acknowledge and agree that from and after the Closing, the Surviving Corporation and NNN will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Advisor.

  9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, comp laint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Advisor, each of the other Parties will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 12 below).

  9.3 Transition. None of the Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Advisor from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with the Advisor prior to the Closing.

  9.4 Confidentiality. Each of the Stockholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to NNN or destroy, at the request and option of NNN, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Stockholders is reque sted or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholders will notify NNN promptly of the request or requirement so that NNN may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then the Stockholders may disclose the Confidential Information to such tribunal; provided, however, that the disclosing Stockholder shall use his best efforts to obtain, at the request of NNN, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as NNN shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

  9.5 Covenant Not to Compete. Unless employed by the Surviving Corporation or NNN after the Closing, for a period of five years from and after the Closing Date, none of the Stockholders will engage directly or indirectly in any business that the Surviving Corporation or NNN conducts as of the Closing Date. In addition, and not in lieu of the foregoing, James M. Seneff, Jr., the sole stockholder of CNL Group, Inc., hereby covenants and agrees not to engage or participate, directly or indirectly, as principal, agent, executive, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that relates to the ownership, acquisition or development of "retail operations"; provided, however, for the purposes of this Agreement,

"retail operations" shall not include (A) the ownership, acquisition or development of (i) restaurant properties or hotel properties that contain retail operations or (ii) retail stores that contain less than 10,000 square feet and (B) retail stores currently owned by Affiliates of CNL Group, Inc. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  9.6 NNN Common Shares. Each certificate issued to the Stockholders representing the NNN Common Shares will be imprinted with a legend substantially in the following form:

  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.

Each Stockholder desiring to transfer any of the NNN Common Shares received in connection with the Merger, other than in a registered offering or pursuant to a sale which counsel for NNN confirms is in compliance with Rule 144 of the Securities Act, must first furnish NNN with (i) a written opinion satisfactory to NNN in form and substance from counsel reasonably satisfactory to NNN to the effect that such Stockholder may transfer the NNN Common Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to NNN in form and substance agreeing to be bound by the restrictions on transfer contained herein.

  9.7 Continuity of Interest. The Stockholders as a group shall not dispose of any of the NNN Common Shares received in the transaction in a manner that would cause the transaction to violate the continuity of stockholder interest requirement set forth in Treas. Reg. (S) 1.368-1(b). Any Stockholder wishing to dispose of any NNN Common Shares received in the transaction shall provide NNN written notice, not less than 15 days prior to the intended date of disposition, specifying the number of shares which such Stockholder proposes to dispose of and an opinion of counsel reasonably satisfactory to NNN that such transfer or disposition will not violate the continuity of stockholder interest requirement set forth in Treas. Reg. (S) 1.368-1(b).

  9.8 Share Consideration. Each Stockholder must retain at least one-half of the NNN Common Shares received by such Stockholder on the Closing Date or received by such Stockholder with respect to any Payment Period for a period of 12 months following the date of receipt of such Share Consideration.

  9.9 Listing. NNN shall use its best efforts to effect, at or before the issuance of any NNN Common Shares issued as Share Consideration pursuant to
Article 4, authorization for listing or quotation of such NNN Common Shares on the NYSE, subject to official notice of issuance.

  9.10 Tax Matters.

  (a) If there is an adjustment to any item reported on a pre-closing Tax Return that results in an increase in the Taxes payable by Advisor or the Stockholders, and such adjustment results in a corresponding adjustment to items reported on a post-closing Tax Return with the result that the Taxes payable either by NNN, NLRII or any of their Subsidiaries or by any Consolidated Group of companies of which NNN, NLRII, or any Subsidiary are then members are reduced, or a refund of Taxes is increased, then any NNN Indemnity Claim that the Stockholders owe NNN pursuant to Article 11 below shall be reduced by the amount by which such Taxes are reduced or such refunds are increased. The amount of reduction of any NNN Indemnity Claim under this
Section 9.10(a) shall be the excess of (i) the Tax liability of NNN, NLRII, such Subsidiary or, if applicable, NNN's, NLRII's or such Subsidiary's Consolidated Group for the tax period in question computed without regard to such adjustment or amendment, over (ii) the actual Tax liability of NNN, NLRII, or such Subsidiary or, if applicable, NNN's, NLRII's or such Subsidiary's Consolidated Group for the tax period in question.

  (b) Any refund or credit of Taxes (including any statutory interest thereon) received by NNN, NLRII or any of their Subsidiaries attributable to periods ending on or prior to or including the Closing Date that were paid by Advisor pursuant to this Agreement shall reduce any NNN Indemnity Claim that the Stockholders owe NNN pursuant to Article 11 below by an amount equal to the amount of such refund or credit.

  (c) In the event that NNN, NLRII or any of their Subsidiaries receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign tax examinations, claims settlements, proposed adjustments or related matters with respect to Taxes that could affect Advisor or any of the Stockholders, or if Advisor or any of the Stockholders receives notice of such matters that could affect NNN, NLRII or any of their Subsidiaries, the party receiving such notice shall notify in writing the potentially affected party within ten (10) days thereof. The failure of either party to give the notice required by this Section shall not impair such party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

  (d) The Stockholders shall have the responsibility for, and shall be entitled, at their expense, to contest, control, compromise, settle or appeal all proceedings with respect to pre-closing Taxes.

  9.11 CNL License. CNL Group, Inc. hereby grants an irrevocable non-exclusive license to NNN and its Affiliates to use the "CNL" name and logo until such time, if ever, that a Change in Control occurs or James M. Seneff, Jr., involuntarily, is no longer on the Board of Directors of NNN. At no time during the term of the license shall NNN be obligated to pay license fees to CNL Group, Inc. with respect to the license. At such time as a Change in Control occurs, all rights to the "CNL" name and logo shall revert back to CNL Group, Inc. and the successor Person and its Affiliates shall have no rights, without the express written consent of CNL Group, Inc., to utilize the "CNL" name or logo in its business or any Affiliate's business.

                                  ARTICLE 10
                       CONDITIONS TO OBLIGATION TO CLOSE

  10.1 Conditions to Each Party's Obligation. The respective obligations of NNN, NLRII, the Advisor and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of NNN and the Stockholders:

    (a) NNN Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved, in each case by the requisite holders of NNN Common Shares in accordance with the applicable provisions of the NYSE, the Maryland GCL and NNN's articles of incorporation and by-laws.

    (b) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5.1, Section 6.4, and Section 7.3 above.

    (c) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would, in the reasonable judgment of NNN or the Advisor, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of NNN to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

    (d) No Suspension of Trading, Etc. At the Effective Time, there shall be no suspension of trading in NNN Common Shares on the NYSE, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of NNN, would have a Material Adverse Effect on the Advisor or, in the sole judgment of the Stockholders, would have a Material Adverse Effect on NNN.

    (e) Employment Agreements. Kevin B. Habicht, Gary M. Ralston and James M. Seneff, Jr. shall have entered into employment agreements with NNN. in substantially the forms attach hereto as Exhibits A-1, A-2 and A-3.

    (f) Registration Rights Agreement. The registration rights agreement, in substantially the form attach hereto as Exhibit B, except for such changes therein as may be agreed upon by the Stockholders and NNN, shall have executed and delivered by the parties thereto.

  10.2 Conditions to Obligation of NLRII and NNN. The obligations of NLRII and NNN to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (a) the Stockholders and the Advisor shall have delivered to NLRII and NNN a certificate to the effect that:

      (i) the representations and warranties set forth in Article 5 and
    Article 7 above are true and correct in all material respects at and as of the Closing Date;

      (ii) the Stockholders and the Advisor have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date;

      (iii) the Advisor has procured all of the third party consents specified in Section 7.3 above; and

      (iv) no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
    (C) affect adversely the right of NNN to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

    (b) NLRII and NNN shall have received an opinion dated as of the Closing Date from Rogers & Wells, counsel to the Stockholders and the Advisor, addressed and in form satisfactory to NLRII and NNN;

    (c) NNN shall have received written comfort in form and substance reasonably satisfactory to it from Puckett & Vogel that the Advisor will not have any accumulated or current earning and profits with in the meaning of Section 312 of the Code as of the Effective Time. The Stockholders shall provide to Puckett & Vogel all information reasonably available to the Stockholders that is necessary to calculate the accumulated and current earnings and profits of the Advisor as of the Effective Time, including, but not limited to, all federal income Tax Returns of the Advisor and any consolidated group of which the Advisor and the Stockholders are or have been members, working papers created with respect to such Tax Returns, and information with respect to any federal income Tax controversy, either pending or resolved, with respect to such returns. Any information shall be treated strictly confidential by Puckett & Vogel and every employee of, and advisor to, NNN and Puckett & Vogel.

    (d) Legg Mason Wood Walker Incorporated shall have not withdrawn its Fairness Opinion issued in connection with the Merger;

    (e) NNN and CNL Group, Inc. shall have executed a mutually acceptable agreement relating to the provision by CNL Group, Inc. of certain services, including, without limitation, payroll functions, benefit plan administration, certain management information functions, health insurance administration and office administration;

    (f) NNN shall have received the resignations, effective as of the Closing, of each director and officer of the Advisor other than those whom NNN shall have specified in writing prior to the Closing;

    (g) the CALPERS Agreement shall be in full, force and effect and there shall not exist any condition, that, in the reasonable discretion of NNN, would indicate that the CALPERS Agreement would not be renewed upon substantially the same terms and condition that are then currently in effect; and

    (h) NNN shall have received satisfactory evidence that all bonus plans under which officers, directors or employees of the Advisor are beneficiaries have been terminated as of the Closing Date.

NNN may waive any condition specified in this Section 10.2 if it executes a writing so stating at or prior to the Closing.

  10.3 Conditions to Obligation of the Stockholders and the Advisor. The obligation of the Stockholders and the Advisor to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

    (a) NLRII and NNN shall have delivered to Stockholders and the Advisor a certificate to the effect that:

      (i) the representations and warranties set forth in Article 6 above shall be true and correct in all material respects at and as of the Closing Date;

      (ii) NLRII and NNN shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

      (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

    (b) NNN shall have delivered to the Stockholders the Share Consideration pursuant to Section 4.2.

    (c) Since December 31, 1996, there shall not have occurred or been threatened any material adverse changes in the business, properties, operations or condition (financial or otherwise) of NNN; and

    (d) the Stockholders shall have received an opinion dated as of the Closing Date from Shaw, Pittman, Potts & Trowbridge, counsel to NLRII and NNN, addressed and in form satisfactory to the Stockholders.

The Stockholders may waive any condition specified in this Section 10.3 if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE 11
                                  TERMINATION

  11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Stockholders or the stockholder of NLRII, respectively, either by the mutual written consent of NNN and the Representative or by mutual action of the Board of Directors of the Advisor and the Special Committee.

  11.2 Termination by Either NNN or the Advisor. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee in the event of a failure of a condition to the obligations of the Stockholders or the Advisor set forth in Section 10.3 of this Agreement; or
(b) by majority vote of the Stockholders in the event of a failure of a condition to the obligations of NNN and NLRII set forth in Section 10.2 of this Agreement; or (c) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such other, decree, ruling or other action shall have become final and non-appealable; and provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party s hall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

  11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 11, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                  ARTICLE 12
                                INDEMNIFICATION

  12.1 Indemnity Obligations of the Stockholders. Subject to Section 12.5 and
Section 12.6, each of the Stockholders hereby severally, in accordance with his percentage interest in the Share Consideration, agrees to indemnify and hold NNN and the Surviving Corporation harmless from, and to reimburse NNN and the Surviving Corporation for, any NNN Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "NNN Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of the Stockholders or the Advisor which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or the Advisor which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.1.

  12.2 Indemnity Obligations of NNN. NNN and the Surviving Corporation hereby jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Stockholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Stockholders resulting from
(i) any breach of any representation and warranty of NLRII and NNN which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of NLRII or NNN which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 12.2.

  12.3 Appointment of Representative. Each of the Stockholders hereby appoints James M. Seneff, Jr. as its exclusive agent to act on its behalf with respect to any and all Stockholder Indemnity Claims and any and all NNN Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by a majority in interest of the Stockholders. Such agent is hereinafter referred to as the "Representative." The Representative shall take, and the Stockholders agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against NNN, defending all NNN Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and NNN Indemnity Claims, conducting negotiations with NNN and its representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. NNN shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders. The Representative, acting pursuant to this Section 12.3, shall not be liable to any other Stockholder for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

  12.4 Notification of Claims. Subject to the provisions of Section 12.5, in the event of the occurrence of an event which any party asserts constitutes a NNN Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

  12.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive for a period equal to the later of (i) two years from the Closing Date or (ii) the date upon which the Share Balance is zero; provided, however, the representations and warranties contained in Sections 6.3 and 7.11 shall survive until the expiration of the applicable statute of limitations with respect to the matters covered thereby. No claim shall be made after the applicable survival period.

  12.6 Limitations. Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Merger Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed the amount of $100,000 in the aggregate. In no event shall the aggregate liability of the Stockholders under this Agreement with respect to NNN Indemnity Claims exceed the value of NNN Common Shares actually issued to the Stockholders valued at a price per share equal to the average closing price of a NNN Common Share as reported on the NYSE over the 20 trading days immediately preceding the Closing Date.

  12.7 Exclusive Provisions: No Rescission. Except as set forth in this Agreement, no party hereto is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or in any certificate or other document delivered pursuant hereto relating to the Merger shall give rise to any right on the part of any party hereto, after the consummation of the Merger, to rescind this Agreement or the transactions contemplated by this Agreement. Following the consummation of the Merger, the rights of the parties under the provisions of this Article 12 shall be the sole and exclusive remedy available to the parties with respect to claims, assertions, events or proceedings arising out of or relating to the Merger.

                                  ARTICLE 13
                                 MISCELLANEOUS

  13.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of NNN and the Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

  13.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

  13.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

  13.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of NNN and the Representative; provided, however, that NNN may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases NNN nonetheless shall remain responsible for the performance of all of its obligations hereunder).

  13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  13.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  13.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if

(and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

  If to the Advisor or the Stockholders:

  c/o James M. Seneff, Jr.
  400 East South Street
  Suite 500
  Orlando, Florida 32801
  Telecopy: (407) 423-2894

  With copy to:

  Rogers & Wells
  Two Hundred Park Avenue
  New York, New York 10166
  Attn:Alan L. Gosule, Esq. and
     Jay L. Bernstein, Esq.
  Telecopy: (212) 878-8375

  If to NNN and NLRII:

  Gary M. Ralston
  President
  Commercial Net Lease Realty, Inc.
  400 East South Street
  Suite 500
  Orlando, Florida 32801
  Telecopy: (407) 648-8756

  With copy to:

  Shaw, Pittman, Potts & Trowbridge
  2300 N Street, N.W.
  Washington, D.C 20037
  Attn:Thomas H. McCormick, Esq.
  Telecopy: (202) 663-8007

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  13.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF MARYLAND OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.

  13.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by NNN and the Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  13.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  13.11 Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholders agree that the Advisor has not borne or will bear any of the Stockholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

  13.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

  13.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  13.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

  13.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Maryland, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

  13.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          NNN:

                                          COMMERCIAL NET LEASE REALTY, INC.

                                                   /s/ Gary M. Ralston
                                          By:__________________________________

                                                        President
                                          Its:_________________________________

                                          NLRII:

                                          NET LEASE REALTY II, INC.

                                                /s/ James M. Seneff, Jr.
                                          By:__________________________________

                                                 Chief Executive Officer
                                          Its:_________________________________

                                          ADVISOR:

                                          CNL REALTY ADVISORS, INC.

                                                /s/ James M. Seneff, Jr.
                                          By:__________________________________

                                                 Chief Executive Officer
                                          Its:_________________________________

                                          STOCKHOLDERS:

                                                  /s/ Robert A. Bourne
                                          By:__________________________________
                                                    Robert A. Bourne

                                          CNL GROUP, INC.

                                                /s/ James M. Seneff, Jr.
                                          By:__________________________________
                                                James M. Seneff, Jr., CEO

                                                  /s/ Kevin B. Habicht
                                          -------------------------------------
                                                    Kevin B. Habicht

                                                   /s/ Gary M. Ralston
                                          -------------------------------------
                                                     Gary M. Ralston

  The undersigned executes this Agreement solely with respect to the covenants of the undersigned contained in Section 9.5, and with respect Article 12, solely as such Article 12 relates to undersigned's capacity as Representative of the Stockholders.

                                                /s/ James M. Seneff, Jr.
                                          -------------------------------------
                                                  James M. Seneff, Jr.

                                                                     APPENDIX B


[LOGO OF LEGG MASON APPEARS HERE]

Legg Mason Wood Walker, Incorporated
111 South Calvert Street, P.O. Box 1476, Baltimore, MD 21203-1476
410-539-0000 Fax: 470-539-4508




                                                               November 6, 1997

Special Committee of the Board of Directors
Commercial Net Lease Realty, Inc.
c/o Clifford R. Hinkle
400 East South Street
Suite 500
Orlando, FL 32801

Members of the Special Committee:

  You have requested our opinion as investment bankers as to the fairness to the public stockholders of Commercial Net Lease Realty, Inc. (the "Company") from a financial point of view, and as of the date hereof, of the consideration (the "Share Consideration") to be paid by the Company in the merger (the "Merger") with CNL Realty Advisors, Inc. (the "Advisor"). Under the terms of the agreement (the "Agreement"), by and among the Company, the Advisor, the stockholders of the Advisor and Net Lease Realty II, Inc., a wholly owned subsidiary of the Company ("NLRII"): (i) the Advisor will be merged with and into NLRII and (ii) the Company will become a self-administered and self-managed real estate investment trust. Following the Merger, the Advisor will cease to exist as a separate corporation and the stockholders of the Advisor will become stockholders of the Company. It is also our understanding that prior to the Merger, CNL Development Company, Inc. will be merged with and into the Advisor, with the Advisor being the surviving corporation.

  In connection with our opinion, we have, among other things:

    (i) reviewed and analyzed a draft of the Agreement;

    (ii) reviewed and analyzed a draft of the Proxy Statement of the Company to be filed with the Securities and Exchange Commission;

    (iii) reviewed and analyzed the audited financial statements of the Company for the years ended December 31, 1995 and 1996;

    (iv) reviewed and analyzed the audited financial statements of the Advisor for the years ended June 30, 1996 and 1997;

    (v) reviewed and analyzed certain internal information concerning the business and operations of the Company and the Advisor furnished to us by management of the Company, including pro forma consolidated projections;

    (vi) reviewed and analyzed certain publicly available information concerning the Company and the Advisor;

    (vii) reviewed and analyzed cash flow forecasts of the Company and the Advisor furnished to us by management of the Company;

Commercial Net Lease Realty, Inc        LEGG.MASON WOOD WALKER, INCORPORATED
November 6, 1997
Page 2


    (viii) reviewed and analyzed certain publicly available financial and stock market data with respect to operating statistics relating to selected public companies that we deemed relevant to our inquiry;

    (ix) reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we deemed relevant to our inquiry;

    (x) held meetings and discussions with certain directors, officers and employees of the Company and the Advisor concerning the operations, financial condition and future prospects of the combined company; and

    (xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

  In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by the Company and the Advisor and we have further relied upon the assurances of management that they are unaware of any facts that would make the information provided to us incomplete or misleading. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of the Company and the Advisor as to the future performance of the Company and the Advisor. Legg Mason also assumed, with the consent of the Company, that (i) the Merger will be accounted for under the purchase method of accounting; (ii) the Merger will be a tax-free reorganization; and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company or the Advisor are as set forth in the consolidated financial statements of the Company and the Advisor. Legg Mason has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Advisor, nor has Legg Mason been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. Furthermore, Legg Mason has expressed no opinion as to the price or trading range at which the shares of the Company will trade in the future.

  We have acted as financial advisor to the Special Committee of the Board of Directors and will receive a fee for our services. In the past, Legg Mason has performed investment banking services for the Company from time to time for which we have received compensation and may provide investment banking and financial advisory services to the Company in the future. It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the Merger and our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto and as an appendix to the Company's proxy statement furnished to stockholders in connection with the Merger.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Consideration to be paid in the Merger is fair to the stockholders of the Company, from a financial point of view.

                                       Very truly yours,

                                       /s/ Legg Mason Wood Walker, Incorporated

                                           Legg Mason Wood Walker, Incorporated

                                                                     APPENDIX C

                TEXT OF AMENDMENT TO ARTICLES OF INCORPORATION

  Set forth below is the proposed amendment to Section 1 of Article VII of the Company's Articles of Incorporation. The text of the remaining sections of
Article VII will not otherwise be changed if the proposed amendment is approved.

                                  ARTICLE VII
                               AUTHORIZED STOCK

SECTION 1. TOTAL CAPITALIZATION.

  The total number of shares of all classes of capital stock that the Corporation has authority to issue is one hundred eighty million (180,000,000) shares consisting of (i) ninety million (90,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) and ninety million (90,000,000) shares of excess stock, par value $0.01 per share (the "Excess Stock"). The aggregate par value of all of the authorized shares of all classes of capital stock having a par value is $1,800,000.

                                                                      APPENDIX D


                           CNL REALTY ADVISORS, INC.
                                ORLANDO, FLORIDA

                              FINANCIAL STATEMENTS
                      (WITH INDEPENDENT AUDITOR'S REPORT)

                       YEARS ENDED JUNE 30, 1997 AND 1996

Independent Auditor's Report

To the Stockholders CNL Realty Advisors, Inc. Orlando, Florida

  We have audited the accompanying balance sheets of CNL Realty Advisors, Inc. as of June 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CNL Realty Advisors, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

McDIRMIT, DAVIS, LAUTERIA, PUCKETT, VOGEL & COMPANY, P.A.

  September 4, 1997   Orlando, Florida

                           CNL REALTY ADVISORS, INC.

                                 BALANCE SHEETS

                             JUNE 30, 1997 AND 1996

                                                             1997      1996
                                                          ---------- ---------
                               ASSETS
Current Assets:
  Cash and cash equivalents (Notes 1 and 5).............. $  461,200 $   2,561
  Accounts receivable (Note 3)...........................     67,455   181,044
  Current Portion of Note receivable (Note 4)............     26,667       --
                                                          ---------- ---------
      Total current assets...............................    555,322   183,605
Amounts Due from Affiliated Entities (Notes 3 and 5).....    725,530       765
Note Receivable (Note 4).................................     46,666       --
Office Furnishings and Equipment, net of accumulated
 depreciation of $236,264 and $206,699 (Note 1)..........    178,449   231,578
                                                          ---------- ---------
                                                          $1,505,967 $ 415,948
                                                          ========== =========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable....................................... $  907,380 $  37,532
  Current Portion of Notes payable (Note 7)..............     60,481       --
  Income tax payable (Note 1)............................    179,318   797,569
                                                          ---------- ---------
      Total current liabilities..........................  1,147,179   835,101
Long-Term Indebtedness:
  Notes payable--Related party (Note 7)..................    112,412       --
                                                          ---------- ---------
      Total liabilities..................................  1,259,591   835,101
                                                          ---------- ---------
Stockholders' Equity:
  Capital Stock (Note 2):
    Common Stock--Authorized 10,000 shares; par value
     $1.00 per share; issued and outstanding 9,400 and
     2,765 shares, respectively..........................      9,400     2,765
    Class B Common Stock--Authorized 5,000 shares; par
     value $1.00 per share; issued and outstanding 2,365
     shares..............................................      2,365       --
  Additional paid-in capital.............................    234,135       --
  Retained earnings......................................        476  (421,918)
                                                          ---------- ---------
      Total stockholders' equity.........................    246,376  (419,153)
                                                          ---------- ---------
                                                          $1,505,967 $ 415,948
                                                          ========== =========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                           CNL REALTY ADVISORS, INC.

                              STATEMENTS OF INCOME

                       YEARS ENDED JUNE 30, 1997 AND 1996

                                                              1997       1996
                                                           ---------- ----------
Revenues:
  Fees (Note 3)........................................... $8,765,055 $6,737,164
  Other income............................................     14,672     16,988
                                                           ---------- ----------
    Total revenues........................................  8,779,727  6,754,152
                                                           ---------- ----------
Expenses:
  Salaries................................................  2,774,283  1,687,296
  General and administrative (Note 3).....................  3,386,512  2,466,054
  Discretionary amounts paid to affiliated entities.......  1,909,795    635,715
                                                           ---------- ----------
    Total expenses........................................  8,070,590  4,789,065
                                                           ---------- ----------
Income Before Provision for Income Taxes..................    709,137  1,965,087
Provision for Income Taxes (Note 1).......................    280,108    797,569
                                                           ---------- ----------
Net Income Transferred to Retained Earnings............... $  429,029 $1,167,518
                                                           ========== ==========


  The accompanying Notes to Financial Statements are an integral part of these statements.

                           CNL REALTY ADVISORS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       YEARS ENDED JUNE 30, 1997 AND 1996

                                   CLASS B ADDITIONAL  RETAINED
                            COMMON COMMON   PAID-IN    EARNINGS
                            STOCK   STOCK   CAPITAL    (DEFICIT)      TOTAL
                            ------ ------- ---------- -----------  -----------
Balance, June 30, 1995..... $2,765 $  --    $    --   $   801,879  $   804,644
  Net income for the year
   ended June 30, 1996.....    --     --         --     1,167,518    1,167,518
  Dividend distribution to
   parent company for the
   year ended June 30,
   1996....................    --     --         --    (2,391,315)  (2,391,315)
                            ------ ------   --------  -----------  -----------
Balance, June 30, 1996.....  2,765    --         --      (421,918)    (419,153)
  Net income for the year
   ended June 30, 1997.....    --     --         --       429,029      429,029
  Stock split (Note 2).....  6,635    --         --        (6,635)         --
  Issuance of common
   stock--Class B
   (Note 1)................    --   2,365    234,135          --       236,500
                            ------ ------   --------  -----------  -----------
Balance, June 30, 1997..... $9,400 $2,365   $234,135  $       476  $   246,376
                            ====== ======   ========  ===========  ===========


  The accompanying Notes to Financial Statements are an integral part of these statements.

                           CNL REALTY ADVISORS, INC.

                            STATEMENTS OF CASH FLOWS

                       YEARS ENDED JUNE 30, 1997 AND 1996

                                                         1997         1996
                                                      -----------  -----------
Cash--Beginning of Year.............................. $     2,561  $    30,178
                                                      -----------  -----------
Operating Activities:
  Cash collected from customers......................   8,878,644    6,713,983
  Other income.......................................      14,672       16,988
  Cash paid to employees and other operating cash
   payments..........................................  (7,108,395)  (4,787,965)
  Income tax paid....................................    (898,359)    (235,586)
                                                      -----------  -----------
      Net cash provided by (used in) operating
       activities....................................     886,562    1,707,420
                                                      -----------  -----------
Investing Activities:
  Increase in notes receivable.......................     (73,333)         --
  Purchase of office furnishings and equipment.......     (39,218)    (151,298)
                                                      -----------  -----------
      Net cash provided by (used in) investing
       activities....................................    (112,551)    (151,298)
                                                      -----------  -----------
Financing Activities:
  Net proceeds from borrowings.......................     172,893          --
  Proceeds from issuance of class B common stock.....     236,500          --
  Advances to affiliates.............................    (724,765)         --
  Dividends paid.....................................         --    (1,583,739)
                                                      -----------  -----------
      Net cash provided by (used in) financing
       activities....................................    (315,372)  (1,583,739)
                                                      -----------  -----------
Cash--End of Year.................................... $   461,200  $     2,561
                                                      ===========  ===========
Reconciliation of Net Income to Net Cash Provided by
 Operating Activities:
  Net income......................................... $   429,029  $ 1,167,518
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation.....................................      92,347       74,189
    Decrease in accounts receivable..................     113,589       14,436
    Increase (decrease) in income tax payable........    (618,251)     561,983
    Increase (decrease) in accounts payable..........     869,848     (110,706)
                                                      -----------  -----------
      Net cash provided by operating activities...... $   886,562  $ 1,707,420
                                                      ===========  ===========
Supplemental Disclosure of Non-Cash Financing
 Activity:
  Dividend distribution through reduction of advances
   due from related parties..........................              $   807,576
                                                                   ===========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                           CNL REALTY ADVISORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED JUNE 30, 1997 AND 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CNL Realty Advisors, Inc.'s (the "Company") accounting policies are in conformity with generally accepted accounting principles.

  Organization--The Company was organized under the laws of the State of Florida on December 16, 1991, as a wholly owned subsidiary of CNL Group, Inc. All outstanding shares of common stock are owned by CNL Group, Inc.

  On December 30, 1996, the Company authorized 5,000 Class B common shares. The Class B common shares are generally deemed to be, on a share-for-share basis, equivalent to one-tenth of a share of the Company's common shares with regard to voting rights, dividends and liquidation distributions. On December 31, 1996, the Company issued 2,365 Class B common shares in exchange for $236,500.

  In April 1997, the Company issued 1,765 shares of its common stock in exchange for all of the common stock of CNL Development Company (a wholly owned subsidiary of CNL Group, Inc.). Due to their common control by CNL Group, Inc., the Company has accounted for the acquisition in a manner similar to the pooling-of-interests method. Accordingly, the Company's financial statements have been restated to include the accounts and operations of CNL Development Company for all periods prior to the merger.

  Fair Value of Financial Instruments--The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of the short maturity of these items. The carrying amounts of the note payable--related party and notes receivable approximate fair value because the interest rates on these instruments change with market interest rates.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--For purposes of the statement of cash flows, cash and cash equivalents include cash and cash invested in liquid instruments with a maturity date of three months or less.

  Office Furnishings and Equipment--Office furnishings and equipment are stated at cost and are depreciated primarily using double-declining balance method over their estimated useful lives of five to seven years. Major renewals and betterments are capitalized; replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred. When office furnishings and equipment are sold or disposed of, the asset account and related accumulated depreciation account are relieved, and any resulting gain or loss is included in income.

  Income Taxes--The Company follows the consolidated policies of its parent company, CNL Group, Inc., in paying its portion of the consolidated Federal and State income taxes, if any, to the parent company.

  The Company is reporting on the accrual basis of accounting for both financial statement and income tax reporting purposes.

NOTE 2--CAPITAL STOCK:

  On December 30, 1996, the Company's board of directors approved a 7.635-for-1 split of the Company's common stock. As a result of the split, 6,635 shares were issued and retained earnings were reduced by $6,635. The par value of the stock remains unchanged.

                           CNL REALTY ADVISORS, INC.

                      YEARS ENDED JUNE 30, 1997 AND 1996


NOTE 3--RELATED PARTY TRANSACTIONS:

  Advisory and Acquisition Fees--Certain directors and officers of the Company are also directors and officers of Commercial Net Lease Realty, Inc. (a publicly traded real estate investment trust).

  On April 1, 1993, the Company and Commercial Net Lease Realty, Inc. (CNLRI) entered into an advisory agreement (the Agreement), which provides for the Company to perform services in connection with the day to day operations of CNLRI. In connection therewith, during the years ended June 30, 1997 and 1996, the Company received management and advisory fees from CNLRI of $1,844,743 and $1,126,342, respectively. In addition, the Company received acquisition fees and expense reimbursement fees from CNLRI of $2,368,051 and $2,004,289 for 1997 and 1996, respectively. These fees represent 1.5% (acquisition fees) and
 .5% (expense reimbursement fees) of the cost of the properties acquired by CNLRI.

  Accounts receivable at June 30, 1997 and 1996, included $49,261 and $5,687, respectively, of amounts due from CNLRI relating to management and advisory fees, acquisition fees and expense reimbursement fees.

  Development Fees--The Company provided build-to-suit development services to certain related entities. During the years ended June 30, 1997 and 1996, the Company received fees of $4,512,951 and $3,473,360, respectively, relating to such services. The Company also paid affiliated entities discretionary amounts totaling $1,909,795 and $635,715 during the years ended June 30, 1997 and 1996, respectively. At June 30, 1997, accounts payable includes $702,083 relating to these fees.

  During the years ended June 30, 1997 and 1996, certain affiliated entities provided accounting and administrative services to the Company. The Company incurred costs of $929,846 and $713,415, respectively, for such services.

  Amount Due From Affiliated Entities--The amount due of $725,530 at June 30, 1997, represents advances to the Company's parent company, CNL Group, Inc., and its subsidiaries.

NOTE 4--NOTE RECEIVABLE:

  The amount due is represented by a $80,000 promissory note dated March 24, 1997 to an employee. The note is payable $6,667 quarterly, commencing on July 1, 1997. Interest, at prime, is payable quarterly. At June 30, 1997, the amount due is summarized as follows:

      Year Ending June 30,
        1998............................................................ $26,667
        1999............................................................  26,667
        2000............................................................  19,999
                                                                         -------
          Total......................................................... $73,333
                                                                         =======

NOTE 5--CONCENTRATION OF CREDIT RISK:

  Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash equivalents and accounts receivable.

  The Company maintains cash balances at financial institutions and invests in unsecured money market funds. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At June 30, 1997, uninsured cash deposits and cash invested in money market funds totaled $361,200.

                           CNL REALTY ADVISORS, INC.

                      YEARS ENDED JUNE 30, 1997 AND 1996

NOTE 5--CONCENTRATION OF CREDIT RISK:--(CONTINUED)

  Concentrations of credit risk with respect to accounts receivable relates to the Company's business activity being primarily within the real estate industry. The Company limits its credit risk by the dispersion of activity across many geographic areas throughout the United States (See Note 3).

NOTE 6--PROFIT SHARING PLAN:

  The Company is included with its parent company's defined contribution profit sharing plan. This plan qualifies under Section 401(a) and 501(a) of the Internal Revenue Code of 1974 (ERISA) and is not subject to minimum funding requirements. The plan covers all eligible employees of the Company and its subsidiaries upon completion of one year of service. The plan provides for employee contributions under a salary reduction plan, section 401(k). The employees may elect to contribute from 1% to 15% of salary to a maximum under IRS regulations. The Company is required to match 50% of the employee contribution to a maximum of 3% of salary. For the year ended June 30, 1997 and 1996, the Company's contribution, including administrative costs, amounted to $44,365 and $30,009, respectively.

NOTE 7--NOTES PAYABLE--RELATED PARTY:

  The Company was allocated a portion of various notes of its parent company for the acquisition of certain office furniture and equipment used by the Company. The notes carry interest at prime plus one-quarter to one-half percent. The aggregate maturities of the allocated indebtedness to the Company's parent at June 30, 1997, is as follows:

      Year Ending June 30,
        1998........................................................... $ 60,481
        1999...........................................................   59,284
        2000...........................................................   38,106
        2001...........................................................   15,022
                                                                        --------
          Total........................................................ $172,893
                                                                        ========

                          MCDIRMIT, DAVIS, LAUTERIA,
                        PUCKETT, VOGEL & COMPANY, P.A.
                         CERTIFIED PUBLIC ACCOUNTANTS

612 E. COLONIAL DR., SUITE 350                  605 E. ROBINSON ST., SUITE 700
ORLANDO, FLORIDA 32803-4603                             ORLANDO, FLORIDA 32801
TEL (407) 648-0713                                          TEL (407) 843-5406
FAX (407) 839-3975                                          FAX (407) 649-9339




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors
CNL Realty Advisors, Inc.

  We agree to the use of our report, dated September 4, 1997, on our audit of the financial statements of CNL Realty Advisors, Inc. for the years ended June 30, 1997 and 1996, as needed.


/s/ McDirmit, Davis, Lauteria, Puckett, Vogel & Company, P.A.


November 13, 1997

                       COMMERCIAL NET LEASE REALTY, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 18, 1997
                                  COMMON STOCK

  The undersigned hereby appoints James M. Seneff, Jr. and Robert A. Bourne, and any of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of Common Stock that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the annual meeting (including all adjournments thereof) of stockholders of Commercial Net Lease Realty, Inc. (the "Meeting") to be held on December 18, 1997, at 10:00 a.m. local time at 450 E. South Street, Orlando, Florida.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

I. PROPOSAL I. To elect six directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified.

   [_] GRANT AUTHORITY to vote for all nominees listed below (except as marked to the contrary below).

   [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

            Robert A. Bourne, Edward Clark, Willoughby T. Cox, Jr., Clifford R. Hinkle, Ted B. Lanier, James M. Seneff, Jr.


 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, LINE THROUGH OR STRIKE OUT THE NAME OF ANY NOMINEE LISTED ABOVE.

 -------------------------------------------------------------

II. PROPOSAL II. Approval and Adoption of the Merger pursuant to an Agreement and Plan of Merger, dated as of May 15, 1997, among Commercial Net Lease Realty, Inc., Net Lease Realty II, Inc., CNL Realty Advisors, Inc., Robert
    A. Bourne, CNL Group, Inc., Kevin B. Habicht and Gary M. Ralston.

                       [_] FOR  [_] AGAINST  [_] ABSTAIN

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



III. PROPOSAL III. Approval and adoption of an Amendment to Section 1 of
     Article VII of the Articles of Incorporation of Commercial Net Lease Realty, Inc. to (i) increase the number of authorized shares of Common Stock, $.01 par value per share, from fifty million (50,000,000) shares to ninety million (90,000,000) shares, and (ii) increase the number of authorized shares of Excess Stock, $.01 par value per share, from fifty million (50,000,000) shares to ninety million (90,000,000) shares.

                       [_] FOR  [_] AGAINST  [_] ABSTAIN

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS II AND III.

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, the shares represented by this Proxy will be voted FOR Proposals I, II and III. In addition, the proxies may vote in their discretion on such other matters as may properly come before the Meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF COMMERCIAL NET LEASE REALTY, INC.

SIGNATURE(S):
             -------------------------------------------

TITLE/AUTHORITY:
                 ---------------------------------------

DATED:                              , 1997
       ----------------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. The proxies are authorized in their discretion, to vote such shares upon any other business that may properly come before the Meeting and all adjournments and postponements thereof.

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.